As filed with the Securities and Exchange Commission on October 16, 1996.

                                                    Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM S-1

                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                           7378
    (State of Incorporation)      (Primary Standard Industrial                    41-1853438
                                   Classification Code Number)       (I.R.S. Employer Identification No.)

                               11401 Rupp Drive
                         Burnsville, Minnesota 55337
                                (612) 944-9448
             (Address, including zip code, and telephone number,
      including area code, of registrant's principal executive offices)

                              Michael F. Cibulka
                           Chief Executive Officer
                               11401 Rupp Drive
                         Burnsville, Minnesota 55337
                             Tel: (612) 944-9448
                             Fax: (612) 882-3895
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  Copies to:

           Mark S. Weitz
         Wendy C. Skjerven                  Joel I. Papernik
    Leonard, Street and Deinard       Squadron, Ellenoff, Plesent,
      Professional Association              & Sheinfeld, LLP
             Suite 2300                     551 Fifth Avenue
       150 South Fifth Street              New York, NY 10176
    Minneapolis, Minnesota 55402          Tel: (212) 661-6500
        Tel: (612) 335-1517               Fax: (212) 697-6686
        Fax: (612) 335-1657

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                       CALCULATION OF REGISTRATION FEE

                                                           Proposed Maximum  Proposed Maximum
          Title of Each Class of            Amount to be    Offering Price  Aggregate Offering     Amount of
       Securities to be Registered         Registered (1)   Per Share (2)       Price (2)       Registration Fee
  Common Stock, $.01 par value per share     2,300,000         $10.00          $23,000,000         $7,931.03

(1) Includes 300,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.
                                  ______________
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securitiesmay not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED OCTOBER 16, 1996

                               2,000,000 Shares
                                    [Logo]
                    ExpressPoint Technology Services, Inc.
                                 Common Stock

   All of the 2,000,000 shares of Common Stock offered hereby are being sold by ExpressPoint Technology Services, Inc. ("ExpressPoint" or the "Company").

   Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation on the Nasdaq Stock Market's National Market under the symbol "EXPT."

   For a discussion of certain material factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" commencing on page 7 and "Dilution" commencing on page 13.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     Price to         Underwriting      Proceeds to
                      Public          Discount (1)      Company (2)
Per Share           $                  $                $
Total (3)           $                  $                $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses estimated to be $        payable by
    the Company.

(3) The Company and certain stockholders of the Company (the "Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to 300,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $       , $       , $
    and $        , respectively. See "Underwriting."

   The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Rodman & Renshaw, Inc., New York, New
York, on or about             , 1996.

                            Rodman & Renshaw, Inc.

             The date of this Prospectus is              , 1996.

              Three to five photographs depicting the Company's
               facilities, operations and/or finished product.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   ExpressPoint(r) is a registered trademark of the Company. This Prospectus also includes trade names, trademarks and registered trademarks of companies other than the Company.

                              PROSPECTUS SUMMARY

   Simultaneously with, and as a condition to the closing of the offering made by this Prospectus (the "Offering"), ExpressPoint Technology Services, Inc. will acquire two technology support service companies, Amcom Corporation ("Amcom") and Delta Parts, Inc. ("Delta Parts," together, the "Founding Companies") in exchange for shares of its Common Stock and cash (the "Acquisition"). Unless otherwise indicated, all references herein to ExpressPoint Technology Services, Inc. or ExpressPoint shall mean ExpressPoint Technology Services, Inc. prior to the effectiveness of the Acquisition, and references herein to the Company shall include the Founding Companies. See "Organization."

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes (i) adjustment to give effect to the Acquisition, (ii) an initial public offering price of $9.00 and (iii) no exercise of the Underwriters' over-allotment option. This Prospectus includes forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Certain factors that might cause such differences include, but are not limited to, those discussed in the section entitled "Risk Factors."

                                 The Company

   ExpressPoint Technology Services, Inc. has agreed to acquire Amcom and Delta Parts, two established, independent technology support service companies, in order to create a platform from which to launch the development of an international company capable of providing comprehensive, cost-effective technology support services to keep computers, point of sale ("POS") systems, banking equipment and computer networks operational. The Company's services consist of depot repair and refurbishment (as opposed to on-site repair), spare parts sales, systems integration and sales and inventory and logistics management. The Company also markets primarily refurbished computer, banking and POS systems, as well as its proprietary ExpressPoint(R) POS software system. The Company primarily utilizes used parts for its sales, repair and systems integration businesses, which allows it to offer its customers a less costly solution to their maintenance requirements. Although ExpressPoint has conducted no operations to date, it has entered into agreements to acquire Amcom and Delta Parts simultaneously with the closing of this Offering. After the Acquisition, management believes the Company will be well-positioned to become one of the leading technology support service companies in the United States. Pro forma combined revenues and net income for the fiscal year ended December 31, 1995 were $27.0 million and $1.1 million, respectively. For the six months ended June 30, 1996, pro forma combined revenues and net income were $18.6 million and $1.1 million, respectively, as compared to $11.6 and $0.2 million, respectively, for the six months ended June 30, 1995.

   The Company believes that there is a strong trend in the technology support service industry towards outsourcing. Equipment manufacturers, third party maintenance organizations, resellers/dealers and self- maintainers, all of which traditionally performed their repair and maintenance work in-house, are increasingly outsourcing their repair needs, spare parts stocking and inventory management to what is referred to in the industry as "fourth party" service providers such as the Company. Management believes equipment manufacturers want to focus their resources on their primary business of selling new systems, responding to the accelerated pace of product lifecycles and reducing their costs and capital requirements. Management further believes that equipment manufacturers are finding it increasingly difficult to manage the repair and inventory needs of today's multivendor systems--systems which integrate components from several different manufacturers. Further, these organizations are looking to reduce the size of their vendor base and rely on a small number of vendors to concentrate their repair, logistic and other value-added services. These trends have created the opportunity for a fourth party service provider, such as the Company, to develop into a major company serving customers throughout the United States and internationally. According to Dataquest, the total size of the U.S. fourth party service market in 1994 was estimated to be $1.1 billion and is projected to be $1.9 billion in 1999, representing a compounded annual growth rate of 13.1%.

   The Company plans to grow through both internal growth and acquisitions. The Company believes that it has the financial strength and stability and the necessary infrastructure, personnel and systems to capitalize on current industry trends. To date, the Company has been successful in establishing strong relationships with many leading corporations, including equipment manufacturers such as NCR Corporation, formerly known as AT&T Global Information Solutions ("NCR"), Digital Equipment Corporation ("DEC"), and Hewlett-Packard Company ("Hewlett-Packard"); resellers/dealers such as MicroAge, Inc. ("MicroAge") and Intelligent Electronics, Inc. ("Intelligent Electronics"); third party maintenance organizations such as Electronic Data Systems Corp. ("EDS"), DecisionOne Corporation ("DecisionOne") and Siemens-Nixdorf Information Systems, Inc. ("Siemens-Nixdorf"); and self-maintainers such as The Von's Companies ("Von's"), Melville Corporation ("Melville"), Key Bank USA, NA ("Key Bank") and Federal Express Corporation ("FedEx").

   The Company believes an acquisition strategy is timely because, according to an industry study commissioned on behalf of the Company, the technology support service industry is highly fragmented with over 2,000 companies in the United States, many of which have annual sales of less than $5.0 million. The Company plans to implement its acquisition program by focusing on companies with complementary services and market niches. It believes it will be an attractive acquisition partner to other companies due to its (i) strategy for creating a national company, (ii) increased financial strength and visibility as a public company and (iii) experience in developing and maintaining strong customer relationships.

   The Company believes its overall strengths include its (i) reputation as a reliable provider of technology support services, (ii) broad based technical knowledge and expertise, (iii) well-managed inventory systems and extensive database for sourcing parts, which allow for rapid turnaround on customer orders, (iv) ability to avoid the costly overhead involved with "feet on the street" service--repair work done at customer sites and (v) emphasis on developing a long-term relationship with customers, by working with them to determine, plan for and meet their needs.

   In the near term, the Company will maintain its two principal executive offices at 6205 Bury Drive, Eden Prairie, Minnesota 55346, telephone number
(612) 949-9400 and 11401 Rupp Drive, Burnsville, Minnesota 55337, telephone number (612) 944-9448.

                                 The Offering

Common Stock Offered by the Company                     2,000,000 shares
Common Stock to be Outstanding After the Offering       4,584,249 shares (1)
Use of Proceeds                                         For payment of the cash portion of the purchase price
                                                        for the Acquisition, including expenses associated
                                                        therewith, repayment of certain notes issued to Amcom
                                                        employees in September 1996 and general corporate
                                                        purposes, including potential future acquisitions. See
                                                        "Use of Proceeds."
Proposed Nasdaq National Market Symbol                  "EXPT"

________
(1) Includes (i) 2,584,149 shares of Common Stock to be issued to Amcom and Delta Parts shareholders in connection with the Acquisition, but excludes
    (ii) options to purchase 879,892 shares of Common Stock at an exercise price of $2.00 per share, (iii) options to purchase 25,000 shares of Common Stock at an exercise price of $6.75 per share, (iv) options to purchase 334,532 shares of Common Stock at exercise prices ranging from $0.01 to $6.75 per share, (v) warrants to purchase 222,926 shares of Common Stock at exercise prices ranging from $0.7092 to $5.00 per share and
    (vi) an aggregate of 925,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan, Non-Employee Director Stock Option Plan and Employee Stock Purchase Plan (collectively, the "Plans"). See "Management--Stock Option Plans."

                  Summary Pro Forma Combined Financial Data

   ExpressPoint will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. The Acquisition will be recorded using the purchase method of accounting with Delta Parts treated as the acquirer in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97. See "Organization," "Certain Transactions--Organization of the Company," Unaudited Pro Forma Combined Financial Statements and Notes to Pro Forma Combined Financial Statements.

                                                                                  Pro Forma
                                                                ----------------------------------------------
                                                                 Year Ended       Six Months Ended June 30,
                                                                December 31,    ------------------------------
Statements of Operations Data: (1)                                  1995            1995            1996
                                                               --------------- --------------  ---------------
Revenues                                                         $27,026,836    $11,631,484     $18,579,952
Cost of sales                                                     15,537,678      6,803,157      11,072,758
                                                               --------------- --------------  ---------------
 Gross profit                                                     11,489,158      4,828,327       7,507,194
Operating expenses:
 Selling, general and administrative (2)(3)(4)                     9,118,749      4,307,986       5,405,975
 Goodwill amortization (5)                                           368,941        184,470         184,470
                                                               --------------- --------------  ---------------
 Operating income                                                  2,001,468        335,871       1,916,749
Nonoperating expenses:
 Interest expense, net (6)                                           179,497         67,430         102,426
 Other expense                                                           680            181             509
                                                               --------------- --------------  ---------------
Pro forma income before income tax provision                       1,821,291        268,260       1,813,814
Pro forma income tax provision (7)                                   692,091        101,939         689,249
                                                               --------------- --------------  ---------------
Pro forma net income                                             $ 1,129,200    $   166,321     $ 1,124,565
                                                               =============== ==============  ===============
Pro forma net income per share                                   $       .30    $       .04     $       .30
                                                               =============== ==============  ===============
Shares used in computing pro forma net income per share (8)        3,706,960      3,706,960       3,706,960
                                                               =============== ==============  ===============

                                                       As of June 30, 1996
                                                                          Pro Forma
Selected Balance Sheet Data: (1)             Actual       Pro Forma    As Adjusted (9)
                                         -------------- -------------  ----------------
Cash                                        $    100     $   296,712     $ 9,156,712
Working capital                                  100       6,117,933      14,977,933
Total assets                                     100      22,102,957      30,962,957
Short-term debt                                   --       1,144,102       1,144,102
Long-term debt, net of current portion            --         435,852         435,852
Total stockholders' equity                       100      17,603,163      26,463,163

_________

(1) Assumes that the closing of the Acquisition had occurred as of January 1, 1995, in the case of the pro forma statements of operations data, and as of June 30, 1996, in the case of the pro forma balance sheet data. The unaudited summary pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited summary pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited summary pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus. The aggregate consideration for the Acquisition is $16.7 million, which consists of (i) $6.3 million of cash to be paid to the Amcom shareholders upon the consummation of the Offering, (ii) $10.0 million estimated fair value of 1,108,647 shares of Common Stock to be issued to the Amcom shareholders and (iii) $0.5 million of the Acquisition transaction costs.

(2) Includes a pro forma adjustment to reflect adjustment to compensation expense of the officers of Amcom based upon employment agreements entered into in September 1996 in contemplation of the Acquisition pursuant to which the ExpressPoint Notes, as set forth and defined in footnote 9, were issued. Does not reflect costs (which will be significant) related to other employees of the Company or corporate expenses related to being a public company. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations," "Management -- Executive Compensation," "--Employment Agreements" and Notes to Pro Forma Combined Financial Statements.

(3) Includes a pro forma adjustment to eliminate compensation expense associated with Amcom's contributions to an Employee Stock Ownership Plan (the "Amcom ESOP") which will be terminated in connection with the Acquisition.

(4) Includes a pro forma adjustment to reflect an excise tax liability of Amcom resulting from the termination of the Amcom ESOP.

(5) Includes a pro forma adjustment to reflect the amortization expense on the goodwill recorded in connection with the Acquisition.

(6) Includes a pro forma adjustment to reflect the elimination of interest expense attributable to certain Delta Parts Convertible Notes which will be converted into Common Stock in connection with the Acquisition.

(7) Includes a pro forma adjustment to reflect the provision for income taxes on the unaudited pro forma combined statements of operations at an effective tax rate of 38% for all periods presented.

(8) Computed on a basis described in Note 5 of Notes to Pro Forma Combined Financial Statements.

(9) Adjusted to give effect to the net proceeds of the Offering and the anticipated use of the net proceeds to pay $6.3 million of cash consideration to the Amcom shareholders and $350,000 of the Acquisition transaction costs. Does not give effect to $2,316,800 of demand notes issued to certain employees of Amcom in September 1996, which are anticipated to be paid upon completion of the Offering (the "ExpressPoint Notes").

                                 RISK FACTORS

   Prospective investors of the Common Stock offered herein should consider carefully the following factors as well as the other information set forth in this Prospectus in evaluating an investment in the Company.

Absence of Combined Operating History; Risks of Integration
   ExpressPoint was founded in April 1996 and has conducted no operations to date. ExpressPoint has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the closing of the Offering. Prior to the consummation of the Offering, the Founding Companies have been operating as independent entities and there can be no assurance that ExpressPoint will be able to integrate successfully these businesses. The management groups of the Founding Companies have not previously worked together and there can be no assurance that the combined management will effectively be able to oversee the combined entity and implement the Company's operating or growth strategies. See "Organization," "Business--Integrated Growth Strategy" and "Management."

Growth and Acquisition Risk
   A central part of the Company's integrated growth strategy is to increase its revenues and its market share through the acquisition of additional technology support service companies which will complement its existing businesses. There can be no assurance that the Company will be able to identify or reach mutually agreeable terms with acquisition candidates or that the Company will be able to manage profitably additional businesses or integrate successfully such additional businesses into the Company. Acquisitions may involve a number of special risks including adverse short-term effects on the Company's reported operating results; diversion of management's attention; dependence on retention, hiring and training of key personnel; risks associated with unanticipated problems or legal liabilities; and the need to amortize acquired intangible assets. Some or all of these risks could have a material adverse effect on the Company's financial condition and results of operations.

   The Company believes that consolidation will become more prevalent in the technology support service industry. Increased competition for attractive acquisition candidates may increase the prices for such candidates and there can be no assurance that acquisitions will be available to the Company on favorable terms. In addition, there can be no assurance that businesses acquired in the future will achieve sales and profitability that justify the investment therein. See "Business--Integrated Growth Strategy."

Need for Additional Financing to Implement Acquisition Strategy

   The Company currently intends to finance future acquisitions by using its Common Stock for all or a portion of the consideration to be paid. In the event that the Company's Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept the Company's Common Stock as consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain capital through additional debt or equity financings. Although the Company is in the process of negotiating a line of credit of up to $15.0 million for working capital and acquisitions, there can be no assurance that such negotiations will be successfully concluded or that such line of credit will be sufficient to achieve the Company's growth strategy. If the Company is unable to obtain sufficient financing, it may be unable to fully implement its acquisition strategy. See "Use of Proceeds," "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Liquidity and Capital Resources" and "Business--Integrated Growth Strategy."

Dependence on Certain Technologies; Excess or Unusable Inventory
   The technology support service industry and, in particular, the computer industry, have been characterized by rapid technological change, compressed product lifecycles and pricing and margin pressures. Improvements in technology and quality of hardware products or other factors may result in a reduced need for parts and systems repairs in the future or may render existing products and services obsolete. The Company's continued success will depend on its ability to anticipate technological developments to avoid holding obsolete inventory, to develop the engineering and technical knowledge and skills necessary to repair new generations of technology and to expand its services to address the requirements of increasingly sophisticated customers. Although the Company believes that it will be able to offer its services based on new generations of technology as they emerge, there can be no assurance that the Company will be able to do so on a cost-effective basis, that such technologies will not render obsolete the Company's role as a provider of refurbished systems, parts and repairs or that the Company can avoid large inventory stocks of obsolete, unsaleable inventory. Excess, obsolete or otherwise unusable inventory could have a material adverse effect on the Company's financial condition, liquidity and results of operations. See "Business--Operations."

Customer Concentration; Fixed-Price Contracts
   For the six months ended June 30, 1996, the Company on a pro forma combined basis derived approximately 30% of its revenues from NCR. While NCR has maintained an eight-year relationship with Amcom, there can be no assurance that NCR will continue to utilize the Company's services to the same extent that it has done in the past or at all. Any substantial change in the Company's relationship with NCR could have a material adverse effect on the Company's financial condition and results of operations. Moreover, several of the Company's contracts are negotiated on a fixed-price basis and, if the repairs and services required under the contract exceed the Company's original expectations, such contracts may prove unprofitable for the Company, which could adversely affect the Company's financial condition and results of operations. See "Business--Major Customers."

Competition
   The technology support service industry is highly competitive. The Company believes that over 2,000 companies nationwide currently offer some or all of the services offered by the Company, including several companies that are substantially larger than the Company or have greater financial resources. Certain of these competitors may choose to enter the Company's more specialized areas of operation in the future. An additional significant source of competition is the in-house service and repair capabilities of equipment manufacturers and third party maintenance organizations. While the Company has benefited greatly from a recent trend toward outsourcing by such companies, there can be no assurance that these businesses will continue to outsource technology support functions. In addition, the Company intends to enter new product, service and geographic areas through internal growth and acquisitions and expects to encounter significant competition from established competitors in such new areas. As a result of this highly competitive environment, the Company may lose customers or have difficulty in acquiring new customers and its business may be adversely affected. See "Business--Competition."

Sourcing Spare Parts, Component Parts and Systems
   The Company's success is dependent on its ability to source spare parts quickly and economically and to distribute a wide variety of spare parts, component parts and systems. To date, the Company has not experienced difficulties or delays in obtaining spare parts, component parts or systems economically and on a timely basis, in part because of the Company's knowledge of the industry, along with its extensive database for sourcing such products. There can be no assurance, however, that the Company will be able to continue to obtain spare parts, component parts and systems and, if so, to obtain such parts or systems on an economical basis.

Potential Fluctuations in Operating Results; Effect on Price of Common Stock; Volatility of Stock Price
   Results for any quarter are not necessarily indicative of the results that the Company may achieve for any subsequent quarter or for a full fiscal year. Quarterly results may vary materially as a result of the timing and structure of acquisitions, the timing and magnitude of costs related to such acquisitions and the gain or loss of material client relationships. Since a significant portion of the Company's revenues are generated from large contracts or orders, the timing or completion of such contracts could result in fluctuations in the Company's results of operations for particular quarterly periods. In addition, the Company has bid and may continue to bid for significant special projects which can be non-recurring in nature. These projects can produce quarterly fluctuations in revenue and gross margins. Further, the anticipated financial benefits of the combination of the Founding Companies may not be generated immediately, if at all, and the Company's initial results as a combined company may reflect increased corporate overhead that exceeds the realized benefits. Such fluctuations in operating results may adversely affect the market price of the Company's Common Stock. The market price for the Company's Common Stock may also fluctuate in response to material announcements by the Company or significant clients of the Company, changes in economic or other conditions impacting the Company's major customers and general economic conditions. See "Management's Discussion and Analysis of Pro Forma Combined Financial Condition and Pro Forma Combined Results of Operations--Seasonality and Fluctuations."

Reliance on Key Personnel and Trained Technical Personnel
   The Company's operations are dependent on the continued efforts of Michael
F. Cibulka, President and Chief Executive Officer, Del M. Johnson, Vice-Chairman and the President of the Amcom Division, and the other executive officers of the Founding Companies. Furthermore, the Company will also be dependent on the senior management of businesses acquired in the future. If any of these people are unable or unwilling to continue in their present roles or if the Company is unable to attract and retain other skilled employees, the Company's business could be adversely affected. In addition, the Company is dependent on its ability to attract and retain skilled technical personnel. Competition for such qualified technical personnel in the industry is intense and there can be no assurance that the Company will be able to attract and retain such personnel.

Control by Management
   Following the completion of the Offering, the directors and executive officers of the Company and entities affiliated with them, will beneficially own approximately 45.7% of the then outstanding shares of Common Stock (42.3% if the Underwriters' over-allotment option is exercised in full) and are likely to be able to exercise substantial control over the Company's affairs. These stockholders acting together would likely be able to elect a sufficient number of directors to control the Company's Board of Directors and to approve or disapprove any matter submitted to a vote of stockholders. See "Principal and Selling Stockholders" and "Description of Securities."

Potential Effect of Shares Eligible for Future Sale on Price of Common Stock
   Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon completion of this Offering, the Company will have 4,584,249 shares of Common Stock outstanding (4,784,249 shares if the Underwriters' over-allotment option is exercised in full). In addition, the Company has outstanding options to purchase 1,239,424 shares of Common Stock, warrants to purchase 222,926 shares of Common Stock and an aggregate of 925,000 shares of Common Stock reserved for issuance under the Plans.

   The 2,000,000 shares of Common Stock offered hereby (2,300,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act except for any shares purchased by an "affiliate" of the Company within the meaning of Rule 144. The remaining 2,584,249 outstanding shares of Common Stock will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities

Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities. The Company's officers, directors and certain of its stockholders, holding approximately 2,084,249 shares of Common Stock, have agreed, for a period of 180 days from the date of this Prospectus, not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any securities of the Company, without the prior written consent of Rodman & Renshaw, Inc. (the "Lock-Up"). In addition, such individuals, having the right to acquire an aggregate of 1,462,350 shares issuable upon the exercise of options or warrants, have agreed to the same restrictions on disposition.

   As soon as practicable after the effective date of the Offering, the Company intends to register on Form S-8 for resale 722,147 shares of Common Stock held by the Amcom ESOP (the "ESOP Shares"). Of the ESOP Shares, approximately 222,000 will be subject to the Lock-Up. Pursuant to the terms of the Acquisition, the Amcom ESOP will be terminated upon the closing of the Acquisition, and the Company will immediately file an application for determination of qualified status with the Internal Revenue Service. Until a favorable determination with regard to the qualified status of the ESOP is obtained from the Internal Revenue Service, no ESOP Shares will be distributed to the ESOP participants, except as required by law. It is expected that such determination will not be received until five to nine months subsequent to the Amcom ESOP termination. Upon such distribution, the ESOP Shares distributed to non-affiliates will be freely tradeable. See "Principal and Selling Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

   The Company has reserved for future issuance under the Plans an aggregate of 925,000 shares of Common Stock. The Company intends to register the shares issuable upon exercise of options when granted under the Plans and, upon such registration, such shares will be eligible for resale in the public market.

   The Company has agreed not to offer or sell any shares of Common Stock of the Company for a period of 180 days following the date of this Prospectus without the prior written consent of Rodman & Renshaw, Inc., except that the Company may issue Common Stock in connection with acquisitions or upon the exercise of outstanding options or options granted under the Plans.

Absence of Public Market and Determination of Offering Price
   Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price has been determined by negotiations between the Company and the Representatives and may bear no relation to the market price for the shares subsequent to the Offering. There can be no assurance that the price as so determined is representative of the current or future market value of the Common Stock offered hereby. The Company has applied for quotation on the Nasdaq National Market. However, there can be no assurance that an active trading market will develop subsequent to the Offering or, if developed, will be sustained.

Immediate and Substantial Dilution
   The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of $5.61 per share. In the event the Company issues additional Common Stock in the future, including shares which may be issued in connection with future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Company. See "Dilution."

                                 ORGANIZATION

   Simultaneously with the closing of the Offering, ExpressPoint will acquire Amcom and Delta Parts, two established, independent technology support service companies.

   All common shares of the Founding Companies will be acquired for $6,300,000 in cash and the issuance of an aggregate of 2,584,149 shares of Common Stock (including 129,705 shares issuable upon conversion of $453,967 principal amount and interest to the end of the term of Delta Parts Convertible Notes) in exchange for Founding Company shares on a one-for-one basis.

   In September 1996, certain Amcom employees agreed to terminate their employment agreements in exchange for options to purchase 879,892 shares of Common Stock at an exercise price of $2.00 per share and $2,316,800 of ExpressPoint Notes. These agreements resulted in charges to the operations of ExpressPoint of $6,496,287 in September 1996.

   In connection with the Acquisition, ExpressPoint will replace employee and director stock options to purchase 334,532 shares of Delta Parts common stock at prices ranging from $0.01 to $6.75 per share and warrants to purchase 222,926 shares of Delta Parts common stock at prices ranging from $0.7092 to $5.00 per share with options and warrants on the same terms to purchase the same number of shares of the Company's Common Stock.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock being offered hereby are estimated to be $15,510,000, ($17,184,000 if the Underwriters' over-allotment option is exercised in full) after deducting the underwriting discount and estimated offering expenses. Of this amount, $6,300,000 will be used to pay the cash portion of the Acquisition purchase price for Amcom; $2,316,800 will be used to repay the ExpressPoint Notes issued in September 1996, to certain Amcom shareholders and key employees, who will become officers, directors or 5% stockholders of the Company, in exchange for modifying their current employment arrangements; and $350,000 will be used to pay a portion of the Acquisition transaction costs. In addition, if the Company is unable to obtain the release of personal guarantees of Michael F. Cibulka, President and Chief Executive Officer, and Mark P. Duffy, Chief Operating Officer, for approximately $906,000 of Delta Parts indebtedness or is otherwise unable to refinance such indebtedness as is required under the terms of the Acquisition, the Company will use proceeds from the Offering to repay such indebtedness. See "Certain Transactions--Organization of the Company."

   The remaining net proceeds will be used for general corporate purposes, including working capital, and also may be utilized in connection with future acquisitions. As of the date of the Prospectus, the Company has no understandings, commitments or agreements with respect to any such transactions at the present time. Pending such uses, the net proceeds will be invested in short-term interest bearing investment grade securities.

                               DIVIDEND POLICY

   The Company intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes and therefore does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                                CAPITALIZATION

   The following table sets forth the capitalization at June 30, 1996 of the Company (assuming the Acquisition had been consummated as of that date) and as adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered hereby and the application of a portion of the estimated net proceeds therefrom. See "Selected Pro Forma Combined Financial Data" and "Use of Proceeds." This table should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                             As of June 30, 1996
                                                                   ---------------------------------------
                                                                                               Pro Forma
                                                                    Actual     Pro Forma      As Adjusted
                                                                    -------- --------------  --------------
Short-term debt (including current portion of long-term debt)                 $ 1,144,102     $ 1,144,102
Long-term debt, excluding current portion                                         435,852         435,852
Stockholders' equity:
Common Stock, $0.01 par value, 15,000,000 shares
 authorized; 100 issued and outstanding actual; 2,584,249 issued and outstanding pro forma 4,584,249 issued and
 outstanding pro forma as adjusted (1)                               $  1          25,842          45,842
Additional paid-in capital                                             99      12,372,152      21,212,152
Retained earnings                                                               5,249,972       5,249,972
Loans to stockholders                                                             (44,803)        (44,803)
Total stockholders' equity                                            100      17,603,163      26,463,163
 Total capitalization                                                $100     $19,183,117     $28,043,117

__________

(1) Does not include (i) options to purchase 879,892 shares of Common Stock at an exercise price of $2.00 per share, (ii) options to purchase 25,000 shares of Common Stock at an exercise price of $6.75 per share, (iii) options to purchase 334,532 shares of Common Stock at exercise prices ranging from $0.01 to $6.75 per share, (iv) warrants to purchase 222,926 shares of Common Stock at exercise prices ranging from $0.7092 to $5.00 per share and (v) an aggregate of 925,000 shares of Common Stock reserved for issuance under the Plans. See "Management--Stock Option Plans."

                                   DILUTION

   The net tangible book value of the Company at June 30, 1996 on a pro forma basis, giving effect to the Acquisition, was $6,702,615 or $2.59 per share of Common Stock pro forma net tangible book value per share represents the Company's pro forma total tangible assets less its pro forma total liabilities, divided by the pro forma total number of outstanding shares of Common Stock. After giving effect to the sale of the 2,000,000 shares of Common Stock offered hereby at an assumed offering price of $9.00 per share (after deducting underwriting discounts and estimated offering expenses) and the application of the estimated net proceeds therefrom, the adjusted pro forma net tangible book value of the Company at June 30, 1996 would have been $15,562,615 or $3.39 per share. This represents an immediate increase in such net tangible book value of $0.80 per share to existing stockholders and an immediate dilution of $5.61 per share to new investors purchasing the shares in the Offering. The following table illustrates pro forma dilution to new investors:

    Assumed initial public offering price per share                                 $       9.00
    Pro forma net tangible book value per share before Offering         $   2.59
    Increase attributable to new investors                                  0.80
                                                                     -------------
    Adjusted pro forma net tangible book value per share after Offering                     3.39
                                                                                    -------------
    Dilution in net tangible book value per share to new investors                  $       5.61
                                                                                    =============

   The following table sets forth at the date of this Prospectus the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid by existing stockholders (after giving effect to the Acquisition) and by the investors in this Offering.

                             Shares Acquired       Total Consideration     Average Price
                          ----------------------  -----------------------
                            Number     Percent      Amount      Percent      Per Share
                         ------------  --------- -------------  --------- ----------------
Existing stockholders      2,584,249     56.4%    $ 5,465,107     23.3%       $   2.11
New investors              2,000,000     43.6      18,000,000     76.7            9.00
                           ---------    -----      ----------    -----
  Total                    4,584,249    100.0%     23,465,107    100.0%
                           =========    =====      ==========    =====

__________

  The foregoing tables exclude the exercise of all outstanding warrants and stock options. To the extent that any existing warrants or options granted or to be granted are exercised in the future at a price less than the Price to Public, there will be further dilution to new investors. See
"Management--Stock Option Plans."

                  SELECTED PRO FORMA COMBINED FINANCIAL DATA

   ExpressPoint will acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. The Acquisition will be recorded using the purchase method of accounting with Delta Parts treated as the acquirer in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 97. See "Organization," "Certain Transactions--Organization of the Company," Unaudited Pro Forma Combined Financial Statements and Notes to Pro Forma Combined Financial Statements.

                                                                                  Pro Forma
                                                                ----------------------------------------------
                                                                                  Six Months Ended June 30,
                                                                                ------------------------------
                                                                 Year Ended
                                                                December 31,
Statements of Operations Data: (1)                                  1995            1995            1996
                                                               --------------- --------------  ---------------
Revenues                                                       $27,026,836     $11,631,484     $18,579,952
Cost of sales                                                   15,537,678       6,803,157      11,072,758
                                                               --------------- --------------  ---------------
Gross profit                                                    11,489,158       4,828,327       7,507,194
Operating expenses:
Selling, general and administrative (2)(3)(4)                    9,118,749       4,307,986       5,405,975
Goodwill amortization (5)                                          368,941         184,470         184,470
                                                               --------------- --------------  ---------------
Operating income                                                 2,001,468         335,871       1,916,749
Nonoperating expenses:
Interest expense, net (6)                                          179,497          67,430         102,426
Other expense                                                          680             181             509
                                                               --------------- --------------  ---------------
Pro forma income before income tax provision                     1,821,291         268,260       1,813,814
Pro forma income tax provision (7)                                 692,091         101,939         689,249
                                                               --------------- --------------  ---------------
Pro forma net income                                           $ 1,129,200     $   166,321     $ 1,124,565
                                                               =============== ==============  ===============
Pro forma net income per share                                 $       .30     $       .04     $       .30
                                                               =============== ==============  ===============
Shares used in computing pro forma net income per share (8)      3,706,960       3,706,960       3,706,960

                                                                              As of June 30, 1996
                                                                ----------------------------------------------
                                                                                                 Pro Forma
Selected Balance Sheet Data: (1)                                   Actual        Pro Forma    As Adjusted (9)
                                                                               --------------  ---------------
Cash                                                                $100        $   296,712     $ 9,156,712
Working capital                                                      100          6,117,933      14,977,933
Total assets                                                         100         22,102,957      30,962,957
Short-term debt                                                       --          1,144,102       1,144,102
Long-term debt, net of current portion                                --            435,852         435,852
Total stockholders' equity                                           100         17,603,163      26,463,163

__________

(1) Assumes that the closing of the Acquisition had occurred as of January 1, 1995, in the case of the pro forma statements of operations data, and as of June 30, 1996, in the case of the unaudited selected pro forma balance sheet data. The pro forma combined financial data are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited selected pro forma combined financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred at the beginning of the period or of the future results of the Company. The unaudited selected pro forma combined financial data should be read in conjunction with the other financial data and notes thereto included elsewhere in this Prospectus. The aggregate consideration for the Acquisition is $16.7 million, which consists of (i) $6.3 million of cash to be paid to the Amcom shareholders upon the consummation of the Offering, (ii) $10.0 million estimated fair value of 1,108,647 shares of Common Stock to be issued to the Amcom shareholders and (iii) $0.5 million of the Acquisition transaction costs.

(2) Includes a pro forma adjustment to reflect adjustment to compensation expense of the officers of Amcom based upon employment agreements entered into in September 1996 in contemplation of the Acquisition pursuant to which the ExpressPoint Notes, as set forth in Footnote 9, were issued. Does not reflect costs (which will be significant) related to other employees of the Company or corporate expenses related to being a public company. See "Management's Discussion and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations," "Management -- Executive Compensation," "-- Employment Agreements" and Notes to Pro Forma Combined Financial Statements.

(3) Includes a pro forma adjustment to eliminate compensation expense associated with Amcom's contributions to the Amcom ESOP which will be terminated in connection with the Acquisition.

(4) Includes a pro forma adjustment to reflect an excise tax liability of Amcom resulting from the termination of the Amcom ESOP.

(5) Includes a pro forma adjustment to reflect the amortization expense on the goodwill recorded in connection with the Acquisition.

(6) Includes a pro forma adjustment to reflect the elimination of interest expense attributable to certain Delta Parts Convertible Notes which will be converted into Common Stock in connection with the Acquisition.

(7) Includes a pro forma adjustment to reflect the provision for income taxes on the pro forma combined results of operations at an effective tax rate of 38% for all periods presented.

(8) Computed on a basis described in Note 5 of Notes to Pro Forma Combined Financial Statements.

(9) Adjusted to give effect to the net proceeds of the Offering and the anticipated use of the net proceeds to pay $6.3 million of cash consideration to the Amcom shareholders and $350,000 of the Acquisition transaction costs. Does not give effect to the ExpressPoint Notes issued to certain employees of Amcom in September 1996.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA COMBINED FINANCIAL
            CONDITION AND PRO FORMA COMBINED RESULTS OF OPERATIONS

General
   ExpressPoint was founded in April 1996 and has agreed to acquire Amcom and Delta Parts, two established, independent technology support service companies, in order to create a platform from which to launch the development of an international company capable of providing comprehensive cost-effective technology support services to a wide range of customers. The Company's services consist of depot repair and refurbishment (as opposed to on-site repair), spare parts sales, systems integration and sales and inventory and logistics management. Amcom also markets primarily refurbished computer, banking and POS systems, as well as a proprietary POS software system.

   All common shares of the Founding Companies will be acquired for $6,300,000 in cash and the issuance of an aggregate of 2,584,149 shares of Common Stock (including 129,705 shares issuable upon conversion of $453,967 principal amount and interest to the end of the term of Delta Parts Convertible Notes) in exchange for Founding Company shares on a one-for-one basis.

   In September 1996, certain Amcom employees agreed to terminate their employment agreements in exchange for options to purchase 879,892 shares of Common Stock at an exercise price of $2.00 per share and $2,316,800 of ExpressPoint Notes. These agreements resulted in charges to the operations of ExpressPoint of $6,496,287 in September 1996.

   In connection with the Acquisition, ExpressPoint will replace employee and director stock options to purchase 334,532 shares of Delta Parts common stock at prices ranging from $0.01 to $6.75 per share and warrants to purchase 222,926 shares of Delta Parts common stock at prices ranging from $0.71 to $5.00 per share with options and warrants on the same terms to purchase the same number of shares of the Company's Common Stock.

   The fiscal years of ExpressPoint and Delta Parts end on December 31 of each year. Amcom's fiscal year ends on May 31 of each year but will be changed to a calendar year in connection with the Acquisition.

Pro Forma Results of Operations
   The following discussions should be read in conjunction with the Selected Pro Forma Combined Financial Data, the Selected Financial Data of
ExpressPoint and the Founding Companies and the Financial Statements and related notes appearing elsewhere in this Prospectus.

   Six Months Ended June 30, 1996 Compared with Six Months Ended June 30,
   1995
    Revenues increased by 59.7% to $18,579,952 for the six months ended June 30, 1996 from $11,631,484 for the six months ended June 30, 1995. This increase was due to additional revenue from existing and new customers.

    Gross profit increased by 55.5% to $7,507,194 for the six months ended June 30, 1996 from $4,828,327 for the six months ended June 30, 1995. As a percentage of revenues, gross profit decreased to 40.4% for the six months ended June 30, 1996 from 41.5% for the six months ended June 30, 1995. The decline in gross profit margin percentage was primarily due to higher product costs that were incurred in order to support the Company's growth.

    Selling, general and administrative expenses increased by 25.5% to $5,405,975 for the six months ended June 30, 1996 from $4,307,986 for the six months ended June 30, 1995. As a percentage of revenues, selling, general and administrative expenses decreased to 29.1% for the six months ended June 30, 1996 from 37.0% for the six months ended June 30, 1995. The percentage decrease was primarily due to absorption of fixed costs over an increased revenue base.

    As a result of the foregoing factors, operating income increased by 470.7% to $1,916,749 for the six months ended June 30, 1996 from $335,871 for the six months ended June 30, 1995. As a percentage of revenues, income from operations increased to 10.3% for the six months ended June 30, 1996 from 2.9% for the six months ended June 30, 1995.

    Interest expense increased by 51.9% to $102,426 for the six months ended June 30, 1996 from $67,430 for the six months ended June 30, 1995 primarily due to increased short-term debt borrowings that were necessary to support the Company's higher revenues in 1996.

    Net income increased by 576.1% to $1,124,565 for the six months ended June 30, 1996 from $166,321 for the six months ended June 30, 1995.

Liquidity and Capital Resources

    The Founding Companies have three lines of credit providing for combined advances of up to $3.0 million, depending upon levels of eligible accounts receivable and inventories. Borrowings outstanding under these agreements as of June 30, 1996 totaled approximately $1.0. In addition, ExpressPoint has obtained a preliminary commitment for a credit facility (the "Credit Facility") which would, subject to completion of the Offering, permit borrowings of up to $15.0 million, including up to $10.0 million for acquisitions and up to $5.0 million for working capital. Borrowings under the Credit Facility would be collateralized by substantially all of the assets of the Company and would bear interest at a rate to be negotiated. There can be no assurance that the Company will enter into a definitive agreement with respect to the proposed Credit Facility on these or any other terms.

   Subsequent to the Acquisition, the Founding Companies will either refinance or repay certain term loans and borrowings under one of the lines of credit if the personal guarantees of certain Delta Parts shareholders can not otherwise be eliminated. Borrowings outstanding under these agreements totaled approximately $906,000 as of June 30, 1996.

   The Company believes that funds generated from operations, together with the net proceeds of the Offering, will be sufficient to finance its current operations, potential obligations relating to the Acquisition and planned capital expenditure requirements at least through the close of the Company's fiscal year ended December 31, 1997. In the longer term, the Company may require additional sources of liquidity to fund future growth and acquisitions. Such sources of liquidity may include additional equity or debt financings.

Effect of Inflation
   Inflation is not a material factor affecting the Company's business. General operating expenses such as salaries and employee benefits are, however, subject to normal inflationary pressures.

Seasonality and Fluctuations
   While Delta Parts is not subject to significant seasonality, Amcom experiences seasonal increases in its POS systems business in the fourth calendar quarter related primarily to increased retailer sales activity and the concommitant increased maintenance and repair requirements for POS systems.

   The Company often has and may continue to bid for significant special projects which can be non-recurring in nature. These projects can produce quarterly fluctuations in revenues and gross margins.

      Selected Financial Data of ExpressPoint and the Founding Companies

   The selected financial data of ExpressPoint and the Founding Companies are derived in part from the more detailed financial statements and notes thereto of ExpressPoint and the Founding Companies included elsewhere in this Prospectus. The ExpressPoint balance sheet data have been derived from the audited balance sheet included herein. The selected balance sheet data as of May 31, 1995 and 1996 and the of operations data for each of the three years in the period ended May 31, 1996 for Amcom have been derived from audited financial statements included elsewhere herein. The Amcom selected balance sheet data as of May 31, 1992, 1993 and 1994 and the statements of operations data for each of the two years in the period ended May 31, 1993 have been derived from unaudited data. The selected balance sheet data as of December 31, 1993, 1994 and 1995, and the statements of operations data for the period from inception (August 9, 1993) through December 31, 1993 and each of the two years in the period ended December 31, 1995, for Delta Parts have been derived from audited financial statements included elsewhere herein. The Delta Parts balance sheet data as of December 31, 1993 has been derived from unaudited data.

   The selected individual financial data of the Founding Companies, as of and for the one and six month periods ended June 30, 1995 and 1996, as applicable for Amcom and Delta Parts, have been derived from unaudited financial statements included elsewhere herein. Such selected financial data are not necessarily indicative of the results to be expected for the full year.

   In the opinion of ExpressPoint's and the Founding Companies' management, the unaudited financial statements of the Founding Companies reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations of ExpressPoint and the Founding Companies for those periods in accordance with generally accepted accounting principles. Selected Financial Data of ExpressPoint and the Founding Companies should be read in conjunction with the financial statements and notes hereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies" included elsewhere in this Prospectus. ExpressPoint and Delta Parts have a fiscal year ended December 31. Amcom has a fiscal year ended May 31.

                                                             Amcom Corporation
                        ---------------------------------------------------------------------------------------------
                                                                                                      For the
Statements of                               For the Year Ended May 31,                              Month Ended
 Operations Data:       ---------------------------------------------------------------------- June 30,   June 30,
                           1992          1993           1994          1995          1996         1995         1996
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
Revenues                $13,351,846   $14,048,911   $18,724,459   $18,760,147    $28,134,130  $1,600,330   $2,237,218
Cost of sales             8,062,079     7,893,288     9,990,733    10,184,776     16,015,589     974,483    1,218,213
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
  Gross profit            5,289,767     6,155,623     8,733,726     8,575,371     12,118,541     625,847    1,019,005
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
Operating expenses:
  Selling, general
    and administrative    4,054,141     5,291,747     6,682,788     7,226,953      9,794,364     537,943      843,956
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
  Operating income
    (loss)                1,235,626       863,876     2,050,938     1,348,418      2,324,177      87,904      175,049
Nonoperating
expenses:
  Interest expense,
    net                      62,706        64,163        46,435        31,053         98,562         625        5,080
  Other expense
    (income)                 (8,990)      (11,942)          949           786          5,509
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
Income (loss) before
 taxes                    1,181,910       811,655     2,003,554     1,316,579      2,220,106      87,279      169,969
Income tax provision
 (benefit)                  436,743       294,712       752,000       496,000        801,000      33,166       62,890
                        -----------   -----------   -----------   -----------    -----------  ----------   ----------
  Net income (loss)     $   745,167   $   516,943   $ 1,251,554   $   820,579    $ 1,419,106  $   54,113   $  107,079
                        ===========   ===========   ===========   ===========    ===========  ==========   ==========

                                                           Delta Parts, Inc.
                                  ------------------------------------------------------------------
                                       For the                                        For the
                                     Period From                                  Six Months Ended
                                      Inception         For the Year Ended
Statements of                     (August 9, 1993)         December 31,
 Operations Data:                      Through      ------------------------   June 30,     June 30,
                                  December 31, 1993     1994         1995        1995         1996
                                  ----------------- -----------  -----------  -----------  ----------
Revenues                             $ 211,084      $ 4,608,239  $ 4,257,251   $2,093,560  $ 3,040,596
Cost of sales                          138,359        3,472,279    2,817,678    1,377,222    2,142,068
                                   -----------      -----------  -----------   ----------  -----------
  Gross profit                          72,725        1,135,960    1,439,573      716,338      898,528
                                   -----------      -----------  -----------   ----------  -----------
Operating expenses:
  Selling, general and
    administrative                     125,023        1,048,070    1,642,575      828,063      785,650
                                   -----------      -----------  -----------   ----------  -----------
  Operating income (loss)              (52,298)          87,890     (203,002)    (111,725)     112,878
Nonoperating expenses:
  Interest expense, net                  7,232           69,498      160,449       63,542       66,338
  Other expense (income)
                                   -----------      -----------  -----------   ----------  -----------
Income (loss) before
 taxes                                 (59,530)          18,392     (363,451)    (175,267)      46,540
Income tax provision
 (benefit)                                                5,000       (2,000)
                                   -----------      -----------  -----------   ----------  -----------
  Net income (loss)                   $(59,530)      $   13,392   $ (361,451)  $ (175,267) $    46,540
                                   ===========      ===========  ===========   ==========  ===========

                             ExpressPoint                           Founding Companies
                              Technology   --------------------------------------------------------------------
                            Services, Inc.                           Amcom Corporation
                           --------------- --------------------------------------------------------------------
                                                                 As of May 31,
                                As of      --------------------------------------------------------    As of
  Selected Balance Sheet       June 30,                                                               June 30,
Data:                            1996          1992       1993       1994       1995        1996        1996
                           --------------- -----------  ---------  -------------------- ----------- -----------
Cash                             $100      $  114,533 $   75,058 $  251,259 $  739,664  $  288,140  $  276,558
Working capital                   100       1,559,783  2,098,541  3,133,666  4,007,787   5,329,559   5,386,089
Total assets                      100       4,507,568  3,680,667  6,966,253  5,362,089   9,264,922   8,740,818
Short-term debt                             1,199,600    325,000  1,777,915     27,065   1,329,022     627,600
Long-term debt, net of
  current portion                                                   258,730     76,508      47,618      46,713
Common stock held by ESOP
  subject to repurchase
  obligation                                  793,125    991,440  1,840,359  2,720,022   3,880,726   3,882,976
Common stock held by
  shareholders subject to
  put option                                1,425,212  1,315,879    476,216    105,679     301,469     301,469
                                 ----      ----------  ---------- ---------- ---------- ----------  ----------
Total stockholders' equity
  (deficit)                      $100      $ (296,406) $ 131,555  $ 891,733 $1,504,164  $1,647,267  $1,760,730
                                 ====      ==========  ========== ========== ========== ==========  ==========

                                                       Delta Parts, Inc.
                                           ------------------------------------------
                                                 As of December 31,          As of
                                          -------------------------------   June 30,
Selected Balance Sheet Data:                 1993       1994       1995       1996
                                           ---------  ---------  --------- ----------
Cash                                       $ 57,877  $  145,528 $  191,107  $   20,054
Working capital                             (72,239)    475,211    208,753     720,070
Total assets                                209,587   1,410,965  1,626,191   2,565,391
Short-term debt                             174,863     202,892    367,005     516,502
Long-term debt, net of current portion       45,000     750,848    747,199     748,339
Common stock held by ESOP subject to
  repurchase obligation
Common stock held by stockholders subject
  to put option
                                           --------  ---------- ----------  -----------
Total stockholders' equity (deficit)       $(59,430) $   84,747 $  (73,916) $  490,366
                                           ========  ========== ==========  ===========

         Management's Discussion and Analysis of Financial Condition and Results of Operations of the Founding Companies

   The following discussion should be read in conjunction with the Selected Financial Data of ExpressPoint and the Founding Companies and the Financial Statements and related notes thereto appearing elsewhere in this Prospectus.

Amcom

   Results of Operations
    The following table sets forth selected operating data and such data as a percentage of revenues for the periods indicated.

                                                          Year Ended May 31,
                               -------------------------------------------------------------------------
                                        1994                     1995                     1996
                               -----------------------  ----------------------- ------------------------
Revenues                        $18,724,459    100.0%    $18,760,147    100.0%    $28,134,130    100.0%
Cost of sales                     9,990,733     53.4      10,184,776     54.3      16,015,589     56.9
                              --------------  -------- --------------  -------- -------------- ---------
Gross profit                      8,733,726     46.6       8,575,371     45.7      12,118,541     43.1
Selling, general and
  administrative expenses         6,682,788     35.7       7,226,953     38.5       9,794,364     34.8
                              --------------  -------- --------------  -------- -------------- ---------
Operating income                  2,050,938     11.0       1,348,418      7.2       2,324,177      8.3
Interest expense                     46,435      0.2          31,053      0.2          98,562      0.4
Other expense                           949      0.0             786      0.0           5,509      0.0
                              --------------  -------- --------------  -------- -------------- ---------
Income before provision for
  income taxes                    2,003,554     10.7       1,316,579      7.0       2,220,106      7.9
                              --------------  -------- --------------  -------- -------------- ---------
Income tax provision                752,000      4.0         496,000      2.6         801,000      2.8
                              --------------  -------- --------------  -------- -------------- ---------
Net income                      $ 1,251,554      6.7%    $   820,579      4.4%    $ 1,419,106      5.0%
                              ==============  ======== ==============  ======== ============== =========

   Year Ended May 31, 1996 Compared with Year Ended May 31, 1995

   Revenues increased by 50.0% to $28,134,130 in fiscal 1996 from $18,760,147 in fiscal 1995. This increase was due primarily to an increase in revenues from existing customers and, to a lesser extent, to sales made to new customers.

   Gross profit increased by 41.3% to $12,118,541 in fiscal 1996 from approximately $8,575,371 in fiscal 1995. As a percentage of revenues, gross profit decreased to 43.1% in fiscal 1996 from 45.7% in fiscal 1995. The decline in gross profit margin was primarily due to higher product costs that were incurred in order to support Amcom's significant growth in fiscal 1996.

   Selling, general and administrative expenses increased by 35.5% to $9,794,364 in fiscal 1996 from $7,226,953 in fiscal 1995, due to costs associated with higher staffing levels. As a percentage of revenues, selling, general and administrative expenses decreased to 34.8% in fiscal 1996 from 38.5% in fiscal 1995. The percentage decrease was primarily due to absorption of fixed costs over an increased revenue base.

   Operating income increased by 72.4% to $2,324,177 in fiscal 1996 from $1,348,418 in fiscal 1995. As a percentage of revenues, operating income increased to 8.3% in fiscal 1996 from 7.2% in fiscal 1995.

   Interest expense increased by 217.4% to $98,562 in fiscal 1996 from $31,053 in fiscal 1995, primarily as a result of increased short-term debt borrowings that were needed to support Amcom's increased working capital needs generated by the increase in revenues.

   As a result of the foregoing factors, net income increased by 72.9% to $1,419,106 in fiscal 1996 from $820,579 in fiscal 1995.

   Year Ended May 31, 1995 Compared with Year Ended May 31, 1994

   Revenues increased by 0.2% to $18,760,147 in fiscal 1995 from $18,724,459 in fiscal 1994. This slight increase was due to approximately $3.0 million of increased sales to a single customer offset by lower system sales.

   Gross profit decreased by 1.8% to $8,575,371 in fiscal 1995 from $8,733,726 in fiscal 1994. As a percentage of revenues, gross profit decreased to 45.7% in fiscal 1995 from 46.6% in fiscal 1994.

   Selling, general and administrative expenses increased by 8.1% to $7,226,953 in fiscal 1995 from $6,682,788 in fiscal 1994. As a percentage of revenues, selling, general and administrative expenses increased to 38.5% in fiscal 1995 from 35.7% in fiscal 1994. The increase was due in part to higher labor costs and associated benefits resulting from an increase in the parts and repair business as compared to system sales.

   Operating income decreased by 34.3% to $1,348,418 in fiscal 1995 from $2,050,938 in fiscal 1994. As a percentage of gross revenues, operating income decreased to 7.2% in fiscal 1995 from 11.0% in fiscal 1994.

   Interest expense decreased by 33.1% to $31,053 in fiscal 1995 from $46,435 in fiscal 1994 primarily due to a lower level of borrowings.

   As a result of the foregoing factors, net income decreased by 34.4% to $820,579 in fiscal 1995 from $1,251,554 in fiscal 1994.

 Liquidity and Capital Resources
   During the year ended May 31, 1996, net cash flows used in operating activities were $1,384,085 primarily due to increases in working capital resulting from the increases in revenues. Net cash flows used in investing activities of $340,506 primarily consisted of expenditures for production equipment and investments in management information systems. Net cash flows provided by financing activities were $1,273,067 primarily representing proceeds from additional borrowings under Amcom's credit facility.

   During the year ended May 31, 1995, net cash provided by operating activities were $2,714,136 primarily due to accounts receivable collections. Net cash flows used in investing activities were $229,032 primarily due to purchases of fixed assets. Net cash flows used in financing activities were $1,996,699 primarily representing repayments under Amcom's credit facility and principal payments on long-term debt.

Delta Parts

   Results of Operations

                           For the Period
                           from Inception
                          (August 9, 1993)
                        through December 31,               Year Ended December 31,
                                                ----------------------------------------------
                                1993                    1994                    1995
                        ----------------------  ---------------------------------------------
Revenues                 $211,084     100.0%    $4,608,239     100.0%   $4,257,251    100.0%
Cost of sales             138,359      65.5      3,472,279      75.3     2,817,678     66.2
                       ------------  --------- -------------  --------------------- ---------
Gross profit               72,725      34.5      1,135,960      24.7     1,439,573     33.8
Selling, general and
  administrative
  expenses                125,023      59.2      1,048,070      22.7     1,642,575     38.6
                       ------------  --------- -------------  --------------------- ---------
Operating income
  (loss)                  (52,298)    (24.8)        87,890       1.9      (203,002)    (4.8)
Interest expense, net       7,232       3.4         69,498       1.5       160,449      3.8
                       ------------  --------- -------------  --------------------- ---------
Income (loss) before
  provision for income
  taxes                   (59,530)    (28.2)        18,392       0.4      (363.451)    (8.5)
                       ------------  --------- -------------  --------------------- ---------
Income tax provision
  (benefit)                     0       0.0          5,000       0.1        (2,000)     0.0
                       ------------  --------- -------------  --------------------- ---------
Net income (loss)        $(59,530)    (28.2)%   $   13,392       0.3%   $ (361,451)    (8.5)%
                       ============  ========= =============  ===================== =========

                                         Six Months
                                            Ended
                                          June 30,
                        ----------------------------------------------
                                1995                    1996
                        ---------------------- -----------------------
Revenues                 $2,093,560    100.0%   $3,040,596     100.0%
Cost of sales             1,377,222     65.8     2,142,068      70.4
                       -------------  -------- ------------- ---------
Gross profit                716,338     34.2       898,528      29.6
Selling, general and
  administrative
  expenses                  828,063     39.6       785,650      25.8
                       -------------  -------- ------------- ---------
Operating income
  (loss)                   (111,725)    (5.3)      112,878       3.7
Interest expense (net)       63,542      3.0        66,338       2.2
                       -------------  -------- ------------- ---------
Income (loss) before
  provision for income
  taxes                    (175,267)    (8.4)       46,540       1.5
                       -------------  -------- ------------- ---------
Income tax provision
  (benefit)                       0      0.0             0       0.0
                       -------------  -------- ------------- ---------
Net income (loss)        $ (175,267)    (8.4)%  $   46,540       1.5%
                       =============  ======== ============= =========

   Six Months Ended June 30, 1996 Compared with Six Months Ended June 30,
1995
   Revenues increased by 45.2% to $3,040,596 for the six months ended June 30, 1996 from $2,093,560 for the six months ended June 30, 1995. This increase was primarily due to increased business from existing customers.

   Gross profit increased by 25.4% to $898,528 from $716,338 for the six months ended June 30, 1996. As a percentage of revenues, gross profit decreased to 29.6% for the six months ended June 30, 1996 from 34.2% for the six months ended June 30, 1995. The decrease in gross profit percentage occurred because certain high margin sales in the earlier period did not recur in the later period and a higher percentage of sales were made at slightly lower margins.

   Selling, general and administrative expenses decreased by 5.1% to $785,650 from $828,063 for the six months ended June 30, 1995. As a percentage of revenues, selling, general and administrative expenses decreased to 25.8% for the six months ended June 30, 1996 from 39.6% for the six months ended June 30, 1995. The decrease was primarily due to absorption of fixed costs over an increased revenue loss.

   Operating income (loss) was $112,878 for the six months ended June 30, 1996, compared with a loss of $111,725 for the six months ended June 30, 1995.

   Interest expense increased by 4.4% to $66,338 for the six months ended June 30, 1996 from $63,542 for the six months ended June 30, 1995, primarily as a result of slightly increased short-term borrowings.

   As a result of the foregoing factors, net income increased to $46,540 for the six months ended June 30, 1996 from a net loss of $175,267 for the six months ended June 30, 1995.

   Year Ended December 31, 1995 Compared with Year Ended December 31, 1994 Revenues decreased by 7.6% to $4,257,251 in fiscal 1995 from $4,608,239 in fiscal 1994, primarily due to several one-time transactions in 1994 which did not recur in 1995, partially offset by sales to new customers. In 1995, Delta Parts made a fundamental change in business strategy to focus its resources on actively developing long-term customer relationships rather than pursuing individual transactions. As a result, Delta Parts expects its revenue fluctuations in the future may be less significantly impacted by non-recurring sales.

   Gross profit increased by 26.7% to $1,439,573 in fiscal 1995 from $1,135,960 in fiscal 1994. As a percentage of revenues, gross profit increased to 33.8% in fiscal 1995 from 24.7% in fiscal 1994. The increase in gross profit percentage was a result of Delta Parts' shift in its sales strategy, since its sales mix consisted of a greater percentage of higher margin value-added business as compared to 1994 results.

   Selling, general and administrative expenses increased by 56.7% to $1,642,575 in fiscal 1995 from $1,048,070 in fiscal 1994. As a percentage of revenues, selling, general and administrative expenses increased to 38.6% in fiscal 1995 from 22.7% in fiscal 1994. The increase was primarily due to the hiring of additional personnel in sales and customer service to support an anticipated growth in business and Delta Parts' move to bigger facilities in 1995.

   Operating income decreased to a loss of $203,002 in fiscal 1995 from a profit of $87,890 in fiscal 1994. This decline in profits was a result of the decrease in revenues and increase in costs.

   Interest expense increased by 130.9% to $160,449 in fiscal 1995 from $69,498 in fiscal 1994, primarily as a result of increased short-term and long-term debt borrowings that were required to support higher levels of inventory and capital expenditures.

   As a result of the foregoing factors, Delta Parts incurred a net loss of $361,451 in fiscal 1995 as compared to net income of $13,392 in fiscal 1994.

 Liquidity and Capital Resources
   During the six months ended June 30, 1996, net cash flows used in operating activities were $735,852, primarily due to increases in working capital resulting from the increases in revenues. Net cash flows used in investing activities of $103,580 primarily consisted of expenditures for investments in capital equipment used in Delta Parts' repair business, including testing equipment. Net cash flows provided by financing activities were $668,379, primarily representing proceeds from the sale of common stock of $532,442 and a $150,637 net increase in outstanding debt under Delta Parts' credit facilities.

   During 1995, net cash flows used in operating activities were $134,200 primarily due to increases in working capital. Net cash flows used in investing activities of $180,239 primarily consisted of expenditures for capital equipment used in Delta Parts' repair business, including testing equipment, new work stations and management information systems. Net cash flows provided by financing activities were $360,018, primarily representing proceeds from the sale of common stock of $176,007, the issuance of $75,000 of subordinated debt and a $105,064 net increase in outstanding debt under Delta Parts' credit facilities.

                                   BUSINESS

   ExpressPoint has agreed to acquire Amcom and Delta Parts, two established, independent technology support service companies, in order to create a platform from which to launch the development of an international company capable of providing comprehensive, cost-effective technology support services to keep computers, POS systems, banking equipment and computer networks operational. The Company's services consist of depot repair and refurbishment (as opposed to on-site repair), spare parts sales, system integration and sales and inventory and logistics management. The Company also markets primarily refurbished computer, banking and POS systems, as well as its proprietary ExpressPoint POS software system. The Company primarily utilizes used parts for its sales, repair and systems integration businesses, which allows it to offer its customers a less costly solution to their maintenance requirements. Although ExpressPoint has conducted no operations to date, it has entered into agreements to acquire Amcom and Delta Parts simultaneously with the closing of this Offering. After the Acquisition, management believes the Company will be well-positioned to become one of the leading technology support service companies in the United States. Pro forma combined revenues and net income for the fiscal year ended December 31, 1995 were $27.0 million and $1.1 million, respectively. For the six months ended June 30, 1996, pro forma combined revenues and net income were $18.6 million and $1.1 million respectively, as compared to $11.6 million and $0.2 million, respectively, for the six months ended June 30, 1995.

   The Company believes that there is a strong trend in the technology support service industry towards outsourcing. Equipment manufacturers, third party maintenance organizations, resellers/dealers and self-maintainers, all of which traditionally performed their repair and maintenance work in-house, are increasingly outsourcing their repair needs, spare parts stocking and inventory management to what is referred to in the industry as "fourth party" service providers such as the Company. Management believes equipment manufacturers want to focus their resources on their primary business of selling new systems, responding to the accelerated pace of product lifecycles and reducing their costs and capital requirements. Management further believes that equipment manufacturers are finding it increasingly difficult to manage the repair and inventory needs of today's multivendor systems--systems which integrate components from several different manufacturers. Further, these organizations are looking to reduce the size of their vendor base and rely on a small number of vendors to concentrate their repair, logistic and other value-added services. These trends have created the opportunity for a fourth party service provider, such as the Company, to develop into a major company serving customers throughout the United States and internationally. According to Dataquest, the total size of the U.S. fourth party service market in 1994 was estimated to be $1.1 billion and is projected to be $1.9 billion in 1999, representing a compounded annual growth rate of 13.1%.

   The Company plans to grow through both internal growth and acquisitions. The Company believes that it has the financial strength and stability and the necessary infrastructure, personnel and systems to capitalize on current industry trends. To date, the Company has been successful in establishing strong relationships with many leading corporations, including equipment manufacturers such as NCR, DEC, and Hewlett-Packard; resellers/dealers such as MicroAge and Intelligent Electronics; third party maintenance organizations such as EDS, DecisionOne and Siemens-Nixdorf; and self-maintainers such as Von's, Melville, Key Bank and FedEx.

   The Company believes an acquisition strategy is timely because, according to an industry study commissioned on behalf of the Company, the technology support service industry is highly fragmented with over 2,000 companies in the United States, many of which have annual sales of less than $5.0 million. The Company plans to implement its acquisition program by focusing on companies with complementary services and market niches. It believes it will be an attractive acquisition partner to other companies due to its (i) strategy for creating a national company, (ii) increased financial strength and visibility as a public company and (iii) experience in developing and maintaining strong customer relationships.

   The Company believes its overall strengths include its (i) reputation as a reliable provider of technology support services, (ii) broad based technical knowledge and expertise, (iii) well-managed inventory systems and extensive database for sourcing parts, which allow for rapid turnaround on customer orders, (iv) ability to avoid the costly overhead involved with "feet on the street" service--repair work done at customer sites and (v) emphasis on developing a long-term relationship with customers, by working with them to determine, plan for and meet their needs.

Industry Background and Overview
   Technology support service companies provide on-site and depot technical expertise and spare parts to keep computers, POS systems, banking equipment and computer networks operational. The chart below illustrates the participants in this industry and the Company's role in providing spare parts (mostly used), depot repair and other services to the other industry participants. The chart also shows the variety of customers who purchase used and repaired parts as a cost-effective alternative to new parts.

                                 [Chart to Come]

   Large organizations have traditionally satisfied information technology requirements through mainframe or stand-alone midrange systems utilizing hardware and software produced by a single equipment manufacturer. Technology support services, including spare parts and repairs for these systems, were usually provided directly by the equipment manufacturer. However, a number of developments, including the growing use of multivendor systems, have resulted in a movement by many organizations away from the traditional reliance on equipment manufacturers towards independent providers of multivendor technology support services, including third party maintenance organizations.

   In addition, third party maintenance organizations, resellers/dealers and self-maintainers have found it increasingly difficult and costly to stock the parts inventory, or maintain the technology required to service multivendor systems, particularly in an environment where system components are regularly being modified, upgraded or changed. Industry observers have noted an increase in "outsourcing" or the shifting of stocking, parts accessing, repair, maintenance and inventory management to fourth party technology service providers. Additionally, many of these outsourcing organizations are looking for fewer vendors to provide their repair, logistics and value-added activities.

   In this environment, the Company believes that the market share attributable to fourth party technology support service companies should increase. As estimated by Dataquest, the total size of the fourth party segment in which the Company operates was approximately $1.1 billion in 1994 and is projected to be approximately $1.9 billion in 1999, representing a compound annual growth rate of 13.1%. The three major areas that the Company currently serves--parts repair, refurbished parts sales and logistics and inventory management--are projected to more than double, growing from $702 million in 1994 to $1.4 billion in 1999, representing a compounded annual growth rate of 15.1%. These three areas represented approximately 64% of the total fourth party market and are projected to grow to approximately 73% of such market by the end of the decade.

   While the market has grown, it has been characterized by the entry of a large number of relatively small companies, resulting in a highly fragmented industry. An industry study commissioned by the Company estimates that there are over 2,000 companies providing technical support services, many of which have annual sales of less than $5.0 million. The fourth party marketplace, however, is undergoing a process of consolidation, via acquisition, to capitalize on the trend in the industry for customers to demand high quality and economical service from a small number of vendors.

Integrated Growth Strategy
   The Company believes it is well-positioned to take advantage of industry trends by growing both internally and through acquisitions to become one of the leading technology support service companies. While parts sales and depot repair services have traditionally comprised the core services associated with the fourth party market, the Company has extended its services as the needs of its customers have changed. The Company offers not only new and refurbished parts sales and parts repair, but systems integration and sales inventory and logistics management including warehouse and distribution services. In addition, the Company has expanded into additional value-added services. The Company, for example, buys, refurbishes and sells mid-range International Business Machines Corporation ("IBM") systems, such as PS/6000 and point of sale terminal equipment; IBM, NCR, MICROS Systems, Inc. ("MICROS") and Panasonic Company ("Panasonic") cash register systems; IBM and ISC Systems Corporation ("ISC") banking equipment; and RISC servers. The Company's customers purchase used or refurbished systems which they consider equivalent to new systems, but at substantial savings. The Company also markets its proprietary ExpressPoint POS software for IBM POS and PC-based machines to retailers, wholesalers and distributors. The software program can be configured to meet a customer's specific needs and can be tailored to a single retail store or can support multi-company and multi-store operations.

   Internal Growth
    (bullet) Capitalize on Outsourcing Trend. The Company intends to leverage its position as a high-quality, reliable, efficient, cost-effective alternative to in-house technology support services in order to capitalize on the growing trend toward outsourcing. As pressure has grown to do parts repair and replacement in the most efficient and cost-effective manner, all the types of organizations which performed repair and/or parts replacement service--equipment manufacturers, third party maintenance organizations, resellers/dealers and self-maintainers--have increasingly turned to outsourcing. A growing number of organizations are also outsourcing a greater number of support service functions, ranging from parts stocking to depot repair to logistics and inventory management.

    (bullet) Cross-sell its Services to Existing Customers. The Company intends to utilize its contacts and relationships with existing customers to increase the complement of services it offers to such customers. The Company believes its strong customer relationships will lead to further opportunities to cross-sell its services, including logistics and inventory management. The Company's objectives are to further position itself as an integral part of its customers' service and repair programs and to become a primary source for its customers' technology support services.

    (bullet) Expand its Systems Sales. The Company intends to focus additional resources on developing its system integration and sales activities, building on its successful strategy of developing strong positions in specialty niches such as banking and POS systems.

    (bullet) Expand to International Markets. The Company believes that opportunities for technology support services will increase as the trend towards outsourcing expands into international markets. In addition, management believes opportunities exist because foreign markets historically have not had the access to parts and used machines that are available to U.S. markets and relatively few foreign end-users maintain their own systems. The Company will seek to expand its presence in the international technology support service market by extending its relationships with U.S. companies to their foreign affiliates and marketing and sales efforts directed at specific foreign companies.

   Growth by Acquisition
    The Company intends to launch an active acquisitions program following the Offering. Several market trends have created opportunities for consolidation. Large customers, such as the equipment manufacturers, have expressed a desire to reduce the number of vendors with which they work, which should result in a concentration of technology support services in larger companies which are more capable of handling the volume. As the range of products requiring service increases, smaller independent companies may find it difficult to handle the breadth of expertise required or the cost of inventory. Finally, the customers' ever increasing expectations of rapid turnaround require broad geographical coverage and sophisticated systems to track inventory and source parts which are not in inventory. The Company intends to utilize various combinations of stock, cash and notes to effectuate acquisitions and believes it will be an attractive acquisition partner to other technology support service companies due to its increased financial strength and visibility as a public company, its experience in the industry, its customer base and its increased national sales opportunities.

    The Company intends to target, as acquisition candidates, operations which provide opportunities for the following:

    (bullet) Complementary Services/Specialization. The Company intends to increase the range of services it offers by seeking acquisition candidates which have developed niches in the market, either in particular products or particular types of systems (such as the niche the Company has developed in POS systems), to enable the Company to cross-sell and complement its existing services and systems, with the acquired company's services offered to the Company's existing customer base and vice versa.

    (bullet) Expand Strategic Relationships. The Company believes that a desirable acquisition candidate will often have management with strong relationships with particular clients or strong selling abilities to a particular customer segment and intends to retain such personnel.

    (bullet) Increased Geographic Presence. The Company will seek targets with locations which allow the Company to expand rapidly into additional geographic markets. Additional locations would provide increased opportunities for same-day turn-around of parts and supply requests and help the Company develop a nationwide network of offices and facilities capable of servicing national accounts.

    (bullet) Consolidation of Functions. The Company intends to seek opportunities for synergies to be obtained by consolidating several key functions, such as inventory control, warehousing and distribution, computer systems, billing and other administrative functions and to take advantage of other economies of scale.

Services Offered
   The Company has developed a variety of services designed to meet the diverse needs of its customers. All of the Company's services are focused on reducing customer costs while maintaining high quality and customer satisfaction. Since the Company believes that its customers prefer to work with technology support service companies that can fulfill a wide variety of their needs, the Company has developed an extensive array of services to provide "one-stop shopping."

   Depot Repair
    Depot repair refers to the repair, rebuilding and testing of parts and equipment at an independent repair company's facility, as contrasted with the on-site provision of such services at the customer's premises. Through its depot repair capabilities, the Company provides customers with the opportunity to outsource repairs of their proprietary products or products produced by third parties. While many of the Company's customers maintain in-house repair centers dedicated to servicing their products or product lines, many of these customers can no longer justify the high cost of such repair centers. In addition, equipment manufacturers which maintain multivendor systems do not typically have the expertise, resources or capabilities to handle the repairs of another manufacturer's equipment. The Company offers its customers expertise in the repair of a broad variety of products, along with a reliable, cost-efficient option to outsource some or all of their repair requirements.

   Sale of Parts
    A significant part of the Company's business is the sale of computer and related spare parts, primarily used, repaired and refurbished. The Company sells parts to the field service departments of major equipment manufacturers; third party maintenance organizations; computer resellers/dealers; and the internal service departments of self-maintainers. The Company's inventory includes over 180,000 different types of parts from over 150 manufacturers, including IBM, Hewlett-Packard, Compaq Computer Corporation, Spectra-Physics Scanning Systems, Inc., Symbol Technologies, Inc. and Lexmark International Group, Inc. The Company has a particular expertise in providing parts and repair support for POS systems.

    The Company is often able to provide a wide variety of parts to a multitude of customers at a significant discount to the cost of comparable new parts and, if necessary, the Company is able to provide the parts on an expedited emergency basis. The Company's spare parts capabilities enhance its logistics and inventory management capability and the efficiency of its repair service offerings.

   Systems Refurbishment, Reconfiguration and Integration
    The Company's services extend beyond the sale and repair of spare parts to the assembly of complete systems, such as used POS equipment, banking equipment and computer systems. This may involve repair, refurbishment, configuration, reconfiguration, upgrading, integration and, if requested, the loading of software. Since many current systems are generally multivendor systems which include peripherals and machines from several different manufacturers, the system integration services offered by the Company require a broad range of technical expertise, as well as the ability to source components of multiple manufacturers. The Company believes there are only a limited number of technology support service companies which can adequately perform these system services. Although the Company configures or integrates most of its systems with used parts or components, the Company may purchase new parts and components when integrating new systems for specific customers. Refurbishment and reconfiguration of systems is a significant portion of the services provided by the Company under the Hewlett-Packard contract. See "--Major Customers."

  System Sales
   The Company also buys, refurbishes and sells mid-range IBM systems, such as RS/6000 and POS terminal equipment; IBM, NCR, MICROS and Panasonic cash register systems; IBM and ISC banking equipment; and RISC servers. Additionally, the Company markets its proprietary ExpressPoint POS software for IBM POS and PC-based machines to retailers, wholesalers and distributors. The software program can be configured to meet a customer's specific needs and can be tailored to a single retail store or can support multi-company and multi-store operations.

  Logistics and Inventory Management
   The Company manages and coordinates a customer's inventory when the customer has decided to outsource its inventory, management and logistics functions. This service includes a variety of activities to ensure the customer has the necessary parts and products on a timely basis. The Company integrates parts stocking, repair and delivery functions to provide its customers with a comprehensive logistics solution.

Operations
   Successful operations depend on the Company's ability to control and access inventory efficiently, to source parts which are not in inventory quickly and economically, to conduct repairs in a timely and cost-effective manner and to maintain a constant supply of machines to refurbish and reconfigure for resale or for disassembly for spare parts.

   Parts Sourcing
    The Company's operations depend upon the ability to identify, locate, procure and deploy spare parts from among the thousands of parts that comprise the installed base of computer and computer based equipment. Critical to the Company's success is a sophisticated information system, which relies on a spare parts identification and sourcing database developed over the last ten years. This database allows the Company's sales force to find and deliver a spare part from inventory quickly or, if a part is not available in inventory, to query the spare parts sourcing database rapidly to locate and procure the part from the hundreds of sources with which the Company regularly does business. The database also allows the salesperson to identify functional equivalents for a part to fill customer orders which are not model or make sensitive. The system provides the salesperson with a complete pricing history for the part to assist in price discussions with the customer, as well as a transaction history with that particular customer.

    Management of all the Company's inventory is computerized and the Company is in the process of implementing a comprehensive bar coding system. The Company performs regular inventory counts and inventory analyses to help manage its inventory. The Company is in the process of installing a customized inventory analysis system, which will enable the Company to perform more sophisticated analysis of its inventory and support a substantially higher level of sales.

    Because customers are often under time pressure to maintain and repair their systems, the Company's success is in large part based on its ability to complete a transaction in a timely manner. In order to increase the percentage of spare parts sourced directly from inventory, the Company procures a variety of commonly requested parts in advance. The Company's information system regularly examines parts usage patterns and available stocks, and enables Company personnel to perform analyses to support procurement activities.

    The Company also works with customers to establish systems to regularly access and stock parts based on a customer's (and a component's) repair history, which helps the Company reduce its excess inventory and serve customers more efficiently.

   Depot Repair
    The Company's depot repair functions operate in two ways. The Company may receive a defective part from a customer, repair it, and return it to the customer. Typically, this type of repair transaction takes an average of five days from receipt of the defective part. Many of the Company's customers, however, cannot wait for a part to be repaired. These customers take advantage of the Company's "advance exchange" program, whereby the Company ships a replacement part to a customer as soon as the customer notifies it of the need for such a part. When the customer delivers the defective part to the Company, the Company repairs it and then places it in its own inventory for subsequent resale.

    The Company's repair technicians are organized into groups under the supervision of project engineers and technical managers. Because the Company does its repair work without manufacturer support (except with respect to its arrangement with Hewlett-Packard) the Company must rely on its project engineers and technical managers to establish schematics for defective parts (see "--Major Customers--Hewlett-Packard"). The Company believes it has employed a team of highly qualified project engineers and technical managers who have developed an extensive knowledge base, in the procedures and processes required for repair work, and who cross train other Company technicians.

    The Company also employs a sourcing specialist whose sole function is to find or have manufactured the necessary components for repair work. The Company believes that smaller companies would typically be unable to afford a sourcing specialist, which could limit the ability of their repair departments to satisfy all customer repair needs.

   Customer Communications
    The Company has developed a formal process for going directly on-line with customers' purchase orders, invoicing, and manufacturing releases and has done so with DEC. This allows the Company to receive parts orders instantaneously and to ship directly to the field. The Company is also in the process of implementing an electronic data interchange ("EDI") program with some of its key customers. EDI is the integration of the Company's and its customers' hardware and software programs, to electronically, rather than in paper form, transmit and receive documents such as purchase orders and invoices. The Company expects to be able to offer EDI to its other customers before the end of 1996. The Company believes this is not only a selling point with potential new customers, but also, an effective barrier to entry for competitors.

   Disassembly
    The Company sources spare parts by disassembling whole machines. The Company relies upon its ability to continually purchase machines which it can disassemble in order to obtain necessary parts. The Company employs several persons who specialize in this function and, in addition, all sales representatives support the acquisition of machines for disassembly by identifying such machines for purchase.

Sales and Marketing
   The Company employs a sales force of 21 persons and maintains sales offices in Minnesota, Massachusetts, Ohio, Florida and Texas.

   The Company supports its sales efforts with attendance at trade shows, advertisements in trade journals, brochures and direct marketing efforts. The Company also maintains a Web site for customers which allows them to obtain information about the Company's services and demonstrate the ExpressPoint software. The Company expects to have pricing information available at its Web site in 1997.

   The Company has several programs designed to attract new customers and/or strengthen relationships with existing customers. To attract new customers, the Company's sales personnel are trained to develop customized support programs. These programs, based on a potential customer's equipment and the Company's historical information on failure rates, demonstrate how a customer can benefit by outsourcing to the Company.

Major Customers
   The Company has a customer base of over 3,000. The Company's equipment manufacturer customers include companies such as NCR, DEC and Hewlett-Packard; self-maintainers such as Von's, Melville, Key Bank and FedEx; third party maintenance firms such as DecisionOne and Siemens-Nixdorf; and resellers/dealers such as MicroAge and Intelligent Electronics. Certain customers function in more than one area, such as NCR, which is both an equipment manufacturer and a third party maintenance firm.

   NCR
    Since 1988, Amcom has been providing technology support services to NCR with respect to IBM POS systems and related peripherals which NCR maintains and services for its third party customer base, which includes several major retail chains. NCR is one of the nation's largest maintainers of POS systems. The Company provides repair, refurbishment and spare parts replacement for such systems. The Company believes that it is a market leader in this niche. During the six months ended June 30, 1996, NCR accounted for approximately 30% of Amcom's business.

   Hewlett-Packard
    The Company recently entered into a four-year contract with Hewlett-Packard to be the principal organization to which PC-related services, such as board repair, refurbishment, disassembly and recertification are outsourced. Pursuant to this agreement, Hewlett-Packard has assumed all capital costs in connection with the construction of a facility in the Sacramento, California area and will reimburse the Company for all of its overhead and rental costs. The Company received the contract from Hewlett-Packard in a competitive process, based on quality and technical capabilities, in which more than 35 companies responded to Hewlett-Packard's request for proposals.

Competition
   The technology support service industry is fragmented, with widespread competition from a variety of small independent suppliers and a limited number of large companies, some of which operate nationally or have significantly greater resources than the Company, such as The Cerplex Group, Inc., Aurora Electronics, Inc. and PC Service Source, Inc. In addition, equipment manufacturers which continue to provide their own parts, repair and service functions, such as IBM, can be considered competitors of the Company. As the industry consolidates, the Company also anticipates greater competition for strong acquisition candidates. The Company believes that competition for customers is based on a number of factors, including (i) quality of service, (ii) breadth of parts offered, (iii) ability to offer sophisticated logistic and inventory management programs, (iv) price and (v) ability to offer rapid delivery.

Employees
   The Company employs a total of approximately 308 persons, with approximately 153 persons in the Minneapolis area and 120 persons in California, all of whom are presently dedicated to Hewlett-Packard work. Overall, the Company employs 21 persons in sales and marketing, 35 persons in administration, 12 persons in management, 119 persons as technicians and 121 persons in its warehouses. The Company's employees are not represented by any labor union and the Company believes its relations with its employees are satisfactory.

Facilities
   The following table sets forth certain information regarding the Company's facilities. Except as noted, all of these facilities are leased.

                       Approximate
Location             Square Footage                     Function
-------------------- ---------------  ----------------------------------------------
Eden Prairie, MN         25,600      Offices, warehouse, repair depot
Eden Prairie, MN         15,200      Warehouse, disassembly, systems integration
Burnsville, MN           23,400      Offices, warehouse, repair depot
Rocklin, CA (1)          57,200      Hewlett-Packard offices, warehouse
Aitkin, MN                  400      Sales office
North Andover, MA           400      Sales office
West Jefferson, OH        5,000      Warehouse, repair depot
Las Vegas, NV               850      Sales office
Fort Worth, TX            9,000      Sales office, warehouse, repair depot

   (1) Hewlett-Packard owns this facility. Hewlett-Packard is currently constructing a new 150,000 square foot facility in Lincoln, California, in the Sacramento area, 90,000 square feet of which will be sublet to the Company to perform the Hewlett-Packard work, as well as work from others if the Company so chooses. The Company expects to move into the new facility by the end of 1996.

   The Company believes that its properties are generally well-maintained, in good condition and adequate for its present needs. While the Company anticipates that Amcom and Delta Parts will retain their respective Minneapolis area facilities for the immediate future, it expects that there will be some consolidation, which may entail a move to an entirely new facility, subsequent to the closing of the Offering.

Litigation
   During September 1996, Delta Parts was contacted by a former employee seeking approximately $800,000 of compensation plus punitive damages for wrongful termination. While the resolution of this matter could have a significant impact on the Company's financial condition and results of operations in a future reporting period, management believes the matter is without merit and that the ultimate outcome will not have a significant effect on the Company's financial position or liquidity.

   The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of these actions will have a material adverse effect on the financial condition or results of operations of the Company.

                                  MANAGEMENT

Directors and Executive Officers
   Set forth below is certain information concerning each of the directors and executive officers of the Company.

Name                    Age  Position
----                    ---  --------
David R. A. Steadman     59  Chairman of the Board of Directors
Del M. Johnson           56  Vice-Chairman & President--Amcom Division
Michael F. Cibulka       45  President & Chief Executive Officer, Director
Mark P. Duffy            41  Vice-President--Corporate Development, Director
Dana J. Pekas            33  Vice-President--Sales, Director
John T. Harnett              Vice-President & Chief Financial Officer,
                         52  Treasurer
Timothy R. Balko         33  Vice-President--Major Accounts
Betsy J. Martin          53  Vice-President & Controller
Larry J. Stroup          48  Director

   The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below. The following directors and executive officers were elected to their current positions with the Company on September 27, 1996.

   David R. A. Steadman has been a director of Delta Parts since 1993. Currently, Mr. Steadman serves as the President of Atlantic Management Associates, Inc., a management services firm, a position he has held since 1988. From 1990 to 1994, Mr. Steadman served as President and Chief Executive Officer of Integra--A Hotel and Restaurant Company and from 1987 to 1988 as Chairman and Chief Executive Officer of GCA Corporation, a manufacturer of automated semiconductor capital equipment. From 1980 to 1987, Mr. Steadman was a Vice President of Raytheon Company, a defense electronics manufacturer, and served in various management positions, most recently as President of its venture capital division. Mr. Steadman is Chairman of the Board of Directors of Technology Service Group, Inc., a manufacturer of high technology pay telephone components, and Wahlco Environmental Systems, Inc., an environmental equipment and services company. Mr. Steadman is also a director of Aavid Thermal Technologies, Inc., a manufacturer of thermal management products and a producer of computational fluid dynamics software; Kurzweil Applied Intelligence, Inc., a voice recognition software company; and Vitronics Corporation, a manufacturer of reflow soldering ovens.

   Del M. Johnson is the co-founder of Amcom and has served as its Chairman and President since its inception in 1983. From 1981 to 1983, Mr. Johnson served as Equipment Leasing Officer at Security Pacific Bank Corporation, and from 1974 to 1981, he served as Assistant Vice President at Citicorp Industrial Credit. From 1964 to 1974, Mr. Johnson worked as a District Dealership Manager for the Buick Division of General Motors Corporation.

   Michael F. Cibulka is a co-founder of Delta Parts and has served as its Chairman, President and Chief Executive Officer since its inception in August 1993. From 1988 to 1993, Mr. Cibulka served as Senior Vice President of Dataserv, Inc., a Bell South technology parts, repair and service subsidiary, as the Manager of the Parts Division. In addition, Mr. Cibulka was elected to Dataserv, Inc.'s Board of Directors in 1990. From 1973 to 1979, Mr. Cibulka worked with Xerox Corporation, where he held various sales and management positions. Mr. Cibulka is a brother-in-law of Mr. Duffy.

   Mark P. Duffy is a co-founder of Delta Parts and has served as a Director, Vice President and Chief Operating Officer from its inception. From 1986 to 1993, Mr. Duffy was Treasurer of ATV Capital

Management, Inc., a venture capital firm. From 1980 to 1982, Mr. Duffy was with Coopers & Lybrand L.L.P. and from 1982 to 1986 with Arthur Young & Company. Mr Duffy is a brother-in-law of Mr. Cibulka.

   Dana J. Pekas joined Amcom in 1985, with responsibility for initiating and developing Amcom's point of sale business. In 1993, Mr. Pekas was appointed to his current position as Vice President--Sales and Marketing. In that position, Mr. Pekas develops marketing and sales strategies and manages sales staff at Amcom headquarters and its six distribution and sales centers. Mr. Pekas is the brother of Jordan Pekas.

   John T. Harnett joined Delta Parts as Vice President and Chief Financial Officer in 1996. From 1991 until he joined the Company, Mr. Harnett was an independent management consultant, specializing in strategic planning and financial consulting. During this period, Mr. Harnett also developed a linear programming based scheduling software application for businesses. From 1987 to 1991, he was with Dataserv, Inc., most recently as Senior Vice President for Strategic and Operations Planning. From 1974 to 1987, Mr. Harnett was with the Customer Service Division of TRW, Inc., most recently as Director of Planning & Development with responsibility for acquisitions of equipment service businesses.

   Timothy R. Balko joined Amcom in 1986 to establish a component level repair and parts department. From 1987 to 1993, Mr. Balko served as a sales representative for major accounts and was responsible for inventory management and technical personnel. In 1993, Mr. Balko was appointed Vice President--Major Accounts in which capacity he co-manages, with Mr. Pekas, the development of marketing and sales strategies. From 1984 to 1986, Mr. Balko served as a technician for product rework at Sperry Univac.

   Betsy J. Martin joined Amcom in 1983 to develop Amcom's accounting, payroll, inventory and receivables processes and departments. In 1987, Ms. Martin was appointed Secretary and Vice President--Accounting and Administration. In 1989, Ms. Martin was elected to the Board of Directors of Amcom. From 1963 to 1983, Ms. Martin held a variety of positions at General Electric, including Operations Manager and Credit Manager.

   Larry J. Stroup has been a director of Delta Parts since January 1995. Since 1981, Mr. Stroup has been associated with Katun Corporation, a technology parts and repair company specializing in office copying and imaging equipment and since 1988, he has been Katun's Executive Vice President and Chief Operating Officer. Prior to joining Katun, Mr. Stroup held several positions with Xerox Corporation.

Other Significant Employees
   Andrea J. Lindblad joined Delta Parts in 1993 as Director of
Administration. Ms. Lindblad currently holds the position of Vice President of Information Systems and Administration. From 1985 to 1993, Ms. Lindblad was employed by Dataserv, Inc. in the Technology Support Services Division, where she became the company's Inventory Control Manager.

   Joel Lindquist has been Vice President of Operations of Delta Parts since 1994, when Delta Parts acquired Lindquist Computer Services, Inc., a technology services company specializing in parts sales, repair and refurbishment of ATM and POS related equipment, which Mr. Lindquist founded in 1988. From 1986 to 1988, Mr. Lindquist was Manager of the POS Installation Team at Dataserv, Inc. From 1981 to 1986, Mr. Lindquist worked for a nationwide technical services company as Director of Operations.

   Jordan Pekas joined Amcom in 1991, as a sales representative and has served as Eastern Regional Sales Manager of Amcom since 1993. From 1989 to 1991, Mr. Pekas was employed by Union Carbide Corporation as Regional Sales Specialist for the Mid-Atlantic and New England states. Mr. Pekas is the brother of Dana J. Pekas.

   Robert K. Spinner joined Amcom in 1989 as a sales and marketing representative to further expand point of sale system sales in the restaurant and retail markets. Mr. Spinner currently serves as Director of POS Sales. From 1987 to 1989, Mr. Spinner served as a sales representative for Johnson Equipment Company, a restaurant equipment reseller.

   The Company's directors will hold office until the first Annual Meeting of Stockholders and until their successors are elected and qualified. Thereafter, directors will be elected to one-year terms. The Company's

Board of Directors will establish an Audit Committee, a Compensation Committee, a Stock Plans Committee and an Executive Committee. The members of each committee are expected to be determined at the first meeting of the Board of Directors following the consummation of the Offering. The members of the Audit, Stock Plans and Compensation Committees will be non-employee directors. All officers serve at the discretion of the Board of Directors, although some of them have entered into employment agreements with the Company. See "--Employment Agreements."

Directors' Compensation
   Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive an annual fee of $5,000, as well as an additional fee of $500 for each day or part thereof spent in attendance at Board or committee meetings. No fee is paid for meetings held by telephone conference call. Each non-employee director serving on the Board on June 1, 1997, will receive a non-statutory stock option to purchase 3,000 shares of Common Stock, and on each June 1 thereafter if he or she is still serving as a non-employee director on that date. Any director elected to the Board after June 1, 1997, will receive a non-statutory stock option to purchase 3,000 shares of Common Stock on the date of election and on each anniversary thereof, so long as he or she remains a non-employee director. See "--1996 Non-Employee Director Stock Option Plan." As Chairman of the Board of Directors, in lieu of the quarterly and meeting fees, Mr. Steadman is paid a fee of $3,000 per month and has been granted a ten-year stock option to purchase 25,000 shares of the Company's Common Stock, exercisable at $6.75 per share in two equal annual installments on the first and second anniversary of the grant date. All directors of the Company are reimbursed for out-of-pocket expenses incurred in carrying out their responsibilities as directors.

Executive Compensation
   The Company was incorporated in April 1996 and has not conducted any operations prior to the Offering; however, the Company anticipates that during fiscal 1996, annualized base salaries of the Chief Executive Officer and the five other most highly compensated officers will be as follows: Mr. Cibulka at $200,000; Mr. Johnson at $185,000; Mr. Pekas at $160,000; Mr. Duffy at $150,000; Mr. Balko at $110,000, and Mr. Harnett at $110,000 (collectively, the "named executive officers").

Option Grants In Last Fiscal Year
   On September 27, 1996, ten-year non-statutory stock options covering, in the aggregate, 924,892 shares of Common Stock were granted. These options are currently exercisable and expire on September 27, 2006. None of the options had been exercised as of the date of this Prospectus. The following table sets forth certain information with respect to options granted by the Company to the named executive officers in the last fiscal year.

                                                                            Potential Realizable Value
                                                                                        at
                                   Percent of                                 Assumed Annual Rates of
                     Number of        Total                                            Stock
                     Securities      Options                                    Price Appreciation
                     Underlying    Granted to      Exercise                     for Option Term (1)
                      Options     Employees in      Price      Expiration    ---------------------------
Name                  Granted      Fiscal Year    Per Share       Date           5%            10%
 ------------------ ------------ --------------- ------------ ------------- -------------  -------------
Del M. Johnson        148,543         16.9%         $2.00       09/27/06     $1,227,267    $2,130,192
Dana J. Pekas         377,024         42.8           2.00       09/27/06      3,114,985     5,406,741
Timothy R. Balko      169,155         19.2           2.00       09/27/06      1,397,564     2,425,780

(1) The potential realizable value is calculated based on the term of the option (ten years) at its date of grant. It is calculated by assuming that the per share market value on the date of grant (estimated at $6.75) appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option shares can be sold on the last day of its term for the appreciated stock price.

Employment Agreements
   Each of Messrs. Cibulka, Johnson, Duffy, Pekas, Balko and Harnett have entered into employment agreements with the Company. The agreements provide for a minimum annual base salary payable to each officer for the three-year term of the agreement (see "Executive Compensation") and in the case of Mr. Pekas, an annual incentive bonus based on sales not to exceed $100,000 annually; participation in all benefit plans generally made available to senior officers of the Company; life insurance, at Company expense, in an amount at least equal to one year's salary; and indemnity to the fullest extent permitted by the Company's Certificate of Incorporation, By-laws and the laws of the State of Delaware. In the event of termination of employment of an officer without cause, under the terms of the employment agreement, the officer is entitled to a continuation of salary and benefits until the end of the three-year agreement term, but in any event for no less than twelve months; and in the event of termination of employment of an officer as a result of permanent disability, the employment agreements provide for the continuation of salary and benefits to such officer for a period of twelve months. The agreements also provide that the officer shall not compete with the Company or solicit the Company's employees or customers during his employment and for a period of one year after termination of employment or during the period of salary continuation, whichever is longer.

   Pursuant to their employment agreements, Messrs. Johnson, Pekas and Balko have also received (i) a one-time cash bonus in the form of the ExpressPoint Notes, in the amounts of $390,600, $991,400 and $444,800, respectively; and
(ii) a ten-year, immediately exercisable stock option to purchase shares of the Company's Common Stock at $2.00 per share, for 148,543 shares, 377,024 shares and 169,155 shares, respectively.

Stock Option Plans

   1996 Employee Stock Option Plan
    The 1996 Employee Stock Option Plan (the "Plan") was adopted by the Board of Directors and approved by stockholders of the Company on September 27, 1996. The purpose of the Plan is to provide directors, officers and key employees and consultants with additional incentives by increasing their ownership interests in the Company. The Plan provides for the issuance pursuant to stock options of the greater of 700,000 shares or 15% of the aggregate number of shares of the Company's Common Stock outstanding, provided, however, that options to purchase no more than 600,000 shares of Common Stock may be granted as incentive stock options ("ISOs"). The plan provides for the grant of ISOs to employees and the grant of non-statutory Stock Options ("NSOs") to employees, officers, directors, consultants and advisors of the Company and its subsidiaries. Any employee of the Company or of any subsidiary who is considered a key contributor to the overall success of the consolidated enterprise is an eligible participant in the Plan. The maximum number of shares with respect to which options may be granted under the Plan to any one employee in any one year is 500,000 shares. Grants will be made based on the recommendation of senior management and in the case of executive officers, based on the recommendations of the Compensation Committee.

    The Plan is administered by the Stock Plans Committee of the Board of Directors made up of non- employee directors (the "Committee"). Subject to the provisions of the Plan itself, the Committee has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares, (ii) the term of the option (which may not exceed ten years or five years in the case of an ISO granted to a 10% stockholder of the Company), (iii) the exercise or purchase price (which in the case of an ISO cannot be less than the fair market value of the Common Stock on the date of grant or 110% if the employee is an owner of 10% or more of the total combined voting power of all classes of stock of the Company), (iv) the type and duration of any transfer or other restrictions and (v) the time and form of payment for stock upon exercise of options. Options are not transferable by the option holder except by will, by the laws of descent and distribution, pursuant to a qualified domestic relations order or to immediate family members. The Committee also determines the period, if any, during which the option may continue beyond termination of employment, except that upon a grantee's termination of employment for cause, all his or her options terminate immediately. Generally, no incentive stock option may be exercised as such more than three months following termination of employment. However, in the event that termination is due to death or disability, an incentive stock option is exercisable as such for a maximum of one year after such termination. The Plan will remain in effect until terminated by the Board of Directors and may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

   1996 Non-Employee Director Stock Option Plan
    The 1996 Non-Employee Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors and approved by stockholders of the Company on September 27, 1996. The purpose of the Director Plan is to provide a means of compensating directors who are not employees of the Company ("non-employee directors") to encourage stock ownership in the Company by them, to retain existing non-employee directors, and to attract new knowledgeable and experienced persons who, as non-employee directors, can make a significant contribution to the success of the Company.

    Up to 75,000 shares of Common Stock are authorized for issuance under the Director Plan. There are currently two non-employee directors. The Director Plan is administered by the Board of Directors.

    Pursuant to the provisions of the Director Plan, each non-employee director holding office on June 1, 1997 will be automatically granted a non-statutory stock option to purchase 3,000 shares of Common Stock on that date and on each anniversary of that date, provided that he or she is then serving as a non-employee director, at an exercise price equal to the market value of a share of Common Stock on the date of grant. Non-employee directors elected to the Board after June 1, 1997 will automatically be granted an option to purchase 3,000 shares of Common Stock at an exercise price equal to the market value of a share of Common Stock on the date of election and on each anniversary of that date so long as such director remains a non-employee director.

    All options become exercisable in two equal installments on the first and second anniversary of the grant date. In the event of a "change in control" of the Company (as defined in the Director Plan) the options become exercisable in full. The options expire ten years from the date of grant or one year after the non-employee director ceases to act in such capacity, whichever occurs first, unless termination is for cause.

    Options under the Director Plan may not be assigned or transferred except by will, the laws of descent and distribution, a qualified domestic relations order or to immediate family members. All options under the Director Plan will be non-statutory options.

   The 1996 Employee Stock Purchase Plan
    The 1996 Employee Stock Purchase Plan was adopted by the Board of Directors and approved by stockholders on September 27, 1996 (the "Purchase Plan"). The purpose of the Purchase Plan is to enable employees to purchase shares of the Company's Common Stock at a discount from the market price through payroll deductions.

    The Purchase Plan is not qualified under S.401 of the Internal Revenue Code (the "Code") and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

    The Purchase Plan currently provides for the issuance of a maximum of 150,000 shares of Common Stock, subject to appropriate adjustments to give effect (a) to any mergers occurring at any time, and (b) to any consolidations, reorganizations, recapitalization, stock splits, stock dividends or other relevant changes in the capitalization of the Company. The Purchase Plan, which is administered by the Board of Directors or a committee appointed by the Board, is implemented by a series of "Offerings" that begin on an "Offering Commencement Date" and end on an "Offering Termination Date" as determined by the Board of Directors. During the period of an Offering, payroll deductions authorized by a participant are accumulated, and on the Offering Termination date, shares of the Company's stock are purchased for the participant using his or her accumulated deductions unless the participant has withdrawn from the Offering prior to that date. No Purchase Plan Offering will commence prior to the Offering of stock hereunder and no Purchase Plan Offering may be longer than twenty-seven months or commence after September 26, 2006.

    Any full-time employee of the Company, Amcom, Delta Parts (and any other subsidiaries if approved by the Board of Directors) who is customarily employed for more than 20 hours per week and more than five months in each calendar year is eligible to participate in an Offering. An employee who becomes eligible to participate in the Purchase Plan after an Offering has commenced must wait until the commencement of the next Offering to participate. A Participant's rights under the Purchase Plan and an Offering are not assignable or transferable by a participant and are exercisable only by the participant. Participation in the Purchase Plan is entirely voluntary.

    The purchase price of the shares is the lower of 85% of the market value of the Common Stock on the Offering Commencement Date, or 85% of the market value on the Offering Termination Date. Market value is currently determined as the last reported sale price of the Common Stock on the Nasdaq National Market for the date in question.

Indemnification of Directors and Officers
   Section 145 ("Section 145") of the Delaware General Corporation Law provides a detailed statutory framework covering indemnification of directors and officers against liabilities and expenses arising out of legal proceedings brought against them by reason of their status or service as directors or officers. The Company's By-Laws and Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by Section 145. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he or she is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful) and (iii) may be indemnified by the corporation for expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he or she is not successful on the merits, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the Director or officer is adjudged liable for negligence or misconduct in the performance of his or her duties to the corporation, unless a court determines that, despite such adjudication, but in view of all of the circumstances, he or she is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard has been met. Such a determination may be made by a majority of a quorum of disinterested Directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Board of Directors may authorize advancing litigation expenses to a director or officer upon receipt of an undertaking by such Director or officer to repay such expenses if it is ultimately determined that he or she is not entitled to be indemnified for them. In this connection, the Company intends to maintain liability insurance for the benefit of the Company and its directors and officers.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of the Company's Common Stock, after giving effect to the transactions described under "Organization" by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director and person who is or will become a director upon consummation of the Offering, (iii) each named executive officer and (iv) all executive officers and such directors as a group. None of the foregoing persons owned shares of Common Stock prior to the Offering and the Acquisition except to the extent they are deemed under applicable law to be the beneficial owners of stock that they may purchase under stock options. The address of Messrs. Johnson, Pekas and Balko is 6205 Bury Drive, Eden Prairie, Minnesota 55346, and the address of Messrs. Steadman, Cibulka, Duffy, Stroup and Harnett is 11401 Rupp Drive, Burnsville, Minnesota 55337. All persons listed below have sole voting and investment power with respect to their shares unless otherwise indicated.

   In the event the Underwriters exercise their over-allotment option to purchase up to 300,000 shares of Common Stock, the Underwriters will purchase the first 100,000 of such shares from Messrs. Cibulka (75,000 shares) and Duffy (25,000 shares). The Company will receive no proceeds from the sale of shares by the Selling Stockholders.

                                                                                        Percentage of
                                                                    Amount and   Outstanding Shares Owned (1)
                                                                     Nature of  -----------------------------
                                                                    Beneficial      Before          After
Name                                                                 Ownership     Offering       Offering
----                                                               ------------ -------------- --------------
David R. A. Steadman (2)                                               111,091        4.2%           2.4%
Del M. Johnson (3)                                                     410,831       15.0            8.7
Michael F. Cibulka (4)                                                 799,460       30.7           17.4
Mark P. Duffy (5)                                                      230,000        8.9            5.0
Dana J. Pekas (6)                                                      497,095       16.8           10.0
Larry J. Stroup (7)                                                     10,000        *              *
Timothy R. Balko (8)                                                   243,246        8.8            5.1
John T. Harnett (7)                                                     20,000        *              *
All directors and executive officers as a group (9 Persons) (9)      2,514,946       71.8%          45.7%

* Less than 1%

(1) Based on 4,584,249 shares outstanding, assuming that the Underwriters' over-allotment option is not exercised. If the Underwriters' over-allotment option is exercised, the percentages shown will decrease.

(2) Includes 10,000 shares that may be acquired under a currently exercisable Delta Parts stock option; 70,762 shares that may be acquired under Delta Parts warrants to purchase Company Common Stock at prices ranging from $0.7092 to $3.50 per share.

(3) Includes 148,543 shares that may be acquired under a currently exercisable stock option.

(4) Includes 20,860 shares that may be acquired under Delta Parts warrants to purchase Company Common Stock at prices ranging from $0.75 to $3.50 per share. If the Underwriters' over-allotment option is exercised with respect to at least 100,000 shares, Mr. Cibulka will sell 75,000 shares and will beneficially own 724,460 shares of Common Stock, which represents 15.7% of the total ownership interest after the Offering.

(5) If the Underwriters' over-allotment option is exercised with respect to at least 100,000 shares, Mr. Duffy will sell 25,000 shares and will beneficially own 205,000 shares of Common Stock, which represents 4.5% of the total ownership interest after the Offering.

(6) Includes 377,024 shares that may be acquired under a currently exercisable stock option.

(7) These are shares that may be acquired under a currently exercisable Delta Parts stock option.

(8) Includes 169,155 shares that may be acquired under a currently exercisable stock option.

(9) Includes 828,622 shares that may be acquired under currently exercisable stock options at prices ranging from $2.00 to $3.50 per share; 91,622 shares that may be acquired under Delta Parts warrants to purchase Company Common Stock at prices ranging from $0.7092 to $3.50 per share.

                          DESCRIPTION OF SECURITIES

General
   The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $0.01 per share. After giving effect to the Acquisition as if consummated prior to the consummation of the Offering, the Company would have 2,584,249 shares of Common Stock outstanding. Upon consummation of the Offering, the Company will have 4,584,249 shares of Common Stock outstanding (4,784,249 shares if the Underwriters' over-allotment option is exercised in full).

Common Stock
   The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors, and there is no cumulative voting. The holders of the Common Stock are also entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to the Offering will be upon payment therefor, fully paid and non-assessable.

Warrants
   As of June 30, 1996, the Company had warrants outstanding exercisable for an aggregate of 95,188 shares of Common Stock at an exercise price of $0.7092 per share, which expire September 1, 1998; 62,000 shares of Common Stock at an exercise price of $0.75 per share, which expire April 13, 2004; 37,880 shares of Common Stock at an exercise price of $3.50 per share, which expire December 1, 2005; 22,858 shares of Common Stock at an exercise price of $3.50 per share, which expire March 31, 2001; and 5,000 shares of Common Stock at an exercise price of $5.00 per share, which expire July 1, 1999. All agreements embodying such outstanding warrants provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalization, stock dividends, stock splits or other changes in the corporate structure of the Company.

Statutory Business Combination Provision

   Upon consummation of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or
(iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

   A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaw or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such an amendment to its Certificate of Incorporation.

Transfer Agent and Registrar
   The Transfer Agent and Registrar for the Common Stock is
                         .

                               CERTAIN TRANSACTIONS

Organization of the Company
   In connection with the Acquisition, and as consideration for their interests (including options and warrants to purchase common stock) in the Founding Companies, Directors, Executive Officers and holders of 5% or more of the outstanding shares of Common Stock will receive cash, shares of Common Stock, stock options or replacement stock options to purchase shares of Common Stock of the Company and replacement warrants to purchase Common Stock.

   In addition, in connection with the Acquisition, the Company is obligated, on a best efforts basis, to obtain the release of personal guarantees of Mr. Cibulka and Mr. Duffy for approximately $906,000 of Delta Parts indebtedness. If such release cannot be obtained or if the indebtedness cannot otherwise be re-financed, the Company, as required under the terms of the Acquisition, will use proceeds from the Offering to repay such indebtedness.

Options to Purchase Common Stock
   Certain investors in Delta Parts, including Messrs. Steadman and Stroup, directors of the Company, are holders of warrants and options to purchase common stock in connection with their investment in, and services provided to, Delta Parts. In connection with the Acquisition, the warrants will be exchanged for warrants to purchase Common Stock of the Company; the stock options will be replaced by stock options to purchase the Common Stock of the Company in each case in the same ratio as shares of Delta Parts common stock are exchanged for Common Stock of the Company. See "Organization."

Certain Loans to Management
   Provided the underwriters' over-allotment option is exercised with respect to the Selling Stockholder shares, Mr. Cibulka will re-pay a loan made to him by Delta Parts in the amount of $60,000 and Mr. Duffy will re-pay a loan made to him by Delta Parts in the amount of $30,000. The total principal amount of these loans outstanding at June 30, 1996 was $44,803.

Policy on Transactions with Affiliates
   Any transactions with affiliates of the Company will be approved by a majority of the Board of Directors, including a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon consummation of the Offering and the Acquisition, the Company will have outstanding 4,584,249 shares of Common Stock; warrants to purchase 222,926 of Common Stock at prices ranging from $0.7092 to $5.00 per share (the "Warrant Shares"); and employee stock options to purchase 1,462,350 shares of Common Stock at exercise prices ranging from $0.01 to $6.25 per share (the "Option Shares"). The 2,000,000 shares sold in the Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction unless held by affiliates of the Company. The remaining 2,584,249 outstanding shares of Common Stock, the Warrant Shares or the Option Shares have not been registered under the Securities Act, which means that they may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder. Of the unregistered securities, the Company intends to register for resale 722,147 shares of Common Stock held by the Amcom ESOP for Amcom employees. Pursuant to the terms of the Acquisition, the Amcom ESOP will be terminated on the closing of the Acquisition but, except as required by law, no shares will be distributed to the ESOP participants until a favorable determination with regard to the qualified status of the Amcom ESOP is obtained from the Internal Revenue Service. It is expected that such determination will not be received until five to nine months subsequent to such termination.

   In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, the acquiror or subsequent holder of the shares may sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 4,584,249 shares immediately after the Offering), or the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain provisions relating to the manner of sale, notice requirements and the availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale and who has beneficially owned his shares for at least three years could be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

   The Company has agreed not to offer or sell any shares of Common Stock for a period of 180 days (the "Lock-up Period") following the date of this Prospectus without the prior written consent of Rodman & Renshaw, Inc., except that the Company may issue Common Stock in connection with acquisitions or upon the exercise of options.

   Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time after the Offering. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                 UNDERWRITING

   The Underwriters named below (the "Underwriters"), represented by Rodman &
Renshaw, Inc. and                                          (the
"Representatives"), have severally agreed, subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement") by and among the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock if they purchase any.

 Underwriter                        Number of Shares
 --------------------------------  -------------------
Rodman & Renshaw, Inc.




  Total                                2,000,000
                                   ===================

   The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow
selected dealers a concession of not more than $      per share; and the
Underwriters may allow, and such dealers may reallow, a concession of not
more that $      per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

   The Company and the Selling Stockholders have granted to the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to a maximum of 300,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. The first 100,000 shares for which the Underwriters have an over-allotment option will be sold by the Selling Stockholders and the remaining 200,000 shares will be sold by the Company. To the extent the Underwriters exercise such over-allotment option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise this over-allotment option only to cover over-allotments made in connection with the Offering.

   The Underwriting Agreement provides that the Company and the Selling Stockholders, as the case may be, will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

   The Company, its officers, directors and certain stockholders have agreed not to sell any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Rodman & Renshaw, Inc., except for (i) the shares of Common Stock offered hereby, (ii) shares of Common Stock issued in connection with acquisitions or (iii) shares of Common Stock issued upon the exercise of outstanding stock options.

   Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of and prospects for the Company and the industry in which it operates, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

   In October 1995, Delta Parts entered into an agreement with Kramer Capital Management, Inc. ("KCM"), to retain KCM's financial consulting services (as amended, the "KCM Agreement"). By September 6, 1996, KCM had rendered substantially all services contemplated by the KCM Agreement, and the KCM Agreement was amended and assigned to the Company (the "Amended KCM Agreement"). Pursuant to the terms of the Amended KCM Agreement, KCM earned fees in the amount of $850,000 for services rendered in connection with the Acquisition (the "Acquisition Advisory Fee"). In partial payment of the Acquisition Advisory Fee, the Company issued on September 30, 1996, a one-year promissory note to KCM in the amount of $500,000. The Company agreed to pay the remaining $350,000 of the Acquisition Advisory Fee immediately following consummation of the Offering, but in any event on or before March 31, 1997. In addition, the Company agreed to pay KCM the amount of $150,000 upon closing of the Offering in payment of services rendered by KCM in connection therewith.

                                LEGAL MATTERS

   The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                   EXPERTS

   The balance sheet as of June 30, 1996 of ExpressPoint Technology Services, Inc. and the related statements of stockholder's equity and cash flows for the period from inception (April 23, 1996) to June 30, 1996, the balance sheets of Amcom Corporation as of May 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1996, the balance sheets of Delta Parts, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995, and the balance sheets of Lindquist Computer Services, Inc. as of December 31, 1993 and August 31, 1994 and the related statements of operations, stockholder's equity and cash flows for the year ended December 31, 1993, and for the eight-month period ended August 31, 1994, included in this prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission, Washington, D.C., (the "Commission") a Registration Statement on Form S-l with respect to the shares of Common Stock offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain all the information contained in the Registration Statement (and the exhibits and schedules thereto), certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W., Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information regarding the Company is also available at the Commission's Web site (http://www.sec.gov).

   The Company intends to furnish to its stockholders annual reports containing financial statements audited by independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

                                                                                                Page
                                                                                             ---------
EXPRESSPOINT TECHNOLOGY SERVICES, INC.
Unaudited Pro Forma Combined Financial Statements
   Basis of Presentation                                                                         F-2
   Unaudited Pro Forma Combined Balance Sheet as of June 30, 1996                                F-3
   Unaudited Pro Forma Combined Statements of Operations for the year ended December 31,
    1995                                                                                         F-4
   Unaudited Pro Forma Combined Statements of Operations for the six-month period ended
    June 30, 1995                                                                                F-5
   Unaudited Pro Forma Combined Statements of Operations for the six-month period ended
    June 30, 1996                                                                                F-6
   Notes to Unaudited Pro Forma Combined Financial Statements                                    F-7
Historical Financial Statements
   Report of Independent Accountants                                                            F-10
   Balance Sheet as of June 30, 1996                                                            F-11
   Statement of Stockholder's Equity for the period from inception (April 23, 1996) through
    June 30, 1996                                                                               F-12
   Statement of Cash Flows for the period from inception (April 23, 1996) through June 30,
    1996                                                                                        F-13
   Notes to Financial Statements                                                                F-14
AMCOM CORPORATION
   Report of Independent Accountants                                                            F-15
   Balance Sheets as of May 31, 1995 and 1996 and as of June 30, 1996                           F-16
   Statements of Operations for the years ended May 31, 1994, 1995 and 1996 and for the
    one-month periods ended June 30, 1995 and 1996                                              F-17
   Statements of Stockholders' Equity for the years ended May 31, 1994, 1995 and 1996 and
    for the one-month periods ended June 30, 1995 and 1996                                      F-18
   Statements of Cash Flows for the years ended May 31, 1994, 1995 and 1996 and for the
    one-month periods ended June 30, 1995 and 1996                                              F-19
   Notes to Financial Statements                                                                F-20
DELTA PARTS, INC.
   Report of Independent Accountants                                                            F-27
   Balance Sheets as of December 31, 1994 and 1995 and as of June 30, 1996                      F-28
   Statements of Operations for the period from inception (August 9, 1993) through December
    31, 1993, the years ended December 31, 1994 and 1995 and the six-month periods ended
    June 30, 1995 and 1996                                                                      F-29
   Statements of Stockholders' Equity for the period from inception (August 9, 1993)
    through December 31, 1993, the years ended December 31, 1994 and 1995 and the six-month
    periods ended June 30, 1995 and 1996                                                        F-30
   Statements of Cash Flows for the period from inception (August 9, 1993) through December
    31, 1993, the years ended December 31, 1994 and 1995 and the six-month periods ended
    June 30, 1995 and 1996                                                                      F-31
   Notes to Financial Statements                                                                F-32
LINDQUIST COMPUTER SERVICES, INC.
   Report of Independent Accountants                                                            F-41
   Balance Sheets as of December 31, 1993 and August 31, 1994                                   F-42
   Statements of Operations for the year ended December 31, 1993 and the eight-month period
    ended August 31, 1994                                                                       F-43
   Statements of Stockholder's Equity for the year ended December 31, 1993 and the
    eight-month period ended August 31, 1994                                                    F-44
   Statements of Cash Flows for the year ended December 31, 1993 and the eight-month period
    ended August 31, 1994                                                                       F-45
   Notes to Financial Statements                                                                F-46

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

The following unaudited pro forma combined financial statements give effect to the acquisition by ExpressPoint Technology Services, Inc. (ExpressPoint) of all the common stock of Amcom Corporation (Amcom) and Delta Parts, Inc. (Delta Parts). Amcom and Delta Parts are hereafter collectively referred to as the Founding Companies. This acquisition (the Acquisition) will occur simultaneously with, and as a condition to, the closing of ExpressPoint's initial public offering (the Offering) and will be accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements also give effect to the issuance of Common Stock, which will be issued by ExpressPoint to the Founding Companies upon the effectiveness of the Offering. These statements are based on historical financial statements of ExpressPoint and the Founding Companies included elsewhere in the registration statement and the estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it occurred on June 30, 1996. The unaudited pro forma combined statements of operations give effect to the Acquisition as if it occurred on January 1, 1995.

The pro forma adjustments are based on preliminary estimates, currently available information and certain assumptions that management deems appropriate. In management's opinion, the preliminary estimates regarding allocation of the purchase price of the Founding Companies are not expected to materially differ from the final adjustments. These adjustments will be finalized after the Closing of the Acquisition. The unaudited pro forma combined financial statements presented herein are not necessarily indicative of the results ExpressPoint would have obtained had such events occurred at the beginning of the period, as assumed, or of the future results of ExpressPoint. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this registration statement.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                             as of June 30, 1996

                                           Founding Companies
                                        -------------------------
                          ExpressPoint
                           Technology
                            Services,     Amcom     Delta Parts,               Pro Forma               Combined
                              Inc.     Corporation      Inc.       Combined   Adjustments             Pro Forma
                           ----------- ------------ ------------  ----------  -----------             ------------
ASSETS:
  Current assets:
  Cash                        $100      $  276,558   $   20,054  $   296,712  $                      $   296,712
  Accounts receivable,
    net                                  4,946,956    1,120,052    6,067,008                           6,067,008
  Inventories                            2,846,979      747,674    3,594,653                           3,594,653
  Other current assets                      64,526      158,976      223,502                             223,502
                           ----------- ------------ ------------  ----------  -----------             ------------
  Total current assets         100       8,135,019    2,046,756   10,181,875                          10,181,875
  Property and equipment,
    net                                    397,145      396,028      793,173                             793,173
  Goodwill                                               80,666       80,666   10,796,648(a)          10,877,314
  Other assets                             208,654       41,941      250,595                             250,595
                           ----------- ------------ ------------  ----------  -----------             ------------
  Total assets                $100      $8,740,818   $2,565,391  $11,306,309  $10,796,648            $22,102,957
                           =========== ============ ============  ==========  ===========             ============
  LIABILITIES AND
    STOCKHOLDERS' EQUITY:
  Current liabilities:
  Revolving credit
    agreement, bank                                     437,956      437,956                             437,956
  Bank line of credit                      600,000                   600,000                             600,000
  Current maturity of
    long-term debt                          27,600       78,546      106,146                             106,146
  Accounts payable                       1,428,056      578,199    2,006,255                           2,006,255
  Accrued compensation                     378,218      131,161      509,379                             509,379
  Accrued expenses                         125,968      100,824      226,792      (11,674)(c)            215,118
  Other current
    liabilities                            189,088                   189,088                             189,088
                                       ------------ ------------  ----------  -----------             ------------
  Total current
    liabilities                          2,748,930    1,326,686    4,075,616      (11,674)             4,063,942
                                       ------------ ------------  ----------  -----------             ------------
  Long-term debt, net of
    current                                 46,713      748,339      795,052     (359,200)(c)            435,852
  Commitments
Common stock held by ESOP
  subject to repurchase
  obligation                             3,882,976                 3,882,976   (3,882,976)(b)
Common stock held by
  shareholders subject to
  put option                               301,469                   301,469     (301,469)(b)
  Stockholders' equity:
  Common stock $.01 par
    value, 15,000,000
    shares authorized,
    2,584,249 combined
    pro forma shares
    issued and
    outstanding                  1         221,945       13,458      235,404     (209,562)(a)(b)(c)       25,842
  Additional paid-in
    capital                     99                      892,660      892,759   11,479,393(a)(b)(c)    12,372,152
  Loans to stockholders                                 (44,803)     (44,803)                            (44,803)
  Retained earnings                      1,538,785     (370,949)   1,167,836    4,082,136(b)(c)        5,249,972
                           ----------- ------------ ------------  ----------  -----------             ------------
      Total stockholders'
       equity                  100       1,760,730      490,366    2,251,196   15,351,967             17,603,163
                           ----------- ------------ ------------  ----------  -----------             ------------
      Total liabilities
       and stockholders'
       equity                 $100      $8,740,818   $2,565,391  $11,306,309  $10,796,648            $22,102,957
                           =========== ============ ============  ==========  ===========             ============

              The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                     for the year ended December 31, 1995

                                Founding Companies
                          -----------------------------
                               Amcom      Delta Parts,                      Pro Forma               Combined
                            Corporation        Inc.        Combined        Adjustments              Pro Forma
                          -------------- -------------- --------------     -----------            --------------
Revenues                    $22,769,585    $4,257,251     $27,026,836                              $27,026,836
Cost of sales                12,720,000     2,817,678      15,537,678                               15,537,678
                          -------------- -------------- --------------     -----------            --------------
Gross profit                 10,049,585     1,439,573      11,489,158                               11,489,158
Operating expenses:
Selling, general and
  administrative              8,508,808     1,640,143      10,148,951      $(1,030,202)(e)(f)(g)     9,118,749
Goodwill amortization                           2,432           2,432          366,509(d)              368,941
                          -------------- -------------- --------------     -----------            --------------
Operating income (loss)       1,540,777      (203,002)      1,337,775          663,693               2,001,468
Nonoperating expenses:
  Interest expense, net          47,468       160,449         207,917          (28,420)(i)             179,497
  Other expense                     680                           680                                      680
                          -------------- -------------- --------------     -----------            --------------
Pro forma income (loss)
  before taxes                1,492,629      (363,451)      1,129,178          692,113               1,821,291
Pro forma income tax
  provision (benefit)           513,668        (2,000)        511,668          180,423(h)              692,091
                          -------------- -------------- --------------     -----------            --------------
Pro forma net income (loss) $   978,961    $ (361,451)    $   617,510      $   511,690               1,129,200
                          ============== ============== ==============     ===========            ==============
Pro forma net income per
  share                                                                                            $       .30
                                                                                                  ==============
Shares used in computing
  pro forma net income
  per share                                                                                          3,706,960(j)
                                                                                                  ==============

              The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 for the six-month period ended June 30, 1995

                                Founding Companies
                          -----------------------------
                               Amcom      Delta Parts,                   Pro Forma              Combined
                            Corporation        Inc.        Combined     Adjustments             Pro Forma
                          -------------- --------------  ------------   ------------          --------------
Revenues                    $9,537,924     $2,093,560    $11,631,484                           $11,631,484
Cost of sales                5,425,935      1,377,222      6,803,157                             6,803,157
                          -------------- --------------  ------------   ------------          --------------
Gross profit                 4,111,989        716,338      4,828,327                             4,828,327
Operating expenses:
Selling, general and
  administrative             3,841,682        826,847      4,668,529     $(360,543)(e)(f)(g)     4,307,986
Goodwill amortization                           1,216          1,216       183,254(d)              184,470
                          -------------- --------------  ------------   ------------          --------------
Operating income (loss)        270,307       (111,725)       158,582       177,289                 335,871
Nonoperating expenses:
Interest expense, net            3,888         63,542         67,430                                67,430
Other expense                      181                           181                                   181
                          -------------- --------------  ------------   ------------          --------------
Pro forma income (loss)
  before taxes                 266,238       (175,267)        90,971       177,289                 268,260
Pro forma income tax
  provision                     97,646                        97,646         4,293(h)              101,939
                          -------------- --------------  ------------   ------------          --------------
Pro forma net income
  (loss)                    $  168,592     $ (175,267)   $    (6,675)    $ 172,996             $   166,321
                          ============== ==============  ============   ============          ==============
Pro forma net income per
  share                                                                                        $       .04
                                                                                              ==============
Shares used in computing
  pro forma net income
  per share                                                                                      3,706,960(j)
                                                                                              ==============

              The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                 for the six-month period ended June 30, 1996

                                Founding Companies
                          -----------------------------
                               Amcom      Delta Parts,                   Pro Forma              Combined
                            Corporation        Inc.        Combined     Adjustments             Pro Forma
                          -------------- --------------  ------------   ------------          --------------
Revenues                    $15,539,356    $3,040,596    $18,579,952                           $18,579,952
Cost of sales                 8,930,690     2,142,068     11,072,758                            11,072,758
                          -------------- --------------  ------------   ------------          --------------
Gross profit                  6,608,666       898,528      7,507,194                             7,507,194
Operating expenses:
Selling, general and
  administrative              5,377,376       784,434      6,161,810     $(755,835)(e)(f)(g)     5,405,975
Goodwill amortization                           1,216          1,216       183,254(d)              184,470
                          -------------- --------------  ------------   ------------          --------------
Operating income              1,231,290       112,878      1,344,168       572,581               1,916,749
Nonoperating expenses:
Interest expense, net            59,436        66,338        125,774       (23,348)(i)             102,426
Other expense                       509                          509                                   509
                          -------------- --------------  ------------   ------------          --------------
Pro forma income before
  taxes                       1,171,345        46,540      1,217,885       595,929               1,813,814
Pro forma income tax
  provision                     450,717                      450,717       238,532(h)              689,249
                          -------------- --------------  ------------   ------------          --------------
Pro forma net income        $   720,628    $   46,540    $   767,168     $ 357,397             $ 1,124,565
                          ============== ==============  ============   ============          ==============
Pro forma net income per
  share                                                                                        $       .30
                                                                                              ==============
Shares used in computing
  pro forma net income
  per share                                                                                      3,706,960(j)
                                                                                              ==============

              The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                 (Unaudited)

 1. ExpressPoint Technology Services, Inc. Background

    ExpressPoint Technology Services, Inc. (ExpressPoint) was incorporated on April 23, 1996 and had no operating activities prior to June 30, 1996. Accordingly there are no historical statements of operations available for ExpressPoint prior to June 30, 1996.

    ExpressPoint was formed to create an international provider of computer parts sourcing and service. ExpressPoint will acquire Amcom Corporation (Amcom) and Delta Parts, Inc. (Delta Parts) simultaneously with the consummation of an initial public offering (the Offering). Amcom and Delta Parts are hereafter collectively referred to as the Founding Companies.

 2. Historical Financial Statements

    The historical financial statements present the financial position and results of operations for ExpressPoint and the Founding Companies and were derived from the respective financial statements where indicated. ExpressPoint and Delta Parts have a December 31 fiscal year end and Amcom has a May 31 fiscal year end. However, for purposes of the Unaudited Pro Forma Combined Financial Statements, the unaudited statements of operations information for Amcom is derived from financial statements for the year ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996. The audited historical financial statements of ExpressPoint and the Founding Companies have been included elsewhere in this prospectus in accordance with Securities and Exchange Commission Staff Accounting Bulletin (SAB) No. 80.

 3. Acquisition of Founding Companies

    Simultaneously with, and as a condition to, the closing of the Offering, ExpressPoint will acquire all of the common stock of the Founding Companies (the Acquisition). The Acquisition will be accounted for using the purchase method of accounting with Delta Parts treated as the acquirer as determined in accordance with Securities and Exchange Commission SAB No. 97. The total estimated purchase price is $16,741,823, which consists of (i) $6,300,000 to be paid to the Amcom shareholders upon the consummation of the Offering; (ii) $9,977,823 estimated fair value of 1,108,647 shares of common stock at an estimated initial public offering price of $9.00 per share; and (iii) acquisition transaction costs of $464,000.

    The estimated purchase price of $16,741,823 has been allocated to the net assets of Amcom based upon their estimated fair values. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of Amcom's assets and liabilities will approximate fair value. The amount allocated to goodwill is $10,796,648. The Founding Companies do have long-term client contracts, however client relationships can be canceled by the client upon relatively short notice. Management has not identified any other tangible or identifiable intangible assets of Amcom to which a portion of the purchase price could reasonably be allocated.

 4. Unaudited Pro Forma Combined Balance Sheet Adjustments

    (a) To record the excess of the purchase price paid for Amcom's common stock of $16,741,823 over the fair value of the net assets of Amcom at the time of the Acquisition of $5,945,175.

    (b) To record the conversion of temporary equity into permanent equity to reflect the effect of (i) the termination of all shareholder put options; and (ii) the termination of the Amcom Employee Stock Ownership (ESOP) together with the separate registration of these shares which results in the termination of ESOP participant put options.

    (c) To record the conversion of certain convertible Delta Parts debt, accrued interest and interest through maturity, to common stock.

A summary of the unaudited pro forma combined balance sheets adjustments (a),
(b) and (c) is as follows:

                                                                    Debit (Credit)
                                               -----------------------------------------------------------
                                                Unaudited Pro Forma Combined Balance Sheets Adjustments
                                               -----------------------------------------------------------
Balance Sheet Accounts                              (a)            (b)           (c)           Total
Goodwill                                       $ 10,796,648                                 $10,796,648
Accrued expenses                                                              $  11,674          11,674
Long term debt, net of current portion                                          359,200         359,200
Common stock held by ESOP subject to
  repurchase obligation                                        $ 3,882,976                    3,882,976
Common stock held by shareholders subject to
  put option                                                       301,469                      301,469
Common stock                                       (100,327)       314,429       (4,540)        209,562
Additional paid-in capital                      (10,696,321)      (333,645)    (449,427)    (11,479,393)
Retained earnings                                               (4,165,229)      83,093      (4,082,136)
                                               ------------    -----------    ---------     -----------
                                               $         --    $        --    $      --     $        --
                                               ============    ===========    =========     ===========

 5. Unaudited Pro Forma Combined Statements of Operating Adjustments

    ExpressPoint is in the process of hiring other corporate staff in addition to those of the Founding Companies. Also, certain corporate expenses will be incurred in 1996 and thereafter related to operating as a public company and in managing the Founding Companies, which heretofore have operated as autonomous businesses. These additional expenses (which will be significant) have not been reflected in the accompanying unaudited pro forma combined statements of operations. The effect of the additional expenses and related benefits is not currently estimable as the Acquisition has not been consummated and the expected synergies of combining the Founding Companies are not specifically quantifiable at this time.

    (d) To reflect amortization expense for the goodwill recorded in connection with the Acquisition of the Founding Companies. The goodwill is being amortized on a straight-line basis over an estimated life of 35 years.

    (e) To reflect adjustments to compensation expense of the officers of the Founding Companies based upon employment agreements entered into in September 1996, in contemplation of the Acquisition. Amount of adjustment was $736,432, $208,574 and $487,396 for the year ended December 31, 1995, the six-month period ended June 30, 1995 and the six-month period ended June 30, 1996, respectively.

    (f) To eliminate compensation expense associated with Amcom's contributions to an Employee Stock Ownership Plan (the Amcom ESOP) which will be terminated in connection with the Acquisition. Amount of adjustment was $423,770, $281,969 and $268,439 for the year ended December 31, 1995, the six-month period ended June 30, 1995 and the six-month period ended June 30, 1996, respectively.

    (g) To reflect an excise tax liability resulting from termination of the Amcom ESOP. Amount of adjustment was $130,000 for the year ended December 31, 1995 and the six-month period ended June 30, 1995.

    (h) To reflect the provision for income taxes on the unaudited pro forma combined statements of operations at an effective rate of 38% for all periods presented.

    (i) To reflect the elimination of interest expense attributable to certain Delta Parts debt which will be converted to common stock in connection with the Acquisition.

    (j) The weighted average shares outstanding used to calculate pro forma earnings per share is based upon the weighted average number of shares of Common Stock and common stock equivalents outstanding during the period. All warrants, options and convertible debt are assumed exercised or converted at the beginning of the period in accordance with Securities and Exchange Commission SAB No. 83.

  Shares issued in the formation of ExpressPoint                                                          100
  Shares issued to the Founding Companies                                                           2,454,444
  Equivalent shares for options issued to Founding Companies employees                                684,360
  Equivalent shares for replacement options and warrants issued to option and warrant holders  of
  Founding Companies                                                                                  438,351
  Shares issued for conversion of Delta Parts subordinated debt                                       129,705
                                                                                                   ------------
   Shares used in computing pro forma net income per share                                          3,706,960

 6. Pro Forma Combined Statements of Operations Significant Accounting Policies

    The following significant accounting policy has been reflected in ExpressPoint's unaudited pro forma combined statements of operations.

    Revenue Recognition

    ExpressPoint recognizes revenues from parts sales and repairs upon shipment of the parts.

 7. Concentration of Credit Risk

    ExpressPoint generated a significant portion of its revenues from a single customer during the year ended December 31, 1995 and the six-month periods ended June 30, 1995 and 1996. Loss of this customer, or other significant customers, could have a material adverse effect on ExpressPoint's business, results of operations and financial condition.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of ExpressPoint Technology Services, Inc.:

   We have audited the accompanying balance sheet of ExpressPoint Technology Services, Inc., as of June 30, 1996, and the related statements of stockholder's equity and cash flows for the period from inception (April 23, 1996) through June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ExpressPoint Technology Services, Inc. as of June 30, 1996, and its cash flows for the period from inception (April 23, 1996) through June 30, 1996, in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
October 14, 1996

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                                BALANCE SHEET
                             As of June 30, 1996

ASSETS:
Cash                                                                                    $100
                                                                                      -------
Total assets                                                                            $100
                                                                                      =======
Liabilities and Stockholder's Equity:
Stockholder's Equity:
Common stock, $0.01 par value, 15,000,000 shares authorized, 100 shares issued and
  outstanding                                                                              1
                                                                                      -------
Additional paid-in capital                                                                99
                                                                                      -------
Total stockholder's equity                                                               100
                                                                                      -------
Total liabilities and stockholder's equity                                              $100
                                                                                      =======

    The accompanying notes are an integral part of the financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                      STATEMENT OF STOCKHOLDER'S EQUITY
     for the period from inception (April 23, 1996) through June 30, 1996

                                                             Common Stock
                                                          ------------------
                                                                               Additional
                                                           Shares   Amount   Paid-in Capital  Total
                                                          --------  -------- --------------- --------
Inception of ExpressPoint Technology Services, Inc.          --       $--          $--         $ --
Sale of common stock, May 22, 1996                          100        1            99          100
                                                          --------  -------- --------------- --------
Balance, June 30, 1996                                      100       $1           $99         $100
                                                          ========  ======== =============== ========


    The accompanying notes are an integral part of the financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                           STATEMENT OF CASH FLOWS
     for the period from inception (April 23, 1996) through June 30, 1996

 Cash flows from financing activities:
 Proceeds from the sale of common stock       $100
                                            -------
Net increase in cash                           100
Cash at beginning of period                     --
                                            -------
Cash at end of period                         $100
                                            =======

    The accompanying notes are an integral part of the financial statements.

                    EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                        NOTES TO FINANCIAL STATEMENTS

 1. Background

    ExpressPoint Technology Services, Inc. (ExpressPoint) was incorporated in Delaware on April 23, 1996 and had no operations prior to June 30, 1996. Accordingly, there are no historical statements of operations available for ExpressPoint prior to June 30, 1996. ExpressPoint was formed to create a leading provider of technology support services in the United States. On May 22, 1996, ExpressPoint sold 100 shares of common stock for $100 of cash.

    ExpressPoint has entered into agreements to acquire all of the common stock of Amcom Corporation (Amcom) and Delta Parts, Inc. (Delta Parts) (together referred to as the Founding Companies). The Founding Companies have been operating independently and ExpressPoint may not be able to successfully integrate these businesses and their operations, employees and management. Given the nature of ExpressPoint, it is and will be subject to many risks, including but not limited to (i) an absence of combined operating history, (ii) the potential inability to manage growth, (iii) risks generally associated with acquisitions, (iv) possible fluctuations in quarterly results, (v) reliance on major clients and key industries and (vi) reliance on key personnel.

 2. Acquisition of the Founding Companies

    ExpressPoint has entered into an agreement to acquire all the common stock of the Founding Companies. This acquisition (the Acquisition) will occur simultaneously with, and as a condition to, the closing of ExpressPoint's initial public offering.

 3. Options and Warrants

    Upon the closing of the Acquisition, ExpressPoint has agreed to replace existing options previously granted to employees of the Founding Companies by granting options to purchase 323,800 shares of common stock at an exercise price per share equal to the original options granted. All of these options will be fully vested upon grant.

    Upon the closing of the Acquisition, ExpressPoint has agreed to issue warrants to replace existing warrants previously issued to purchase 217,926 shares of common stock. These replacement warrants will have the same terms as the existing warrants.

 4. Subsequent Events

    In September 1996, certain employees of Amcom agreed to terminate their existing employment agreements in exchange for options to purchase 879,892 ExpressPoint common shares at $2.00 per share and $2,316,800 of demand notes payable from ExpressPoint. The resulting $6,496,287 charge to ExpressPoint's operations will be reflected in the Statement of Operations in September 1996.

    During the third quarter of 1996, ExpressPoint incurred total transaction costs related to the Acquisition of approximately $850,000. Transaction costs of $464,000 incurred in connection with the acquisition of Amcom by Delta Parts, as determined pursuant to SEC Staff Accounting Bulletin No. 97, are included as a component of the estimated purchase price of Amcom. Transaction costs of $396,000 incurred in connection with the acquisition of Delta Parts were charged to the operations of ExpressPoint in the third quarter of 1996.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Amcom Corporation:

   We have audited the accompanying balance sheets of Amcom Corporation as of May 31, 1995 and 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amcom Corporation as of May 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended May 31, 1996, in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
September 27, 1996

                              AMCOM CORPORATION
                                BALANCE SHEETS
                as of May 31, 1995 and 1996 and June 30, 1996

                                                                    May 31
                                                         ---------------------------    June 30,
                                                              1995          1996          1996
                                                         ------------- -------------  -------------
                                                                                       (Unaudited)
ASSETS:
Current assets:
  Cash                                                     $  739,664    $  288,140    $  276,558
  Accounts receivable, net of allowance for doubtful
    accounts of $9,757, $21,757 and $9,757, respectively    2,434,932     5,381,679     4,946,956
  Inventories                                               1,730,234     2,922,484     2,846,979
  Other current assets                                         58,673       125,098        64,526
                                                         ------------- -------------  -------------
    Total current assets                                    4,963,503     8,717,401     8,135,019
  Property and equipment, net                                 360,245       404,645       397,145
  Other noncurrent assets                                      38,341       142,876       208,654
                                                         ------------- -------------  -------------
    Total assets                                           $5,362,089    $9,264,922    $8,740,818
                                                         ============= =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Borrowings under the bank line of credit                                1,300,000       600,000
  Current maturities of long-term debt                         27,065        29,022        27,600
  Accounts payable                                            545,364     1,377,925     1,428,056
  Accrued compensation                                        198,904       365,265       378,218
  Other accrued expenses                                       54,000        87,082       125,968
  Customer deposits                                           130,383       228,548       189,088
                                                         ------------- -------------  -------------
    Total current liabilities                                 955,716     3,387,842     2,748,930
                                                         ------------- -------------  -------------
Long-term debt, net of current maturities                      76,508        47,618        46,713
Commitments
Common stock held by ESOP subject to
 repurchase obligation                                      2,720,022     3,880,726     3,882,976
Common stock held by stockholders subject
 to put option                                                105,679       301,469       301,469
Stockholders' equity:
  Common stock, no par; 2,500,000 shares authorized,
    1,108,647 shares issued and outstanding                   162,003       215,561       221,945
  Retained earnings                                         1,342,161     1,431,706     1,538,785
                                                         ------------- -------------  -------------
    Total stockholders' equity                              1,504,164     1,647,267     1,760,730
                                                         ------------- -------------  -------------
    Total liabilities and stockholders' equity             $5,362,089    $9,264,922    $8,740,818
                                                         ============= =============  =============

   The accompanying notes are an integral part of the financial statements.

                              AMCOM CORPORATION
                           STATEMENTS OF OPERATIONS
           for the years ended May 31, 1994, 1995 and 1996 and the
                one-month periods ended June 30, 1995 and 1996

                                                        May 31
                                     -----------------------------------------------   June 30       June 30
                                         1994            1995            1996            1995          1996
                                    --------------- --------------- --------------- -------------  -------------
                                                                                     (Unaudited)   (Unaudited)
Revenues                              $18,724,459     $18,760,147     $28,134,130     $1,600,330    $2,237,218
Cost of sales                           9,990,733      10,184,776      16,015,589        974,483     1,218,213
                                    --------------- --------------- --------------- -------------  -------------
Gross profit                            8,733,726       8,575,371      12,118,541        625,847     1,019,005
Selling, general and
administrative                          6,682,788       7,226,953       9,794,364        537,943       843,956
                                    --------------- --------------- --------------- -------------  -------------
Operating income                        2,050,938       1,348,418       2,324,177         87,904       175,049
Interest expense                          (46,435)        (31,053)        (98,562)          (625)       (5,080)
Other                                        (949)           (786)         (5,509)
                                    --------------- --------------- --------------- -------------  -------------
Income before provision for
  income taxes                          2,003,554       1,316,579       2,220,106         87,279       169,969
Provision for income taxes               (752,000)       (496,000)       (801,000)       (33,166)      (62,890)
                                    --------------- --------------- --------------- -------------  -------------
Net income                            $ 1,251,554     $   820,579     $ 1,419,106     $   54,113    $  107,079
                                    =============== =============== =============== =============  =============

    The accompanying notes are an integral part of the financial statements.

                              AMCOM CORPORATION
                      STATEMENTS OF STOCKHOLDERS' EQUITY
           for the years ended May 31, 1994, 1995 and 1996 and the
                one-month periods ended June 30, 1995 and 1996

                                                       Common Stock
                                                   -------------------      Retained
                                                    Shares     Amount       Earnings        Total
                                                   --------- ---------    ------------  --------------
Balance, May 31, 1993                                7,792    $158,256    $   (26,701)   $   131,555
Net income                                                                  1,251,554      1,251,554
Purchase of shares by ESOP from stockholders        (3,927)    (79,757)      (692,175)      (771,932)
Stock split 100:1                                  382,635
Excess of fair value over cost for shares
  committed to be released to ESOP net of income
  tax effect of $7,513                                          12,258                        12,258
Transfer of excess of fair value over cost of
  shares held by ESOP                                                        (571,365)      (571,365)
Change in common stock held by stockholders
  subject to put option                                                       839,663        839,663
                                                   --------- ---------    ------------  --------------
Balance, May 31, 1994                              386,500      90,757        800,976        891,733
Net income                                                                    820,579        820,579
Excess of fair value over cost for shares
  committed to be released to ESOP net of income
  tax effect of $43,666                                         71,246                        71,246
Transfer of excess of fair value over cost of
  shares held by ESOP                                                        (649,931)      (649,931)
Change in common stock held by stockholders
  subject to put option                                                       370,537        370,537
                                                   --------- ---------    ------------  --------------
Balance, May 31, 1995                              386,500     162,003      1,342,161      1,504,164
Net income                                                                  1,419,106      1,419,106
Excess of fair value over cost for shares
  committed to be released to ESOP net of income
  tax effect of $32,826                                         53,558                        53,558
Transfer of excess of fair value over cost of
  shares held by ESOP                                                      (1,133,771)    (1,133,771)
Change in common stock held by stockholders
  subject to put option                                                      (195,790)      (195,790)
                                                   --------- ---------    ------------  --------------
Balance, May 31, 1996                              386,500     215,561      1,431,706      1,647,267
Net income (unaudited)                                                        107,079        107,079
Excess of fair value over cost for shares
  committed to be released to ESOP net of income
  tax effect of $3,912 (unaudited)                               6,384                         6,384
Balance, June 30, 1996 (unaudited)                 386,500    $221,945    $ 1,538,785    $ 1,760,730
                                                   ========= =========    ============  ==============


    The accompanying notes are an integral part of the financial statements.

                              AMCOM CORPORATION
                           STATEMENTS OF CASH FLOWS
           for the years ended May 31, 1994, 1995 and 1996 and the
                one-month periods ended June 30, 1995 and 1996

                                                              May 31
                                           --------------------------------------------   June 30,     June 30,
                                                1994           1995           1996          1995         1996
                                           -------------- -------------- -------------- ------------ ------------
                                                                                         (Unaudited)  (Unaudited)
Cash flows from operating activities:
  Net income                                 $ 1,251,554    $   820,579    $ 1,419,106    $  54,113    $ 107,079
  Adjustments to reconcile net income
    from operations to net cash (used in)
    provided by operating activities:
   Depreciation and amortization                 137,633        149,055        172,183        9,115       13,410
   ESOP shares released                          387,258        364,605         80,491                     8,634
   Provision for losses on accounts
    receivable                                    39,560            540         79,627        6,636
   Deferred income taxes                          (2,500)        12,000        (26,500)
   Loss on disposal of assets                      3,851         14,763         19,388
   Changes in assets and liabilities:
    Accounts receivable                       (3,089,047)     2,574,259     (3,026,374)    (104,115)     434,723
    Inventories                                  (90,091)      (389,804)    (1,192,250)    (378,242)      75,505
    Other current assets                          25,732        (39,212)       (39,925)      20,152       60,572
    Accounts payable                             344,211       (172,963)       832,561      (11,672)      50,131
    Accrued compensation and expenses            291,757       (455,823)       199,443     (130,187)      51,839
    Customer deposits                             15,539         91,137         98,165      (69,357)     (39,460)
    Accrued income taxes                         153,000       (255,000)
                                           -------------- -------------- -------------- ------------ ------------
  Net cash (used in) provided by
    operating activities                        (531,543)     2,714,136     (1,384,085)    (603,557)     762,433
                                           -------------- -------------- -------------- ------------ ------------
Cash flows from investing activities:
   Additions to property and equipment          (141,006)      (214,744)      (235,971)     (31,294)      (5,910)
   Other noncurrent assets, net                    6,483        (14,288)      (104,535)       4,445      (65,778)
                                           -------------- -------------- -------------- ------------ ------------
  Net cash used in investing activities         (134,523)      (229,032)      (340,506)     (26,849)     (71,688)
                                           -------------- -------------- -------------- ------------ ------------
Cash flows from financing activities:
   Borrowing on line of credit to bank         2,590,000        100,000      3,650,000
   Repayment on line of credit to bank        (1,515,000)    (1,500,000)    (2,350,000)                 (700,000)
   Borrowings on long-term debt ESOP             771,932                                                      --
   Principal payments on long-term debt
    ESOP                                        (135,287)      (533,072)       (26,933)      (2,163)      (2,327)
   Redemption of common stock                    (97,446)       (63,627)
   Loan proceeds to ESOP                        (771,932)
                                           -------------- -------------- -------------- ------------ ------------
  Net cash (used in) provided by
     financing activities                        842,267     (1,996,699)     1,273,067       (2,163)    (702,327)
                                           -------------- -------------- -------------- ------------ ------------
Net increase (decrease) in cash                  176,201        488,405       (451,524)    (632,569)     (11,582)
Cash at beginning of period                       75,058        251,259        739,664      739,664      288,140
                                           -------------- -------------- -------------- ------------ ------------
Cash at end of period                        $   251,259    $   739,664    $   288,140    $ 107,095    $ 276,558
                                           ============== ============== ============== ============ ============
Supplemental cash flow information:
  Interest paid                              $    39,969    $    40,198    $    88,135    $   7,345    $  10,899
                                           ============== ============== ============== ============ ============
  Income taxes paid                          $   603,450    $   798,371    $   927,222    $    --      $ 125,780
                                           ============== ============== ============== ============ ============

    The accompanying notes are an integral part of the financial statements.

                              AMCOM CORPORATION
                        NOTES TO FINANCIAL STATEMENTS
         (Information related to June 30, 1995 and 1996 is unaudited)

 1. Nature of Business and Significant Accounting Policies

    The Company

    Amcom Corporation (the "Company") is a Minnesota corporation that was formed June 9, 1983. The Company sells, repairs and refurbishes spare parts and subsystems for computers, point-of-sale equipment and banking equipment for customers throughout the United States. The Company also provides inventory and repair logistics services for its largest customers.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relates to the determination of the valuation of inventory and uncollectible accounts receivables.

    Inventories are subject to technological life cycle changes which could impact future inventory values and/or the estimated useful life of inventories.

    Revenue Recognition

    Revenue from parts sales and repairs is recognized upon shipment. Equipment rental and leases are recorded in income as earned.

    Inventories

    Inventories consist of computer systems, principally used point-of-sale systems and computer parts. Inventories are valued at the lower of cost or market, with cost determined principally on the specific identification basis.

    Property and Equipment

    Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; maintenance and repairs are expensed as incurred. Depreciation and amortization is determined using accelerated methods over the estimated useful lives of the assets, which range from three to five years. When assets are sold or disposed of, the related cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations.

    Income Taxes

    Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

    Interim Financial Information

    The balance sheet as of June 30, 1996, the statements of operations, stockholders' equity and cash flows for the one-month periods ended June 30, 1995 and 1996, together with related notes, are unaudited, but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's financial condition as of June 30, 1996, and the Company's results of operations, stockholders' equity and cash flows for the one-month periods ended June 30, 1995 and 1996. The results of operations and cash flows as presented for the one-month periods ended June 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full fiscal year.

 2. Major Customers and Concentrations of Credit Risk

    A portion of the Company's sales has been derived from one major customer as follows:

                 Year Ended May 31        Month ended
               --------------------- ---------------------
                                      June 30,   June 30,
                1994   1995    1996     1995       1996
               ------  ------ ------  --------- ----------
   Customer A    33%    49%     50%      25%        38%

    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade accounts receivables. The Company sells its products to a large number of customers in many different industries and geographic areas. At May 31, 1995 and 1996 and June 30, 1996, approximately 34%, 53% and 46%, respectively, of trade receivables were concentrated in one customer. The Company's largest clients are established large companies. To reduce credit risk, the Company performs continuing credit evaluations of its customers periodically. Historically, the Company has not experienced significant losses related to receivables from individual customers or groups of customers in any particular geographic area.

 3. Property and Equipment

    Property and equipment consists of the following:

                                                           May 31,
                                                    -----------------------   June 30,
                                                      1995         1996         1996
                                                   ----------- ------------  ------------
   Office furniture                                 $167,990    $  185,478   $  185,478
   Equipment and computers                           644,119       769,480      774,465
   Vehicles                                           44,973        44,973       44,973
   Purchased software                                 67,007        96,878       97,803
                                                   ----------- ------------  ------------
                                                     924,089     1,096,809    1,102,719
   Less accumulated depreciation and amortization    563,844       692,164      705,574
                                                   ----------- ------------  ------------
                                                    $360,245    $  404,645   $  397,145
                                                   =========== ============  ============

 4. Lines of Credit

    At May 31, 1996 and June 30, 1996, the Company has line of credit agreements providing for advances up to $2,500,000. The lines of credit are due on demand. Amounts outstanding under the agreements bear interest, payable monthly at the bank's prime rate plus .5% (the bank's prime rate was 9.00% at May 31, 1995 and 8.25% at May 31 and June 30,
    1996). The lines of credit are collateralized by accounts receivable, inventories and equipment.

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

 5. Long-Term Debt

    Long-term debt consists of installment bank loans used to permit the Company's ESOP to purchase stock from major stockholders (see Note 6):

                                                                  May 31,
                                                           ---------------------  June 30,
                                                              1995       1996       1996
                                                          -----------  --------- ----------
   Note payable, bank payable in monthly installments of
    $2,788, including principal and interest computed at
    7%, balance due 1999. The note is collateralized by
    accounts receivables, inventories and equipment and
    unallocated ESOP shares.                                $103,573    $76,640    $74,313
   Less current maturities                                    27,065     29,022     27,600
                                                          -----------  --------- ----------
   Total long-term debt                                     $ 76,508    $47,618    $46,713
                                                          ===========  ========= ==========

    The note payable repayment schedule is as follows as of May 31, 1996:

       1997                                                                 $29,022
       1998                                                                  31,120
       1999                                                                  16,498
                                                                           ----------
                                                                            $76,640
                                                                           ==========

 6. Retirement Plans

    The Company provides a contributory defined contribution employee stock ownership and salary savings plan for its eligible employees that permits aggregate annual contributions up to 15% of eligible compensation. (The 15% limitation is raised to 25% in years when the ESOP has outstanding loans.) All employees over age 19, who have completed one year of service, become participants at the next plan entry date. The plan contains two types of benefits, 401(k) and ESOP .

    401(k)

    The 401(k) feature allows eligible employees to make contributions to the plan via salary deferrals up to a maximum contribution of 15% of salary per employee, subject to Internal Revenue Service (IRS) limitations. Employee 401(k) contributions are fully vested when contributed. The Company, upon board approval, may make discretionary 401(k) matching contributions. No matching contributions were made for the years ended May 31, 1994, 1995 or 1996 or the one-month periods ended June 30, 1995 or 1996.

    ESOP

    In 1988, the Company established an employee stock ownership plan (ESOP) to provide employees an opportunity to share in the ownership of the Company. The cost of the ESOP is borne by the Company through annual contributions to an Employee Stock Ownership Trust (ESOT) in amounts determined by the Board of Directors. Share of common stock acquired by the plans are to be allocated to each employee and held until the employee's retirement, termination or death. The trust may pay terminating employees in stock or in cash. Vesting in ESOP contributions occurs at a rate of 20% per year starting in the second year, with full vesting reached after six years.

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

    In November 1993, the ESOP purchased 1,452 shares from one of the Company's stockholders. This stock purchase was financed by a five-year bank loan of $140,807 issued to the Company. In December 1993, the ESOP purchased 2,475 shares from one of the Company's stockholder/president for $631,125. This stock purchase was financed by a five-year bank loan that was issued to the Company. The loan was repaid during 1995 through additional ESOP contributions.

    The November and December 1993 bank loans to the Company are matched with corresponding loans from the Company to the ESOP. These loans have the same terms as the bank loans. These loans permitted the ESOP to directly purchase the Company stock from major stockholders. The shares purchased with these loans initially were pledged as collateral for the ESOP's debt. As the debt is repaid, shares are released from collateral and allocated to employees that are eligible for ESOP contributions based on the proportion of principal and interest paid during the year or committed by the Company for the year's ESOP contribution. Accordingly, the shares pledged as collateral are reported as unearned ESOP shares in the balance sheet. As shares are committed to be released, the Company reports ESOP retirement plan expense equal to the current fair value of the shares. In accordance with terms of the ESOP, the Company must repurchase shares of its stock at fair value from holders wishing to dispose of their shares and the Company has first repurchase options on all shares held by such holders. Accordingly, the fair value of shares held by the ESOP, subject to repurchase is not considered part of stockholders' equity.

    ESOP common stock activity for each of the three years in the period ended May 31, 1996 and for the month ended June 30, 1996 is as follows:

                                                                             Unearned ESOP
                                                    Common Stock                 Shares
                                             ------------------------- --------------------------
                                                Shares      Amount        Shares       Amount        Total
                                             ----------- ------------- ------------ -------------  ------------
   Balance, May 31, 1993                         3,888    $  991,440                                 $  991,440
   Redemption of ESOP shares of terminated
    employees                                     (382)      (97,446)                                   (97,446)
   Purchase of shares by ESOP from
    stockholders                                 3,927       771,932          3,927      $(771,932)
   Stock split 100:1                           735,853                      388,773
   Cost of shares committed to be released
    for May 1994 ESOP contribution                                         (155,514)       375,000      375,000
   Increase in fair market value of shares
    held by ESOP                                             571,365                                    571,365
                                             ----------- ------------- ------------ -------------  ------------
   Balance, May 31, 1994                       743,286     2,237,291        237,186       (396,932)   1,840,359
   Redemption of ESOP shares of terminated
    employees                                  (21,139)      (63,627)                                   (63,627)
   Cost of shares committed to be released
    for May 1995 ESOP contribution                                         (135,639)       293,359      293,359
   Increase in fair market value of shares
    held by ESOP                                             649,931                                    649,931
                                             ----------- ------------- ------------ -------------  ------------
   Balance, May 31, 1995                       722,147     2,823,595        101,547       (103,573)   2,720,022
   Cost of shares committed to be released
    for May 1996 ESOP contribution                                          (28,981)        26,933       26,933
   Increase in fair market value of shares
    held by ESOP                                           1,133,771                                  1,133,771
                                             -----------  ------------ -------------- -------------  ------------

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

                                                                             Unearned ESOP
                                                    Common Stock                 Shares
                                             ------------------------- --------------------------
                                                Shares      Amount        Shares       Amount        Total
                                             ----------- ------------- ------------ -------------  ------------
   Balance, May 31, 1996                       722,147     3,957,366      72,566       (76,640)     3,880,726
   Cost of shares committed to be released
    for June 1996 ESOP contribution                                       (3,208)        2,250          2,250
   Balance, June 30, 1996                      722,147    $3,957,366      69,358      $(74,390)    $3,882,976
                                             =========== ============= ============ =============  ============

   The Company has expensed contributions of $394,771, $408,272 and $406,605 to the ESOP in 1994, 1995 and 1996, respectively. Contributions expensed were $25,000 and $28,635 for the one-month periods ended June 30, 1995 and 1996, respectively.

   The ESOP shares are as follows:

                                                   As of May 31              As of
                                          --------------------------------  June 30,
                                            1994       1995       1996        1996
                                          ---------  --------- ----------- ----------
   Allocated shares                        350,586   484,961     620,600     649,581
   Shares released for allocation          155,514   135,639      28,981       3,208
   Unreleased shares                       237,186   101,547      72,566      69,358
                                          ---------  --------- ----------- ----------
   Total ESOP shares                       743,286   722,147     722,147     722,147
                                          =========  ========= =========== ==========
   Fair value of unreleased shares as of
    May 31, 1996 and June 30, 1996
    based on the appraisals at May 31,
    1996                                                        $397,662    $380,082
                                                               =========== ==========

 7. Income Taxes

    The provision for income taxes consisted of the following:

                                          Year Ended                  Month Ended
                              ---------------------------------- ----------------------
                                                                  June 30,    June 30,
                                 1994        1995        1996       1995        1996
                             ----------- ----------- ----------- ----------- ----------
   Currently payable:
   Federal                     $674,500    $426,000    $745,500    $29,191    $56,658
   State                         80,000      58,000      82,000      3,975      6,232
                             ----------- ----------- ----------- ----------- ----------
                                754,500     484,000     827,500     33,166     62,890
   Deferred                      (2,500)     12,000     (26,500)
                             ----------- ----------- ----------- ----------- ----------
   Provision for income
    taxes                      $752,000    $496,000    $801,000    $33,166    $62,890
                             =========== =========== =========== =========== ==========

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

    Temporary differences comprising the net deferred tax asset (liability) recognized in the accompanying balance sheet, included in other current assets, are as follows:

                                           As of May 31          As of
                                       ----------------------  June 30,
                                          1995       1996        1996
                                      ----------- ----------- -----------
   Allowance for doubtful accounts      $  3,700   $  6,200    $  3,700
   Depreciation                          (12,100)   (14,500)    (14,500)
   Vacation accrual                       16,200     30,300      30,300
   Other, net                            (10,300)     2,000       4,500
                                      ----------- ----------- -----------
   Net deferred tax asset
    (liability)                         $ (2,500)  $ 24,000    $ 24,000
                                      =========== =========== ===========

    The Company has not recorded a valuation allowance at May 31, 1995 or June 30, 1996. Management believes the use of taxable income in carryback years, the use of taxable income from reversals of existing taxable temporary differences and the use of future taxable income will ensure the future realization of the deferred tax assets.

    Significant differences between income taxes on income for financial reporting purposes and income taxes calculated using the federal statutory tax rate are as follows:

                                                  For the Year Ended     For the month ended
                                               ----------------------------------------------
                                                                         June 30,   June 30,
                                                 1994    1995     1996     1995       1996
                                                ------- -------  ------- --------- ----------
   Provision for federal income taxes
    at statutory rate                            34.0%   34.0%    34.0%    34.0%      34.0%
   State income taxes, net of federal benefit     4.0     4.4      3.7      4.4        3.7
   Other, net                                     (.5)    (.7)    (1.7)     (.4)       (.7)
                                                ------- -------  ------- --------- ----------
    Effective income tax rate                    37.5%   37.7%    36.0%    38.0%      37.0%
                                                ======= =======  ======= ========= ==========

 8. Lease Commitments

    The Company leases office space and office equipment under noncancellable operating leases. Rent expense for the years ended 1994, 1995 and 1996 was $289,687, $348,369 and $350,567, respectively. Rent expense for the one-month periods ended June 30, 1995 and 1996 was $27,929 and $22,090, respectively. Future obligations on the Company's operating leases are as follows:

       1997                                                                $  323,383
       1998                                                                   328,624
       1999                                                                   337,843
       2000                                                                    94,867
       2001                                                                     3,834
                                                                           ----------
       Total                                                               $1,088,551
                                                                           ==========

 9. Other Commitments

    The Company has an incentive compensation plan for key management personnel. The compensation expense under this plan was $835,749, $414,090 and $698,393 for the years ended May 31, 1994, 1995 and

                              AMCOM CORPORATION
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

    1996, respectively, of which $13,407 and $102,506 are included in other accrued expenses on the balance sheet as of May 31, 1995 and 1996, respectively. Compensation expense under the plan was $19,307 and $40,797 for the one-month periods ended June 30, 1995 and 1996, respectively. Incentive compensation of $76,014 is included in other accrued expenses at June 30, 1996.

10. Common Stock Subject to Put Option

    Under the terms of the Company's corporate stock agreement, common stock held by certain stockholders may be put back to the Company at its fair value at the time of the stockholders' death. The Company has purchased life insurance policies for each of these shareholders and has designated the death benefits to fund the cash distributions in the event these put options are exercised. The fair value of the put options in excess of the available insurance death benefits is not considered to be part of stockholders' equity. There were 386,500 outstanding common shares subject to these put options as of May 31, 1995 and 1996 and June 30, 1996.

11. Subsequent Event

    On June 25, 1996, the Company entered into a letter of intent to sell all of the issued and outstanding shares of stock of the Company in exchange for shares of an acquiring Company and cash consideration of $6,300,000. The transaction is structured to close simultaneously with, and as a condition to, the consummation of an initial public offering by the acquiring Company.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Delta Parts, Inc.:

   We have audited the accompanying balance sheets of Delta Parts, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Parts, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                        COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota

September 20, 1996, except as
to Note 3, Financing Agreements
and Note 10, Contingency,
for which the date is
October 14, 1996

                                DELTA PARTS, INC.
                                 BALANCE SHEETS
               as of December 31, 1994 and 1995 and June 30, 1996

                                                                        December 31,            June 30,
                                                                 ---------------------------
                                                                     1994          1995           1996
                                                                 ------------- -------------  -------------
                                                                                              (Unaudited)
ASSETS:
Current assets:
  Cash                                                            $  145,528    $  191,107     $   20,054
  Accounts receivable, net                                           396,851       463,440      1,120,052
  Inventories                                                        397,399       468,799        747,674
  Other current assets                                                94,803        38,315        158,976
  Deferred income taxes                                               12,000
                                                                 ------------- -------------  -------------
     Total current assets                                          1,046,581     1,161,661      2,046,756
  Property and equipment, net                                        201,213       341,353        396,028
  Intangible assets, net                                             133,791       113,452        103,900
  Other assets                                                        29,380         9,725         18,707
                                                                 ------------- -------------  -------------
     Total assets                                                 $1,410,965    $1,626,191     $2,565,391
                                                                 ============= =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Revolving credit agreement, bank                                   152,000       307,956        437,956
  Current maturities of long-term debt                                50,892        59,049         78,546
  Accounts payable                                                   321,413       446,495        578,199
  Accrued expenses                                                    47,065       139,408        231,985
                                                                 ------------- -------------  -------------
     Total current liabilities                                       571,370       952,908      1,326,686
                                                                 ------------- -------------  -------------
Long-term debt, net of current maturities                            750,848       747,199        748,339
Deferred income taxes                                                  4,000
Commitments and contingency
Stockholders' equity (deficit):
  Common stock, $.01 par value, 10,000,000 shares authorized,
   1,122,100, 1,178,911 and 1,345,797 shares issued and
   outstanding at December 31, 1994 and 1995 and June 30, 1996,
   respectively                                                       11,221        11,789         13,458
  Additional paid-in capital                                         163,614       361,887        892,660)
  Accumulated deficit                                                (56,038)     (417,489)      (370,949)
                                                                 ------------- -------------  -------------
                                                                     118,797       (43,813)       535,169
  Loans to stockholders                                              (34,050)      (30,103)       (44,803)
                                                                 ------------- -------------  -------------
     Total stockholders' equity (deficit)                             84,747       (73,916)       490,366
                                                                 ------------- -------------  -------------
     Total liabilities and stockholders' equity (deficit)         $1,410,965    $1,626,191     $2,565,391
                                                                 ============= =============  =============

                 The accompanying notes are an integral part of these consolidated financial statements.

                              DELTA PARTS, INC.
                           STATEMENTS OF OPERATIONS
            for the period from inception (August 9, 1993) through
                  December 31, 1993 and for the years ended
           December 31, 1994 and 1995 and for the six-month periods
                         ended June 30, 1995 and 1996

                                                       December 31                         June 30
                                        ----------------------------------------  ---------------------------
                                            1993          1994          1995          1995          1996
                                                                                  (Unaudited)   (Unaudited)
Revenues                                  $211,084     $4,608,239    $4,257,251    $2,093,560    $3,040,596
Cost of sales                              138,359      3,472,279     2,817,678     1,377,222     2,142,068
                                        ------------ ------------- ------------- -------------  -------------
 Gross profit                               72,725      1,135,960     1,439,573       716,338       898,528
Operating expenses:
 Sales and marketing                        46,656        393,932       590,557       289,314       294,905
 General and administrative                 78,367        654,138     1,052,018       538,749       490,745
                                        ------------ ------------- ------------- -------------  -------------
  Operating (loss) income                  (52,298)        87,890      (203,002)     (111,725)      112,878
Interest expense                            (7,232)       (71,246)     (163,932)      (64,787)      (66,638)
Interest income                                             1,748         3,483         1,245           300
                                        ------------ ------------- ------------- -------------  -------------
  (Loss) income before provision for
    income taxes                           (59,530)        18,392      (363,451)     (175,267)       46,540
Income tax (benefit) provision                              5,000        (2,000)
                                        ------------ ------------- ------------- -------------  -------------
Net (loss) income                         $(59,530)    $   13,392    $ (361,451)   $ (175,267)   $   46,540
                                        ============ ============= ============= =============  =============

                 The accompanying notes are an integral part of these consolidated financial statements.

                              DELTA PARTS, INC.
                 STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995
               and for the six-month period ended June 30, 1996

                                                                Additional     Loans
                                              Common Stock        Paid-in        to      Accumulated
                                          ---------------------   Capital   Stockholders   Deficit       Total
                                            Shares     Amount
                                         ----------- ---------  ----------- ------------ ------------  -----------
Balance at inception
  (August 9, 1993)                               --         --         --           --           --           --
Sale of common stock at $.10 per share    1,000,000    $10,000                            $  (9,900)   $     100
Net loss                                                                                    (59,530)     (59,530)
                                         ----------- ---------  ----------- ------------ ------------  -----------
Balance at December 31, 1993              1,000,000     10,000                              (69,430)     (59,430)
Sale of common at $1.35 per share stock      62,000        620   $ 83,080                                 83,700
Common shares issued in payment of
  services rendered for organization
  costs                                         100          1        134                                    135
Shares issued in connection with the
  Lindquist Computer Services, Inc.
  acquisition (Note 4)                       60,000        600     80,400                                 81,000
Loans to stockholders acquired in
  connection with the Lindquist Computer
  Services, Inc. acquisition                                                  $ (4,050)                   (4,050)
Loan granted to stockholder                                                    (30,000)                  (30,000)
Net income                                                                                   13,392       13,392
                                         ----------- ---------  ----------- ------------ ------------  -----------
Balance at December 31, 1994              1,122,100     11,221    163,614      (34,050)     (56,038)      84,747
Sale of common stock at $3.50 per share      50,287        503    175,504                                176,007
Conversion of subordinated note payable
  and accrued interest into common stock
  at $3.50 per share (Note 3)                 6,524         65     22,769                                 22,834
Repayment of loans to stockholders                                               3,947                     3,947
Net loss                                                                                   (361,451)    (361,451)
                                         ----------- ---------  ----------- ------------ ------------  -----------
Balance at December 31, 1995              1,178,911     11,789    361,887      (30,103)    (417,489)     (73,916)
Sale of common stock (unaudited)            166,886      1,669    530,773                                532,442
Loans granted to stockholders
  (unaudited)                                                                  (60,000)                  (60,000)
Repayment on loans to stockholders
  (unaudited)                                                                   45,300                    45,300
Net income (unaudited)                                                                       46,540       46,540
                                         ----------- ---------  ----------- ------------ ------------  -----------
Balance at June 30, 1996 (unaudited)      1,345,797    $13,458   $892,660     $(44,803)   $(370,949)   $ 490,366
                                         =========== =========  =========== ============ ============  ===========

                 The accompanying notes are an integral part of these consolidated financial statements.

                              DELTA PARTS, INC.
                           STATEMENTS OF CASH FLOWS
   for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996

                                                             December 31                        June 30
                                                ----------------------------------------------------------------
                                                   1993         1994         1995          1995          1996
                                               ------------ ------------------------- -------------  ------------
                                                                                        (Unaudited)  (Unaudited)
Cash flows from operating activities:
 Net (loss) income                              $ (59,530)   $  13,392     $(361,451)    $(175,267)   $  46,540
 Adjustments to reconcile net (loss) income
  from operations to net cash used in
  operating activities:
  Depreciation                                      4,147       15,098        59,754        37,745       39,923
  Amortization of intangibles                                    8,517        20,339        10,416        9,552
  Provision for losses on accounts receivable                    8,304         2,000           985          640
  Provision for inventory obsolescence                          16,000        27,206        14,015       28,129
  Deferred income taxes                                         (8,000)        8,000
  Changes in assets and liabilities:
   Accounts receivable                            (55,612)    (261,735)      (68,589)      (55,513)    (657,252)
   Inventories                                    (27,141)    (318,714)      (98,606)      (34,031)    (307,004)
   Other current assets                           (11,148)     (82,374)       56,488        55,729     (120,661)
   Accounts payable                                45,024      212,382       125,082        28,185      131,704
   Accrued expenses                                 4,130       30,667        95,577        39,177       92,577
                                               ------------ ------------------------- -------------  ------------
  Net cash used in operating activities          (100,130)    (366,463)     (134,200)      (78,559)    (735,852)
                                               ------------ ------------------------- -------------  ------------
Cash flows from investing activities:
 Additions to property and equipment              (43,152)     (94,517)     (199,894)     (154,688)     (94,598)
 Business acquisition, net of cash acquired                    (37,308)
 (Increase) decrease in other assets              (18,804)     (54,190)       19,655       (20,951)      (8,982)
  Net cash used in investing activities           (61,956)    (186,015)     (180,239)     (175,639)    (103,580)
                                               ------------ ------------------------- -------------  ------------
Cash flows from financing activities:
 Borrowings on revolving credit agreement,
  bank                                            175,000      433,259       230,000        88,215      380,000
 Repayments on revolving credit agreement,
  bank                                               (137)    (603,570)      (74,044)      (29,618)    (250,000)
 Proceeds from subordinated debt                   45,000      258,800        75,000
 Proceeds from long-term debt                                  500,000                                   49,500
 Principal payments on long-term debt                           (2,060)      (50,892)         (618)     (28,863)
 Proceeds from the sale of common stock               100       83,700       176,007        91,067      532,442
 Repayment of advances to stockholders                                         3,947                     45,300
 Advances to stockholders                                      (30,000)                                 (60,000)
                                               ------------ ------------------------- -------------  ------------
  Net cash provided by financing activities       219,963      640,129       360,018       149,046      668,379
                                               ------------ ------------------------- -------------  ------------
Net increase (decrease) in cash                    57,877       87,651        45,579      (105,152)    (171,053)
Cash at beginning of period                                     57,877       145,528       145,528      191,107
                                               ------------ ------------------------- -------------  ------------
Cash at end of period                           $  57,877    $ 145,528     $ 191,107     $  40,376    $  20,054
                                               ============ ========================= =============  ============
Supplemental cash flow information:
 Interest paid                                  $   3,102    $  74,411     $ 128,416     $  62,300    $  91,445
 Income taxes (refunded) paid                                   44,000       (28,095)      (28,095)
Supplemental disclosures of noncash investing
  and financing activities:
 Convertible subordinated notes payable and
  accrued  interest converted into common
  stock                                                                       22,834
 Common shares issued in payment of services
  rendered                                                         135
 Common stock issued in connection with the
   acquisition of Lindquist Computer Services,
   Inc. (LCS) (Note 4)                                          81,000
 Payable to the previous owners of LCS for
  the  covenant not-to-compete                                  12,500

                 The accompanying notes are an integral part of these consolidated financial statements.

                              DELTA PARTS, INC.
                        NOTES TO FINANCIAL STATEMENTS
         (Information related to June 30, 1995 and 1996 is unaudited)

 1. Nature of Business and Summary of Significant Accounting Policies

    Business Description

    Delta Parts, Inc. (the Company) repairs, distributes and refurbishes spare parts and subsystems for computers, point-of-sale equipment and automatic teller machines for customers within the United States. The Company also provides inventory and repair logistics services such as inventory management, advanced exchange services and purchasing for its largest customers. The Company commenced operations on August 9, 1993.

    Revenue Recognition

    Revenue from parts sales and repairs is recognized upon shipment. Revenue from inventory and repair logistics services is recognized as the services are rendered.

    Inventories

    Inventories are stated at the lower of cost or market, with cost determined using a method which approximates the first-in, first-out
    (FIFO) method.

    Property and Equipment

    Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is determined using the straight-line method over the estimated useful lives of the assets which range from three to five years. The cost and related accumulated depreciation of assets sold or disposed of are removed from the accounts and the resulting gain or loss is included in the results of operations.

    Goodwill and Other Intangible Assets

    Goodwill recognized in the business acquisition accounted for as a purchase is being amortized on the straight-line method over 35 years. The Company periodically evaluates the recoverability of unamortized goodwill through measurement of future estimated undiscounted operating unit cash flows.

    Other intangible assets, primarily a covenant not-to-compete and organization costs are amortized on the straight-line method over 3 years.

    Income Taxes

    The Company utilizes the asset and liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of taxes currently payable and the change in the deferred tax assets and liabilities during the period. The Company elected C Corporation status for income tax purposes effective January 1, 1994. Prior to that date, the Company had elected for S Corporation status, and the losses of the Company were included in the personal income tax returns of the stockholders.

                              DELTA PARTS, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (Continued)
         (Information related to June 30, 1995 and 1996 is unaudited)

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant areas which require the use of management estimates relate to the determination of the allowances for inventory obsolescence and uncollectible accounts receivable.

    Inventories are subject to technological life cycle changes which could impact future inventory sales prices and/or the estimated useful life of inventories. Provisions are applied against inventories to reduce the recorded amount of excess or obsolete items to their net realizable value.

    Interim Financial Information

    The balance sheet as of June 30, 1996, the statements of operations, stockholders' equity and cash flows for the six-month periods ended June 30, 1995 and 1996, together with the related notes, are unaudited, but, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's financial position as of June 30, 1996, and the Company's results of operations and cash flows for the six-month periods ended June 30, 1995 and 1996. The results of operations and cash flows as presented for the six-month periods ended June 30, 1995 and 1996 are not necessarily indicative of the results to be expected for the full fiscal years.

2. Selected Balance Sheet Information

                                                December 31          June 30,
                                           ----------------------
                                              1994        1995         1996
                                          ----------- -----------  -------------
   Accounts receivable, net:
    Accounts receivable                     $408,099    $470,048    $1,127,300
    Less allowance for doubtful accounts     (11,248)     (6,608)       (7,248)
                                          ----------- -----------  -------------
                                            $396,851    $463,440    $1,120,052
                                          =========== ===========  =============
    Inventories:

    The Company has periodically written down the carrying values of certain inventories to their estimated net realizable value. These writedowns, charged to cost of goods sold, totaled $16,000, $27,206, $14,015 and $28,129 for the years ended December 31, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996, respectively. There were no writedowns for the period ended December 31, 1993.

                                 December 31        June 30,
                             --------------------
                               1994       1995        1996
                             ---------  --------- -----------
   Other current assets:
    Prepaid expenses          $61,646    $20,748    $151,471
    Deposits and other          2,070      5,160
    Income taxes receivable    31,087     12,407       7,505
                             ---------  --------- -----------
                              $94,803    $38,315    $158,976
                             =========  ========= ===========

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)

                                             December 31
                                        ----------------------   June 30,
                                           1994       1995         1996
                                       ----------- -----------  ------------
   Property and equipment, net:
    Warehouse equipment                   144,642    317,375      380,498
    Furniture and fixtures                 74,516    100,797      132,272
                                       ----------- -----------  ------------
                                          219,158    418,172      512,770
    Less accumulated depreciation         (17,945)   (76,819)    (116,742)
                                       ----------- -----------  ------------
                                         $201,213   $341,353    $ 396,028
                                       =========== ===========  ============
   Intangible assets, net:
    Covenant not-to-compete              $ 50,000   $ 50,000    $  50,000
    Goodwill                               85,125     85,125       85,125
    Organization costs                      7,183      7,183        7,183
                                       ----------- -----------  ------------
                                          142,308    142,308      142,308
    Less accumulated amortization          (8,517)   (28,856)     (38,408)
                                       ----------- -----------  ------------
                                         $133,791   $113,452    $ 103,900
                                       =========== ===========  ============
   Accrued expenses:
    Accrued vacation and compensation      33,600     93,059      120,589
    Accrued interest                          965     36,481       11,674
    Commissions payable                                6,445       10,572
    Other                                  12,500      3,423       89,150
                                       ----------- -----------  ------------
                                         $ 47,065   $139,408    $ 231,985
                                       =========== ===========  ============

 3. Financing Agreements

    Revolving Credit Agreement

    The Company has a revolving credit agreement providing for advances up to $500,000. Amounts outstanding under this agreement bear interest, payable monthly, at the bank's index rate plus 2% (the index rate was 8.5% at December 31, 1994 and 1995 and June 30, 1996). The weighted average interest rate on the revolving line of credit was approximately 9.5%, 9.6%, 10.8% and 10.3% for the period from inception (August 9, 1993) through December 31, 1993 and for the years ended December 31, 1994 and 1995 and the six-month period ended June 30, 1996, respectively. Subsequent to December 31, 1995, the line of credit was increased to $1.25 million. This note and the term note payable described below are collateralized by substantially all property and equipment, accounts receivable, inventories and insurance policies with a combined benefit of $500,000 on the life of an officer and stockholder of the Company. The note and the term note payable described below are also personally guaranteed by two officers and stockholders of the Company.

    This revolving credit agreement and the term note payable contain certain restrictive covenants which, among other things, require the Company to maintain tangible net worth, as defined, of not less than $500,000; require the Company to maintain a net worth ratio, as defined, of 3.0 to 1.0; maintain working capital, as defined, of not less than $500,000; and prohibit the payment of dividends. The term note payable also includes a subjective acceleration clause in which the lender may declare an event of default should the lender deem themselves "insecure."

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)

    During 1995, the Company violated term note payable covenants which required it to obtain the lender's written consent for certain equity and related party advance transactions. In addition, the Company violated a covenant requiring it to obtain the lender's written consent prior to the acquisition of another company (Note 4, Lindquist Acquisition). During 1996, the Company violated covenants under the new line of credit agreement, which required the Company to provide the lender with periodic financial reports pursuant to terms of the debt agreement. In addition, the Company was in violation of certain cross-default provisions of this agreement, as a result of covenant violations included in the term note agreement. The lender has waived its right to declare these covenant violations defaults under the agreements. In the event of default under the revolving credit agreement, the applicable interest rate for the loan, for a period beginning 15 days after written notice of such default and ending upon the curing of said noticed default, shall increase one percent (1%) for the first 30 days of said default and increase an additional 1% during each 30 day period thereafter during which the default continues. Upon the curing of the noticed default, the interest rate on the loan shall revert to the initially agreed upon interest rate.

    Convertible Subordinated Notes Payable

    In December 1995, holders of subordinated notes payable converted their notes into convertible subordinated notes payable. At the option of the holders of these notes, all or any portion of the principal balance of the notes, with any accrued interest and interest which would have been accrued through the date of maturity of the note, may be converted into a whole number of shares of the Company's common stock at the rate of $3.50 per share. During December 1995, one stockholder converted the principal balance of his note ($19,600), along with accrued interest ($3,234) into 6,524 shares of common stock.

                                                                          December 31,
                                                                     ----------------------  June 30,
                                                                        1994       1995        1996
                                                                    ----------- ----------- -----------
   Revolving credit agreement                                         $152,000   $307,956    $437,956
                                                                    =========== =========== ===========
   Convertible subordinated notes payable, stockholders: Unless converted to common shares, the principal amount of these
         notes shall be paid in full together with any accrued
         interest on April 12, 1998. The notes bear interest at the rate of 13% per annum, payable quarterly. The notes are
         collateralized by all assets of the Company, but are
         subordinated to certain existing and future bank financing
         obligations.                                                             359,200     359,200
   Subordinated notes payable, stockholders: The entire principal balance and any accrued interest were originally due April
         1996. The notes bore interest at 10% for a period of one
         year from the date of the respective notes, after which
         the interest rate was adjusted to a bank's reference rate, then in effect, plus 4%. Interest was payable quarterly.
         The bank's reference rate was 8.5% at December 31, 1994
         and 1995. The notes were converted into convertible
         subordinated notes payable during December 1995.              303,800

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)


                                                                            December 31,        June 30,
                                                                       ----------------------
                                                                          1994        1995        1996
                                                                      ----------- ----------- -----------
   Term note payable, bank: Payable in monthly installments of
         $8,300, including principal and interest computed at the
         prime rate plus 2.75% (the prime rate was 8.5% at December
         31, 1994 and 1995 and June 30, 1996), balance due May 2001.
         75% of this note is guaranteed by the U.S. Small Business
         Administration.                                                 497,940     447,048     418,185
   Term note payable, bank: Payable in monthly installments of $834, including principal and interest computed at 9.25% through
         June 1999. Collateralized by a vehicle and personally
         guaranteed by an officer and stockholder of the Company.                                 26,000
   Term note payable, bank: Payable in monthly installments of $750, including principal and interest computed at 9.25% through
         June 1999. Collateralized by a vehicle and personally
         guaranteed by an officer and stockholder of the Company.                                 23,500
                                                                      ----------- ----------- -----------
                                                                        $801,740    $806,248    $826,885
                                                                      =========== =========== ===========

The aggregate maturities of long-term debt at December 31, 1995 are as follows:

   1996                                                                              $ 59,049
   1997                                                                                66,469
   1998                                                                               433,473
   1999                                                                                82,994
   2000                                                                                92,688
   Thereafter                                                                          71,575
                                                                                     ----------
                                                                                     $806,248
                                                                                     ==========

 4. Lindquist Acquisition

    On August 31, 1994, the Company purchased substantially all of the operating assets and assumed certain liabilities of Lindquist Computer Services, Inc. (LCS) and obtained a related covenant not-to-compete for $62,500 in cash, 60,000 shares of its common stock with an estimated value of $81,000 and a payable for $12,500. In addition, the Company agreed to assume certain tax liabilities of the previous owner of LCS, as well as enter into an employment agreement with this individual. The excess of the purchase price over the estimated fair market value of the net identifiable tangible and intangible assets acquired was $85,125 and is being amortized using the straight-line method over 35 years. The acquisition has been accounted for as a purchase. Results of operations since the purchase date are included in the Statements of Operations. Pro forma data (unaudited) as though the acquisition had been effective August 9, 1993 (inception date) is as follows:

                                                   1993         1994
                                               ------------  ------------
         Pro forma revenues                     1,678,168    5,323,941
         Pro forma net loss                        (1,504)     (76,699)

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)


 5. Lease Commitments

    The Company leases office space, warehouse facilities and certain equipment under noncancellable operating leases expiring at various dates through 1999. A certain portion of the office space is subleased to a third party under an agreement expiring in 1997. Total rent expense, including a pro rata share of the lessor's operating cost were $11,836, $93,880, $172,461, $58,711 and $81,046 for the period from inception
    (August 9, 1993) through December 31, 1993, and for the years ended December 31, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996, respectively. Future minimum lease payments under noncancellable operating leases along with sublease rental income are as follows:

                                                Operating   Sublease
         Year Ending December 31                 Leases      Income
                                               ----------- ----------
         1996                                   $215,924    $36,120
         1997                                    192,711     18,060
         1998                                    164,031
         1999                                     13,611

 6. Stockholders' Equity

    Common Stock

    In February 1994, the Company's Board of Directors amended the Articles of Incorporation of the Company, increasing the authorized $.01 par value common stock to 10,000,000 shares and declared a stock split of 1,000 common shares for each share of common stock outstanding. Accordingly, the Company's stockholders' equity and all share information has been restated to reflect this transaction, including the transfer of $9,900 of accumulated deficit to common stock.

    The Company has repurchase rights, at $.01 per common share, for shares issued in connection with the LCS acquisition (Note 4). The Company may exercise its right to repurchase the shares if certain conditions exist subsequent to the acquisition, as defined by the Employment Agreement between the Company and the former owner of LCS. These repurchase rights decline pro rata over a three-year period commencing on September 2, 1994, after which the Company's right to repurchase these shares terminates. As of September 20, 1996, 20,000 of these shares remain subject to the repurchase provision.

    The 1994 Stock Option Plan

    In July 1994, the Company adopted the 1994 Stock Option Plan, under which options to purchase up to 315,000 shares of common stock may be granted to the Company's officers, directors, employees and consultants, at exercise prices not less than 100% of the fair market value of the Company's common stock on the date of the grant. These options, which can be either incentive stock options or nonqualified stock options (as determined by the Company's Compensation Committee), vest in the manner determined by the Compensation Committee at the time of grant. Options granted to date vest in equal installments over a five-year period from the date of the grant, upon the achievement of certain sales goals in the case of certain salesmen, and/or upon the sale of the Company or an initial public offering of the Company's common stock. All options expire 10 years from the date of grant. Compensation expense related to compensatory options granted under the Plan was approximately $17,000 and $44,000 during the years ended December 31, 1994 and 1995, respectively, and approximately $24,000 during each of the six-month periods ended June 30, 1995 and 1996.

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)

    The 1995 Nonemployee Director Stock Option Plan

    In May 1995, the stockholders approved the 1995 Nonemployee Director Stock Option Plan under which options to purchase up to 150,000 shares of common stock may be granted to nonemployee directors at exercise prices not less than 100% of the fair market value of the Company's common stock on the date of grant. Initial option grants to purchase up to 10,000 shares of common stock were given to incumbent nonemployee directors on June 1, 1995. These options became exercisable on December 1, 1995. Each nonemployee director who received an initial option and who is serving as a nonemployee director at the close of business on June 1 in any year commencing with June 1, 1996, shall be automatically granted on such date an option to purchase an additional 3,000 shares of common stock. In addition, each person who becomes a nonemployee director after June 1, 1995 shall be automatically granted an option to purchase 3,000 shares of common stock effective upon his or her election or appointment to the Board of Directors and shall be automatically granted an option to purchase an additional 3,000 shares of common stock on each anniversary of the date of his or her election or appointment to the Board of Directors, providing that on such anniversary he or she is a nonemployee director. These options vest 50% after the first year and 50% the following year. Options granted under the Plan expire 10 years from the date of grant.

    The following table details option activity related to the 1994 Stock Option Plan and the 1995 Nonemployee Director Stock Option Plan:

                                                           Price Per
                                               Shares        Share
         Balances, December 31, 1993             --            --
         Granted                              161,000     $ .01
                                            -----------  --------------
         Balances, December 31, 1994          161,000     $ .01
         Granted                               55,800     $1.00-$3.50
         Cancelled                            (12,000)    $ .01
                                            -----------  --------------
         Balances, December 31, 1995          204,800     $ .01-$3.50
         Granted                              124,000     $3.50
         Cancelled                             (5,000)    $3.50
                                            -----------  --------------
         Balances, June 30, 1996              323,800     $ .01-$3.50
                                            ===========
         Options exercisable at December
         31, 1995                             116,333     $ .01-$3.50
                                            ===========  ==============
         Options exercisable at June 30,
         1996                                 113,265
                                            ===========

    Warrants

    1993: In September 1993, in connection with the guarantee by certain individuals of the Company's bank debt, the Company issued warrants to purchase 95,188 shares of common stock at a purchase price of $.7092 per share. These warrants became immediately exercisable upon issuance and expire 5 years from their date of issuance.

    1994: In April 1994, in connection with the issuance of subordinated notes payable, the Company issued warrants to purchase 62,000 shares at a purchase price of $.75 per share. These warrants became immediately exercisable upon issuance and expire 10 years from their date of issuance.

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)

    1995: In December 1995, in connection with the extension of the maturity of convertible subordinated notes payable by the holders thereof, the Company issued warrants to purchase 37,880 shares of common stock at a purchase price of $3.50 per share. These warrants became immediately exercisable upon issuance and expire 10 years from their date of issuance. Under these warrants, the holders have a right to put the warrant shares back to the Company at a price of $5.00 per share (subject to adjustment) for a period of one year after exercise, but not prior to May 1, 1998. The Company is recognizing the difference between the put price ($5.00) and the warrant exercise price through May 1, 1998.

    1996: In March 1996, in connection with the private sale of shares of common stock, the Company issued warrants to purchase 22,858 shares of common stock at a purchase price of $3.50 per share. These warrants became immediately exercisable upon issuance and expire five years from their date of issuance.

    Accounting for Stock-Based Compensation

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, "Accounting for Stock-Based Compensation" (SFAS No. 123). As permitted under SFAS No. 123, the Company will adopt the new standard in 1996. Management has not yet selected from the implementation alternatives and, therefore, has not determined the impact of this standard on the Company's 1996 financial position or results of operations.

 7. Income Taxes

    The federal and state components of the income tax (benefit) provision are as follows:

                                                                             December 31
                                                                       -----------------------
                                                                          1994        1995
                                                                        ---------  ------------
   Currently payable (refundable):
    Federal                                                             $10,000     $(10,000)
    State                                                                 3,000
                                                                        ---------  ------------
                                                                         13,000      (10,000)
   Deferred (benefit) provision                                          (8,000)       8,000
                                                                        ---------  ------------
   Income tax provision (benefit)                                       $ 5,000     $ (2,000)
                                                                        =========  ============

    The following table sets forth the components of the deferred tax assets and liabilities as of December 31, 1994 and 1995 and June 30, 1996:

                                                                   December 31
                                                               ---------------------  June 30
                                                                 1994       1995        1996
                                                               -------------------- -----------
   Net operating loss carryforwards (expire 2008-2010)                    $ 47,000    $ 37,700
   Allowances for doubtful accounts and inventory valuation    $ 5,000      10,000      15,700
   Accrued vacation and compensation                             7,000      19,000      24,000
   Amortization                                                  1,000       3,000       1,000
   Depreciation                                                 (5,000)    (12,000)     (5,000)
   Deferred tax valuation allowance                                        (67,000)    (73,400)
                                                               -------------------- -----------
   Net deferred tax asset                                      $ 8,000          --          --
                                                               ==================== ===========

    As of December 31, 1995 and June 30, 1996, the Company established a valuation allowance for any tax benefits for which management believes, based on the relative weight of currently available evidence, that it is "more likely than not" that the related net deferred tax asset will not be realized.

    Under the Internal Revenue Code, certain stock transactions, including sales of stock and the granting of warrants to purchase stock, may limit the amount of net operating loss carryforwards that may be utilized on an annual basis to offset taxable income in future periods.

                              DELTA PARTS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- Continued
         (Information related to June 30, 1995 and 1996 is unaudited)

    Significant differences between income taxes on income for financial reporting purposes and income taxes calculated using the federal statutory tax rate are as follows:

                                                             December 31               June 30
                                                         --------------------- -----------------------
                                                          1994        1995         1995        1996
                                                         -------- ------------ ----------    --------
   Provision (benefit) at federal statutory rate         $3,066     $(73,090)    $(35,000)   $ 9,300
   Limitation of net operating loss carryforward
    benefit                                                           71,090       35,000     (9,300)
   State income taxes, net of federal benefit               633
   Nondeductible business meetings and entertainment
    expenses                                                739
   Other                                                    562
                                                         ------     --------     --------    --------
                                                         $5,000     $ (2,000)    $           $
                                                         ======     ========     ========    ========

 8. Major Customers

    A portion of the Company's revenues during the years ended December 31, 1994, 1995 and the six-month periods ended June 30, 1995 and 1996 has been derived from major customers as follows:

                                For the Year Ended     For the Six Months Ended
                                   December 31                 June 30
                            -------------------------  -------------------------
                                1994         1995         1995         1996
                            -----------   -----------  -----------   -----------
   Customer A                                                           10%
   Customer B                    15%          16%          15%
   Customer C                    24%
   Customer D                    13%

    Accounts receivable credit concentrations associated with Customer B at December 31, 1995 and June 30, 1996 were $144,742 and $250,759, respectively. Accounts receivable credit concentrations associated with Customer A at June 30, 1996 were $405,698.

 9. Subsequent Events

    On June 25, 1996, the Company entered into a letter of intent to exchange each share of its outstanding common stock for shares of an acquiring company. This transaction assumes conversion of all convertible debt prior to the exchange of common shares. The transaction is structured to close simultaneously with and as a condition to the consummation of an initial public offering by the acquiring Company.

    In August 1996, the Company issued subordinated notes in exchange for $250,000 cash. The notes, which bear interest at 13%, are due on June 30, 1998, or upon the closing of an initial public offering, if earlier. In connection with the notes, the Company issued warrants to purchase 5,000 shares of common stock at $5.00 per share.

10. Contingency

    During September 1996, the Company was contacted by a former employee seeking approximately $800,000 of compensation plus punitive damages for wrongful termination. An estimate of the Company's potential liability resulting from this matter can not be made at this time. Management believes the matter is without merit. However, resolution of this matter could have a significant impact on the Company's financial position or results of operations in a future reporting period.

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Lindquist Computer Services, Inc.:

   We have audited the accompanying balance sheets of Lindquist Computer Services, Inc. as of December 31, 1993 and August 31, 1994, and the related statements of operations, stockholder's equity and cash flows for the year ended December 31, 1993, and for the eight-month period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lindquist Computer Services, Inc. as of December 31, 1993 and August 31, 1994, and the results of its operations and its cash flows for the year ended December 31, 1993, and for the eight-month period ended August 31, 1994, in conformity with generally accepted accounting principles.

                                   COOPERS & LYBRAND L.L.P.

Minneapolis, Minnesota
October 1, 1996

                      LINDQUIST COMPUTER SERVICES, INC.
                                BALANCE SHEETS
                 as of December 31, 1993 and August 31, 1994

                                                                            1993        1994
                                                                        ----------- -----------
ASSETS:
Current assets:
  Cash                                                                    $ 11,043    $  2,533
  Accounts receivable, net                                                 143,182      87,808
  Inventories                                                               51,008      88,929
  Employee receivable                                                       86,800       5,037
  Income taxes receivable                                                               14,000
  Prepaid expenses                                                           3,093         613
                                                                        ----------- -----------
     Total current assets                                                  295,126     198,920
  Property and equipment, net                                               79,663      82,734
                                                                        ----------- -----------
     Total assets                                                         $374,789    $281,654
                                                                        =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Notes payable                                                            188,580     147,449
  Accounts payable                                                          65,372      93,561
  Accrued expenses                                                          23,712      19,910
                                                                        ----------- -----------
     Total current liabilities                                             277,664     260,920
                                                                        ----------- -----------
Deferred income taxes                                                        3,400       2,900
                                                                        ----------- -----------
Commitments
Stockholder's equity:
  Common stock, no par value, 100,000 shares authorized, 1,000 shares
  issued and outstanding at August 31, 1994 and December 31, 1993            1,000       1,000
  Retained earnings                                                         92,725      16,834
                                                                        ----------- -----------
     Total stockholder's equity                                             93,725      17,834
                                                                        ----------- -----------
     Total liabilities and stockholder's equity                           $374,789    $281,654
                                                                        =========== ===========

   The accompanying notes are an integral part of the financial statements.

                      LINDQUIST COMPUTER SERVICES, INC.
                           STATEMENTS OF OPERATIONS
                     for the year ended December 31, 1993
             and for the eight-month period ended August 31, 1994

                                                            1993         1994
                                                       ------------- -----------
Revenues                                                 $1,467,084    $717,702
Cost of sales                                               752,759     372,909
                                                       ------------- -----------
 Gross profit                                               714,325     344,793
Operating expenses                                          638,799     425,224
                                                       ------------- -----------
  Operating income (loss)                                    75,526     (80,431)
Interest expense                                            (11,308)     (9,660)
Other income                                                  2,229
                                                       ------------- -----------
  Income (loss) before provision for income taxes            66,447     (90,091)
Provision (benefit) for income tax                           16,400     (14,200)
                                                       ------------- -----------
Net income (loss)                                        $   50,047    $(75,891)
                                                       ============= ===========

   The accompanying notes are an integral part of the financial statements.

                      LINDQUIST COMPUTER SERVICES, INC.
                      STATEMENTS OF STOCKHOLDER'S EQUITY
                     for the year ended December 31, 1993
             and for the eight-month period ended August 31, 1994

                                  Common   Common   Retained
                                  Shares   Stock    Earnings      Total
                                  ------- -------- ----------- -----------
Balance at December 31, 1992      1,000    $1,000   $ 42,678    $ 43,678

Net income                                            50,047      50,047
                                  ------- -------- ----------- -----------

Balance at December 31, 1993      1,000     1,000     92,725      93,725

Net loss                                             (75,891)    (75,891)
                                  ------- -------- ----------- -----------

Balance at August 31, 1994        1,000    $1,000   $ 16,834    $ 17,834
                                  ======= ======== =========== ===========

   The accompanying notes are an integral part of the financial statements.

                      LINDQUIST COMPUTER SERVICES, INC.
                           STATEMENTS OF CASH FLOWS
                     for the year ended December 31, 1993
             and for the eight-month period ended August 31, 1994

                                                                                  1993         1994
                                                                              ------------  ------------
Cash flows from operating activities:
 Net income (loss)                                                              $  50,047    $(75,891)
 Adjustments to reconcile net income (loss) from operations to net cash (used
   in) provided by operating activities:
  Depreciation                                                                     33,481      18,456
  Deferred income taxes                                                             3,400        (500)
  Changes in assets and liabilities:
   Accounts receivable                                                             51,664      55,374
   Inventories                                                                     81,681     (37,921)
   Employee receivable                                                            (86,800)     81,763
   Income taxes receivable                                                                    (14,000)
   Prepaid expenses                                                                (1,396)      2,480
   Accounts payable                                                              (166,065)     28,189
   Accrued expenses                                                                (5,068)     (3,802)
                                                                              ------------  ------------
  Net cash (used in) provided by operating activities                             (39,056)     54,148
                                                                              ------------  ------------
Cash flows from investing activities:
 Additions to property and equipment                                              (36,439)    (21,527)
                                                                              ------------  ------------
  Net cash used in investing activities                                           (36,439)    (21,527)
                                                                              ------------  ------------
Cash flows from financing activities:
 Net (repayments) borrowings on notes payable to bank                              47,899     (41,131)
                                                                              ------------  ------------
  Net cash provided by (used in) financing activities                              47,899     (41,131)
                                                                              ------------  ------------
Net decrease in cash                                                              (27,596)     (8,510)
Cash at beginning of period                                                        38,639      11,043
                                                                              ------------  ------------
Cash at end of period                                                           $  11,043    $  2,533
                                                                              ============  ============
Supplemental cash flow information:
 Interest paid                                                                  $  11,308    $  9,660
 Income taxes paid                                                                  3,553

   The accompanying notes are an integral part of the financial statements.

                      LINDQUIST COMPUTER SERVICES, INC.
                        NOTES TO FINANCIAL STATEMENTS

 1. Nature of Business and Summary of Significant Accounting Policies

    Business Description

    Lindquist Computer Services, Inc. repairs, distributes and refurbishes spare parts and subsystems for computers, point-of-sale equipment and automatic teller machines. The Company commenced operations on September 12, 1988.

    Effective August 31, 1994, substantially all of the Company's operating assets were purchased and certain liabilities were assumed by Delta Parts, Inc. (DPI) for $62,500 in cash, 60,000 shares of DPI common stock with an estimated value of $81,000 and a payable for $12,500. In addition, DPI agreed to assume certain tax liabilities of the Company.

    Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could have differed from those estimates. The most significant areas which require the use of management estimates related to the determination of the allowances for inventory obsolescence and uncollectible accounts receivable.

    Inventories were subject to technological life cycle changes which could have impacted future inventory sales prices and/or the estimated useful life of inventories.

    Revenue Recognition

    Revenue from parts sales and repairs was recognized upon shipment of the parts.

    Inventories

    Inventories were stated at the lower of cost or market, with cost determined using a method which approximated the first-in, first-out
    (FIFO) method.

    Property and Equipment

    Property and equipment were stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs were expensed as incurred. Depreciation was determined using the straight-line method over the estimated useful lives of the assets which range from three to five years. The cost and related accumulated depreciation of assets sold or disposed of were removed from the accounts and the resulting gain or loss is included in the results of operations.

    Income Taxes

    The Company utilized the asset and liability method of accounting for income taxes whereby deferred taxes were determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences were expected to reverse. Valuation allowances were established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense was the sum of taxes currently payable and the change in the deferred tax assets and liabilities during the period.

 2. Selected Balance Sheet Information

                                              1993        1994
                                          -----------  ------------
   Accounts receivable, net:
    Accounts receivable                     $153,182    $  93,056
    Less allowance for doubtful accounts     (10,000)      (5,248)
                                          -----------  ------------
                                            $143,182    $  87,808
                                          ===========  ============
   Property and equipment, net:
    Furniture and fixtures                     3,226        3,226
    Machinery and equipment                  163,435      184,962
                                          -----------  ------------
                                             166,661      188,188
    Less accumulated depreciation            (86,998)    (105,454)
                                          -----------  ------------
     Property and equipment, net            $ 79,663    $  82,734
                                          ===========  ============

 3. Financing Agreements

    Revolving Credit Agreement and Term Note Payable

    The Company had a revolving credit agreement which provided for advances up to $160,000. Amounts outstanding under this agreement bore interest, payable monthly, at the bank's reference rate plus 1.75% (the reference rate was 6% and 7.25% at December 31, 1993 and August 31, 1994). This note and the term note described below were collateralized by substantially all property and equipment, accounts receivable and inventories of the Company. This note and the term note described below were also personally guaranteed by the stockholder of the Company. Amounts outstanding under the revolving credit agreement were $150,200 and $111,619 as of December 31, 1993 and August 31, 1994, respectively.

    The Company also had a term note payable to the bank. This note was payable in monthly installments of $3,125, including principal and interest computed at 8.75%. The balance was due in August 1995. The amount outstanding on this note was $35,830 at August 31, 1994. At December 31, 1993, the Company had an outstanding balance of $38,380 under a term note payable to the bank, which included terms similar to the term note payable outstanding at August 31, 1994.

    During 1993 and 1994, the Company was in violation of certain covenants included in the revolving credit agreement and the term note payable (the agreements), which prohibited the Company from lending money to certain individuals. The Company did not obtain waivers for these violations, however, the lender did not exercise its right to declare these violations an event of default pursuant to terms of the agreements during 1993 or 1994. Balances outstanding under these agreements were classified as current liabilities in the Balance Sheets.

 4. Lease Commitments

    The Company leased office space, warehouse facilities and certain equipment under noncancellable operating leases. Total rent expense, including a pro rata share of the lessor's operating costs were $116,722 and $61,392 for the year ended December 31, 1993 and the eight-month period ended August 31, 1994, respectively. Future minimum lease payments under noncancellable operating leases were assumed by DPI in connection with the acquisition of certain assets and liabilities of the Company by DPI.

 5. Income Taxes

    The federal and state components of the income tax provision are as follows:

                                                           1993        1994
                                                         ---------  ------------
   Currently payable (refund receivable):
    Federal                                              $ 9,500     $(14,000)
    State                                                  3,500          300
                                                         ---------  ------------
                                                          13,000      (13,700)
   Deferred provision (benefit)                            3,400         (500)
                                                         ---------  ------------
   Income tax provision (benefit)                        $16,400     $(14,200)
                                                         =========  ============

    The $3,400 and $2,900 deferred tax liability recorded as of December 31, 1993 and August 31, 1994, respectively, was the result of excess depreciation expense deducted for income tax purposes and the allowance for uncollectible accounts receivable which was not deductible for income tax purposes.

 =============================================================================

   No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offer other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or solicitation of any offer to buy by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

   Until , 1996 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

                                                       Page
                                                    ---------
Prospectus Summary                                       3
Risk Factors                                             7
Organization                                            11
Use of Proceeds                                         11
Dividend Policy                                         11
Capitalization                                          12
Dilution                                                13
Selected Pro Forma Combined Financial Data              14
Management's Discussion and Analysis of Pro Forma
  Combined Financial Condition and Pro Forma
  Combined Results of Operations                        16
Selected Financial Data of ExpressPoint and the
  Founding Companies                                    18
Management's Discussion and Analysis of Financial
  Condition and Results of Operations of the
  Founding Companies                                    20
Business                                                24
Management                                              33
Principal and Selling Stockholders                      39
Description of Securities                               40
Certain Transactions                                    41
Shares Eligible for Future Sale                         42
Underwriting                                            43
Legal Matters                                           44
Experts                                                 44
Additional Information                                  44
Index to Financial Statements                          F-1

 =============================================================================






 =============================================================================

                                    [Logo]

                                 EXPRESSPOINT
                                  TECHNOLOGY
                                SERVICES, INC.

                               2,000,000 Shares

                                 Common Stock

                                  ----------
                                  PROSPECTUS
                                  ----------

                            Rodman & Renshaw, Inc.

                                        , 1996
 =============================================================================

                                   PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.
   The following table sets forth the various expenses incurred by the Company in connection with the sale and distribution of the Common Stock being offered hereby, other than the underwriting discounts and commissions. All amounts shown are estimated except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq application fee.

   SEC registration fee                      $    7,931
   NASD filing fee                                2,800
   Nasdaq application fee                        28,785
   Printing expenses                            150,000
   Fees and expenses of Company Counsel         300,000
   Fees and expenses of Company Accountants     460,000
   Financial Advisory Fee                       150,000
   Transfer Agent and Registrar fees             20,000
   Blue Sky fees and expenses                    25,000
   Miscellaneous                                 85,484
                                            ------------
     TOTAL                                   $1,230,000
                                            ============

Item 14. Indemnification of Directors and Officers.
   Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

   The Company's Certificate of Incorporation and By-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the law of the State of Delaware.

   The Underwriting Agreement (a form of which appears as Exhibit 1.1 hereto) provides that the Underwriter will indemnify the Company's directors and officers in certain circumstances.

   The Company intends to maintain liability insurance for the benefit of the Company and its directors and officers.

Item 15. Recent Sales of Unregistered Securities.
   (a) Roger Barzun, the organizer of the registrant, purchased 100 shares of Common Stock in April 1996.

   (b) The Registrant has issued options to six Amcom employees covering 879,892 shares of Common Stock.

   In issuing such securities, the Company relied upon the exemption from the registration and prospectus delivery requirements of the Securities Act provided by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.
   (a) The exhibits listed in the following table have been filed as part of the Registration Statement.

   1.1       Form of Underwriting Agreement dated October   , 1996
   2.1       Agreement and Plan of Reorganization among the Company, Amcom Acquisition Corp. and Amcom
                 Corporation dated as of October 14, 1996
   2.2       Agreement and Plan of Reorganization among the Company, Delta Acquisition Corp. and Delta Parts,
                 Inc. dated as of October 14, 1996
   3.1       Certificate of Incorporation of the Company and Amendments thereto
   3.2       Bylaws of the Company
  4.1*       Speciman Form of the Company's Common Stock Certificate
  5.1*       Opinion of Leonard, Street and Deinard Professional Association
   9.1       Form of Irrevocable Proxy of Shareholders of Amcom Corporation
   9.2       Form of Irrevocable Proxy of Shareholders of Delta Parts, Inc.
  10.1       1996 Employee Stock Option Plan
  10.2       1996 Non-Employee Director Stock Option Plan
  10.3       1996 Employee Stock Purchase Plan
 10.4*       Employment Agreement and Non-Statutory Stock Option Agreement between Company and Del M.
                 Johnson dated as of September 27, 1996
 10.5*       Employment Agreement between Company and Michael F. Cibulka dated as of September 27, 1996
 10.6*       Employment Agreement between Company and Mark P. Duffy dated as of September 27, 1996
 10.7*       Employment Agreement and Non-Statutory Stock Option Agreement between Company and Dana J. Pekas dated as of September 27, 1996
 10.8*       Employment Agreement between Company and John T. Harnett dated as of September 27, 1996
 10.9*       Employment Agreement and Non-Statutory Stock Option Agreement between Company and Timothy R. Balko dated as of September 27, 1996
10.10*       Employment Agreement and Non-Statutory Stock Option Agreement between Company and Betsy J. Martin dated as of September 27, 1996
10.11*       Employment Agreement between Company and Andrea J. Lindblad dated as of September 27, 1996
10.12*       Employment Agreement between Company and Joel Lindquist dated as of September 27, 1996
10.13*       Employment Agreement and Non-Statutory Stock Option Agreement between Company and Jordan Pekas dated as of September 27, 1996

                                     II-2


 10.14*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Robert K.
                 Spinner dated as of September 27, 1996
 10.15+      Amcom Corporation Contract Addendum IBM 4680 P.O.S. System Agreement Extension dated August 1,
                 1996 between Amcom Corporation and NCR Corporation
 10.16+      Amcom Corporation Contract Addendum IBM 4680 P.O.S. System Agreement between Amcom Corporation and
                 AT&T Global Information Solutions dated May 16, 1995
 10.17+      NCR Puerto Rico/Amcom Corporation IBM POS Agreement between Amcom Corporation and NCR-Puerto Rico dated March 1, 1996
10.18*       Support Agreement between Amcom Corporation and AT&T Global Information Solutions, dated July 1,
                 1991
 10.19+      NCR/Amcom Support Agreement between Amcom Corporation and NCR Corporation, dated July 1, 1989
  10.20      Basic Order Agreement No. 22398 between Amcom Corporation and Digital Equipment Corporation for
                 Spares, Repairs, Expendables, Exchanges, dated March 12, 1996
  10.21      Division Repair/Refurbishment Agreement, Support Materials Organization, Contract Number C2-603,
                 Revision A, between Delta Parts, Inc. and Support Materials Organization, a division of the
                 Hewlett-Packard Company, as of February 20, 1996
  10.22      Agreement between Delta Parts, Inc. and Digital Equipment Corporation, dated
                 June 25, 1996
  10.23      Amendment and Extension Agreement Amendment No. 03 to Agreement 19649, between Delta Parts, Inc.
                 and Digital Equipment Corporation dated January 30, 1996 and Amendment No. 05 to Basic Order
                 Agreement No. 19649 between Delta Parts, Inc. and Digital Equipment Corporation dated November
                 11, 1994
  10.24      Office/Warehouse Lease between Amcom Corporation and First Wisconsin National Bank of Milwaukee
                 for premises located at 6205-6209 Bury Drive, Eden Prairie, Minnesota dated April 6, 1990 and
                 Amendments thereto
  10.25      Consent to Sublease between the Equitable Life Assurance Society of the United States and Viking
                 Press, Inc. dated September 18, 1995 and attached Sublease between Amcom Corporation and Viking
                 Press, Inc. for the premises located at 7524-7530 Washington Avenue South, Eden Prairie,
                 Minnesota, dated September 18, 1995
  10.26      Lease between Amcom Corporation and Equitable Life Assurance Society of the United States for the
                 premises located at 7524-7530 Washington Avenue South, Eden Prairie, Minnesota, dated September
                 1, 1995
  10.27      Line of Credit for Amcom Corporation by Fidelity Bank, dated September 10, 1996
 10.28*      Line of Credit for Amcom Corporation by IBM Credit Corporation's Remarketer Financing Program,
                 dated June 8, 1995.
  10.29      Loan Agreement between Delta Parts, Inc. and Century Bank National Association and related documents, dated July 17, 1996
  10.30      Loan Agreement, Note and Security Agreement between Delta Parts, Inc. and Century Bank National
                 Association guaranteed by the Small Business Administration
  10.31      Consulting Agreement between Delta Parts, Inc. and Kramer Capital Management, Inc., dated October
                 18, 1995 and Amendments thereto and Assignment, Assumption and Amendment Agreement among
                 ExpressPoint Technology Services, Inc., Delta Parts, Inc. and Kramer Capital Management, Inc.
                 dated September 30, 1996 and Promissory Note payable by ExpressPoint Technology Services, Inc.
                 to Kramer Capital Management, Inc., dated September 30, 1996
  10.32      Promissory Note payable by Michael F. Cibulka to Delta Parts, Inc., dated July 15, 1996
  10.33      Promissory Note payable by Mark P. Duffy to Delta Parts, Inc., dated December 10, 1994
   11.1      Statement of Computation of Pro Forma Combined Per Share Earnings
   21.1      Subsidiaries of the Company
   23.1      Consent of Coopers & Lybrand L.L.P.
   23.2      Consent of Coopers & Lybrand L.L.P.
   23.3      Consent of Coopers & Lybrand L.L.P.

                                     II-3


 23.4        Consent of Coopers & Lybrand L.L.P.
 23.5        Report of Independent Accountants on Financial Statement Schedule
 23.6        Report of Independent Accountants on Financial Statement Schedule
 23.7        Report of Independent Accountants on Financial Statement Schedule
23.8*        Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
 24.1        Powers of Attorney (included on signature page)
 27.1        Financial Data Schedule

* To be filed by amendment
+ Confidential treatment requested as to certain portions

   (b) Financial Statement Schedules

   Schedule II -- Valuation and Qualifying Accounts, Amcom Corporation

   Schedule II -- Valuation and Qualifying Accounts, Delta Parts, Inc.

   Schedule II -- Valuation and Qualifying Accounts, Lindquist Computer Services, Inc.

Item 17. Undertakings.
   (a) The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that:
       (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.
       (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on October 16, 1996.

                      EXPRESSPOINT TECHNOLOGY SERVICES, INC.
                      By: s/Michael F. Cibulka
                           ---------------------------------------------------
                          Michael F. Cibulka
                          President, Chief Executive
                          Officer and Director

   In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated on October 16, 1996. Each person whose signature to this registration statement appears below hereby constitutes and appoints Michael
F. Cilbulka and Delmont Johnson, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effect amendments to this registration statement, and any and all instruments or documents filed as part of or in consideration with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

        Signature                                         Title
 -------------------------     ------------------------------------------------------------
s/Michael F. Cibulka
   -----------------------    President, Chief Executive Officer and Director
Michael F. Cibulka            (principal executive officer)
s/Del M. Johnson
   -----------------------
Del M. Johnson                Vice-Chairman of the Board and President of Amcom Division
s/David R.A. Steadman
   -----------------------
David R.A. Steadman           Chairman of the Board
s/John Harnett
   -----------------------    Vice-President, Chief Financial Officer and Treasurer
John Harnett                  (principal financial and accounting officer)
s/Betsy Martin
   -----------------------
Betsy Martin                  Vice-President and Controller
s/Larry Stroup
   -----------------------
Larry Stroup                  Director
s/Mark Duffy
   -----------------------
Mark Duffy                    Director
s/Dana Pekas
   -----------------------
Dana Pekas                    Vice-President, Sales and Director

                                                                   SCHEDULE II
                              AMCOM CORPORATION
                      VALUATION AND QUALIFYING ACCOUNTS

                                    Balance at    Charged to    Charged             Balance at
                                   beginning of   costs and     against               end of
Description                           period       expenses     accounts    Other     period
 -------------------------------- -------------- ------------ ------------  ------- ------------
Allowance for Doubtful Accounts
  Year ended May 31, 1994            $ 1,954       $39,560      $(21,514)    $--      $20,000
  Year ended May 31, 1995             20,000           540       (10,783)     --        9,757
  Year ended May 31, 1996              9,757        79,627       (67,627)     --       21,757

                                                                   SCHEDULE II
                              DELTA PARTS, INC.
                      VALUATION AND QUALIFYING ACCOUNTS

                                                    Balance at    Charged to    Charged            Balance at
                                                   beginning of   costs and     against              end of
Description                                           period       expenses    accounts    Other     period
------------------------------------------------- -------------- ------------ -----------  ------- ------------
Allowance for Doubtful Accounts
  Period from inception (August 9, 1993) through
    December 31, 1993                                 $   --       $    --      $    --   $   --     $    --
  Year ended December 31, 1994                            --         8,304       (2,304)   5,248      11,248
  Year ended December 31, 1995                        11,248         2,000       (6,640)      --     $ 6,608

Reserve for Inventory Obsolescence
  Period from inception (August 9, 1993) through
    December 31, 1993                                 $   --       $    --      $    --   $   --     $    --
  Year ended December 31, 1994                            --        16,000           --       --      16,000
  Year ended December 31, 1995                        16,000        27,206           --       --     $43,206

                                                                   SCHEDULE II
                      LINDQUIST COMPUTER SERVICES, INC.
                      VALUATION AND QUALIFYING ACCOUNTS

                                             Balance at    Charged to    Charged             Balance at
                                            beginning of    costs and    against               end of
Description                                     period      expenses     accounts    Other     period
 -------------------------------------------------------- ------------ -----------  -------  ------------
Allowance for Doubtful Accounts
  Year ended December 31, 1993                  $  --          --             --      --      $10,000
  Eight-month period ended August 31, 1994      10,000         --         ($4,752)    --      $ 5,248

                                 EXHIBIT INDEX


                                                                                                                        SEQUENTIAL
 EXHIBIT                                                                                                                   PAGE
 NUMBER                     EXHIBIT                                                                                       NUMBERS
 -------                    -------                                                                                     -----------
   1.1       Form of Underwriting Agreement dated October   , 1996                                                           --
   2.1       Agreement and Plan of Reorganization among the Company, Amcom Acquisition Corp. and Amcom
                 Corporation dated as of October 14, 1996                                                                    --
   2.2       Agreement and Plan of Reorganization among the Company, Delta Acquisition Corp. and Delta Parts,
                 Inc. dated as of October 14, 1996                                                                           --
   3.1       Certificate of Incorporation of the Company and Amendments thereto                                              --
   3.2       Bylaws of the Company                                                                                           --
   4.1*      Speciman Form of the Company's Common Stock Certificate                                                         --
   5.1*      Opinion of Leonard, Street and Deinard Professional Association                                                 --
   9.1       Form of Irrevocable Proxy of Shareholders of Amcom Corporation                                                  --
   9.2       Form of Irrevocable Proxy of Shareholders of Delta Parts, Inc.                                                  --
  10.1       1996 Employee Stock Option Plan                                                                                 --
  10.2       1996 Non-Employee Director Stock Option Plan                                                                    --
  10.3       1996 Employee Stock Purchase Plan                                                                               --
  10.4*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Del M.
                 Johnson dated as of September 27, 1996                                                                      --
  10.5*      Employment Agreement between Company and Michael F. Cibulka dated as of September 27, 1996                      --
  10.6*      Employment Agreement between Company and Mark P. Duffy dated as of September 27, 1996                           --
  10.7*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Dana J. Pekas
                 dated as of September 27, 1996                                                                              --
  10.8*      Employment Agreement between Company and John T. Harnett dated as of September 27, 1996                         --
  10.9*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Timothy R. Balko
                 dated as of September 27, 1996                                                                              --
 10.10*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Betsy J. Martin
                 dated as of September 27, 1996                                                                              --
 10.11*      Employment Agreement between Company and Andrea J. Lindblad dated as of September 27, 1996                      --
 10.12*      Employment Agreement between Company and Joel Lindquist dated as of September 27, 1996                          --
 10.13*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Jordan Pekas
                 dated as of September 27, 1996                                                                              --
 10.14*      Employment Agreement and Non-Statutory Stock Option Agreement between Company and Robert K.
                 Spinner dated as of September 27, 1996                                                                      --
 10.15+      Amcom Corporation Contract Addendum IBM 4680 P.O.S. System Agreement Extension dated August 1,
                 1996 between Amcom Corporation and NCR Corporation                                                          --
 10.16+      Amcom Corporation Contract Addendum IBM 4680 P.O.S. System Agreement between Amcom Corporation and
                 AT&T Global Information Solutions dated May 16, 1995                                                        --
 10.17+      NCR Puerto Rico/Amcom Corporation IBM POS Agreement between Amcom Corporation and NCR-Puerto Rico
                 dated March 1, 1996                                                                                         --
 10.18*      Support Agreement between Amcom Corporation and AT&T Global Information Solutions, dated July 1,
                 1991                                                                                                        --
 10.19+      NCR/Amcom Support Agreement between Amcom Corporation and NCR Corporation, dated July 1, 1989                   --
 10.20       Basic Order Agreement No. 22398 between Amcom Corporation and Digital Equipment Corporation for
                 Spares, Repairs, Expendables, Exchanges, dated March 12, 1996                                               --
 10.21       Division Repair/Refurbishment Agreement, Support Materials Organization, Contract Number C2-603,
                 Revision A, between Delta Parts, Inc. and Support Materials Organization, a division of the
                 Hewlett-Packard Company, as of February 20, 1996                                                            --



                                                                                                                        SEQUENTIAL
 EXHIBIT                                                                                                                   PAGE
 NUMBER                     EXHIBIT                                                                                       NUMBERS
 -------                    -------                                                                                     -----------
 10.22       Agreement between Delta Parts, Inc. and Digital Equipment Corporation, dated
                 June 25, 1996                                                                                               --
 10.23       Amendment and Extension Agreement Amendment No. 03 to Agreement 19649, between Delta Parts, Inc.
                 and Digital Equipment Corporation dated January 30, 1996 and Amendment No. 05 to Basic Order
                 Agreement No. 19649 between Delta Parts, Inc. and Digital Equipment Corporation dated November
                 11, 1994                                                                                                    --
 10.24       Office/Warehouse Lease between Amcom Corporation and First Wisconsin National Bank of Milwaukee
                 for premises located at 6205-6209 Bury Drive, Eden Prairie, Minnesota dated April 6, 1990 and
                 Amendments thereto                                                                                          --
 10.25       Consent to Sublease between the Equitable Life Assurance Society of the United States and Viking
                 Press, Inc. dated September 18, 1995 and attached Sublease between Amcom Corporation and Viking
                 Press, Inc. for the premises located at 7524-7530 Washington Avenue South, Eden Prairie,
                 Minnesota, dated September 18, 1995                                                                         --
 10.26       Lease between Amcom Corporation and Equitable Life Assurance Society of the United States for the
                 premises located at 7524-7530 Washington Avenue South, Eden Prairie, Minnesota, dated September
                 1, 1995                                                                                                     --
 10.27       Line of Credit for Amcom Corporation by Fidelity Bank, dated September 10, 1996                                 --
 10.28*      Line of Credit for Amcom Corporation by IBM Credit Corporation's Remarketer Financing Program,
                 dated June 8, 1995.                                                                                         --
 10.29       Loan Agreement between Delta Parts, Inc. and Century Bank National Association and related
                 documents, dated July 17, 1996                                                                              --
 10.30       Loan Agreement, Note and Security Agreement between Delta Parts, Inc. and Century Bank National
                 Association guaranteed by the Small Business Administration                                                 --
 10.31       Consulting Agreement between Delta Parts, Inc. and Kramer Capital Management, Inc., dated October
                 18, 1995 and Amendments thereto and Assignment, Assumption and Amendment Agreement among
                 ExpressPoint Technology Services, Inc., Delta Parts, Inc. and Kramer Capital Management, Inc.
                 dated September 30, 1996 and Promissory Note payable by ExpressPoint Technology Services, Inc.
                 to Kramer Capital Management, Inc., dated September 30, 1996                                                --
 10.32       Promissory Note payable by Michael F. Cibulka to Delta Parts, Inc., dated July 15, 1996                         --
 10.33       Promissory Note payable by Mark P. Duffy to Delta Parts, Inc., dated December 10, 1994                          --
 11.1        Statement of Computation of Pro Forma Combined Per Share Earnings                                               --
 21.1        Subsidiaries of the Company                                                                                     --
 23.1        Consent of Coopers & Lybrand L.L.P.                                                                             --
 23.2        Consent of Coopers & Lybrand L.L.P.                                                                             --
 23.3        Consent of Coopers & Lybrand L.L.P.                                                                             --
 23.4        Consent of Coopers & Lybrand L.L.P.                                                                             --
 23.5        Report of Independent Accountants on Financial Statement Schedule                                               --
 23.6        Report of Independent Accountants on Financial Statement Schedule                                               --
 23.7        Report of Independent Accountants on Financial Statement Schedule                                               --
 23.8*       Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)                       --
 24.1        Powers of Attorney (included on signature page)                                                                 --
 27.1        Financial Data Schedule                                                                                         --

--------------
* To be filed by amendment
+ Confidential treatment requested as to certain portions